UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
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Myriad Genetics, Inc.
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PRELIMINARY PROXY STATEMENT-SUBJECT TO COMPLETION DATED MARCH 30, 2023

“At Myriad Genetics, we have a mission to advance health and well-being for all. That means empowering patients to take control of their health and enabling healthcare providers to better detect, treat and prevent disease. Genetic insights and precision medicine play an important role in advancing care, improving access and reducing costs, and we are proud of our decades-long tradition of collaboration and partnership with healthcare providers to lead these efforts. To further our mission in 2022, we continued executing against our long-term strategic plan and building on our foundation for innovation and sustainable growth. We believe the market’s growing response to our commercial initiatives has given us tremendous momentum as we embark on 2023.”

Paul J. Diaz
President and CEO
Myriad Genetics

Dear Stakeholders,

In the years following the COVID-19 pandemic, our business has seen no shortage of market obstacles to overcome. The year 2022 was defined by volatility in the form of rising inflation, increased interest rates and a challenging time in the capital markets. Despite these headwinds, we remained steadfast in our mission to advance health and well-being for all by continuing to focus on our patients and the providers who serve them. We’ve seen positive impacts in all areas of our organization, and we owe much of our success to our teammates and the thousands of healthcare professionals we’ve partnered and collaborated with over the years. I offer my sincere appreciation to our customers, partners, employees and the entire healthcare community for their support and confidence.

Strategic Priorities

Our strategic priorities reflect our goal to be a differentiated partner with specialized expertise. It is underpinned by three principles:

Innovative science that improves clinical outcomes, ease of use and access.

Since the founding of our company, we have served more than seven million patients through our genetic tests and screens. With more than 42,000 active ordering physicians and 95% of payers covering Myriad hereditary cancer testing in network, there is a wealth of opportunity to focus and improve our efforts in the areas of clinical outcomes, ease of use and access. Through new offerings such as a unified ordering portal, our partnership with ClinVar and Epic, and faster test result turnaround times, we’re making it easier to work with us, and we are creating greater access to our science.

Building scalable enterprise capabilities to accelerate growth.

In 2022, we continued to execute against our commercial and operational growth initiatives and took action to enhance our core infrastructure. We improved our online presence to more fully digitize provider, patient and payor engagement, and our unified ordering portal made its limited launch debut with continued roll-out planned into 2023. We launched our first Epic electronic medical record (EMR) integration with an expected phased roll-out into 2023 and beyond. Finally, we continued to refine our revenue cycle management activities which showed significant improvement in 2021 and 2022. As a result, we can now better communicate our differentiated value proposition, remove friction for healthcare providers and their patients and gain reimbursement levels that reflect the value of our diagnostic offerings.

Disciplined execution and delivery of consistent results.

The year 2022 revealed many of our strengths and strategic advantages. First, we have grown total test volume every year since 2020 and know how to get paid for our tests. We believe product pricing is stable, and we have visibility into pricing moving forward. We also have a disciplined cost management structure, as we expect to maintain our strong gross margins and manage our operating expenses. Furthermore, we are committed to effective capital deployment in key areas that will improve the customer experience and have identified clear growth catalysts through the expected introduction of new solutions such as FirstGene, minimal residual disease (MRD) and Precise Liquid and strategic tuck-in acquisitions like Gateway Genomics.

Financial and Operating Performance

We saw positive trends build throughout the course of 2022 and ended the year with fourth quarter total revenue growing 11% year-over-year. This increase was driven by double-digit growth in both MyRisk®hereditary cancer testing and GeneSight testing volumes. Our full-year 2022 revenue of $678 million represents a 6% increase from 2021, excluding divested businesses, and we continue to maintain industry-leading gross margins while strategically investing in product innovation, core infrastructure, automated customer journey and new talent.

Business Highlights

Oncology

We provide physicians with insights to guide and clarify cancer treatment with genetic testing and companion diagnostic tests. In the fourth quarter 2022, we saw a 9% increase in quarterly volumes compared to the fourth quarter of 2021. The Oncology business delivered $75.9 million in revenue in the fourth quarter with a reported test volume of approximately 50,000. With Prolaris, our market-leading prostate cancer test, we continue to reach patients with diagnosed prostate cancer to provide them and their physicians with information to guide treatment decisions. In the fourth quarter, Prolaris volumes increased by 17% year-over-year. Moreover, in March 2023, we expanded our strategic partnership with Illumina to broaden access and availability of oncology homologous recombination deficiency (HRD) testing in the United States. This expanded partnership also establishes a unique companion diagnostic (CDx) alliance for the pharmaceutical industry, which we believe will enable more clinical research for gene-based, targeted therapies.

Women’s Health

We serve women assessing their risk of cancer and offer prenatal testing for those who are pregnant or planning a family. Salesperson productivity increased by 10% in the fourth quarter 2022 which drove a quarterly volume increase of 35% from the fourth quarter of 2021. We have an exciting future ahead with the upcoming launch of FirstGene, a 4-in-1 prenatal and carrier screening test. Furthermore, in November 2022, we closed and successfully integrated the acquisition of Gateway Genomics and its leading product, SneakPeek, an early gender DNA test. SneakPeek continues to perform well across its commercial channels.

Mental Health

Our GeneSight® Psychotropic test helps physicians better understand how antidepressants and other drugs may affect patients based on their genetic makeup. In 2022, GeneSight continued to see increased adoption by providers which drove exceptional growth supported by a commercial model that is highly focused on digital engagement and inside sales. Fourth quarter 2022 volume for GeneSight increased 23% compared to the fourth quarter of 2021. Furthermore, we added more than 3,000 clinicians who ordered GeneSight for the first time in the fourth quarter 2022 and totaled 1.6 million visitors to our website in 2022.

Innovation and Technology

In addition to product portfolio enhancements, we are investing more than $50 million in technology to improve the customer experience. We executed a limited launch of our unified ordering portal with continued roll-out planned into 2023. Through this investment, we expect patients and healthcare providers to reap the benefits of access and ease of use through the portal’s EMR integration, results reporting and billing features.

We also anticipate the 2023 opening of our state-of-the-art Labs of the Future. A new LEED-certified research and innovation center is under construction in South San Francisco at the Nexus on Grand biotech center, and an advanced molecular diagnostics laboratory in Salt Lake City is near completion. Together, we believe these new facilities will represent two of the most revolutionary genome centers in the world, bringing new sequencing capabilities powered by advanced robotics and data analytics. All of this means better, faster and more accurate results for the patients and healthcare providers who rely on them.

Talent and Culture

Myriad Genetics is committed to professional and personal development. We believe learning and growth at work – and in life – is a journey and life-long process. To this end, our People Services Team launched Learning@Myriad in 2022, providing expert-curated content that’s engaging and relevant to employees while also impactful to our business. In the past year, we partnered with Executive Education at the University of Utah to create a teammate learning and development program focused on actionable leadership competencies.

Commitment to Environmental and Social Responsibility and Governance

We are committed to high standards of environmental and social responsibility, and governance (ESG).

Diversity, Equity and Inclusion

Women make up 62% of our workforce, 46% of leadership roles, and 33% of our Board members, including the Chair of our Board, and 44% of our Board members come from diverse gender, ethnic, and cultural backgrounds. A key initiative in our Diversity, Equity and Inclusion (DEI) efforts is to build a strong pipeline of diverse talent for the industry. In 2022, we partnered with North Carolina Central University to create an internship program that focuses on connecting with students and introducing them to Myriad. Students spent a summer working with us on projects, learning about genetics and how to chart their own path in the industry. As a result, we formed a positive relationship with North Carolina Central University and intend to expand the program in 2023.

Environment

In 2022, we placed a focus on improving our environmental footprint. We conducted an assessment to develop a baseline for our environmental impact. The results from the study will allow us to create an action plan to reduce our emissions and environmental footprint. In our laboratories, we actively track our recycling of plastics, and in the coming year, we plan to create enterprise-wide environmental goals.

Governance

The Board of Directors considers its composition, diversity, capabilities, expertise and experience in view of business strategies, challenges, and opportunities. Our board members come from diverse gender, ethnic and cultural backgrounds, representing the stakeholders we serve. In 2022, we welcomed Paul M. Bisaro as a new board member. With an extensive career in the pharmaceutical industry serving in executive chairman, CEO and multiple other senior executive roles, Mr. Bisaro brings a wealth of experience to help Myriad continue its positive impact on patient lives and creating shareholder value.

2023 Annual Meeting of Stockholders

We invite you to participate in our virtual 2023 Annual Meeting of Stockholders, during which you will be able to vote your shares electronically and submit questions. We will ask you to (1) elect three Class III directors to our Board of Directors, (2) ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2023, (3) approve, on a non-binding advisory basis, the executive compensation of our named executive officers; (4) approve, on an advisory basis, the frequency of holding an advisory vote on the compensation of our named executive officers every year; (5) approve an amendment to our 2017 Employee, Director and Consultant Equity Incentive Plan, to replenish the share pool for equity incentive grants; (6) approve an amendment to the Company’s Restated Certificate of Incorporation to add a federal forum selection clause; (7) approve an amendment to the Company’s Restated Certificate of Incorporation to limit the personal liability of certain of our senior officers; and (8) act on any other business matters properly brought before the meeting. More information is included in our proxy statement. Your vote is important to us. Whether you attend the Annual Meeting or not, please vote promptly and submit your proxy online, by telephone, or by following the instructions on the proxy card or voting instruction card.

An Optimistic Future

In hindsight, 2022 provided no shortage of challenges in a volatile market with ever-evolving patient and healthcare provider needs. Yet our mission remains at the forefront of every decision we make and action we take, and it has ultimately fueled our growth and success. Our mission will continue to drive us forward into 2023 and beyond. Again, I want to thank our teammates for their dedication to the opportunity to advance genetic testing and precision medicine and express sincere gratitude to our customers, shareholders, and investors for their confidence in us and our company. I firmly believe this level of partnership, collaboration, support and dedication positions us for lasting success as we work diligently to reach our goals and exceed your expectations.

Sincerely,

Paul J. Diaz
President and Chief Executive Officer
Myriad Genetics, Inc.

PRELIMINARY PROXY STATEMENT-SUBJECT TO COMPLETION DATED MARCH 30, 2023
MYRIAD GENETICS, INC.
320 Wakara Way
Salt Lake City, Utah 84108

Notice of 2023 Annual Meeting of Stockholders

Time: 11:30 a.m. EDT

Date: Thursday, June 1, 2023

Place: This year’s Annual Meeting of Stockholders (the "Annual Meeting") will be a virtual meeting via live webcast on the Internet. You will be able to attend the Annual Meeting, vote and submit your questions during the meeting by visiting the following URL: www.virtualshareholdermeeting.com/MYGN2023 and entering the 16-digit control number included in the Notice of Internet Availability of Proxy Materials or proxy card that you receive. For further information about the virtual Annual Meeting, please call our investor relations department at (801) 584-3532.

Purposes:

1. To elect three Class III directors to the Board of Directors to serve until the 2026 Annual Meeting of Stockholders;

2. To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023;

3. To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement;

4. To approve, on an advisory basis, the frequency of holding an advisory vote on the compensation of our named executive officers every year;

5. To approve a proposed amendment to our 2017 Employee, Director and Consultant Equity Incentive Plan, as amended, to replenish the share pool for equity incentive grants;

6. To approve an amendment to the Company's Restated Certificate of Incorporation, as amended, to add a federal forum selection clause;

7. To approve an amendment to the Company's Restated Certificate of Incorporation, as amended, to limit the personal liability of certain senior officers of the Company as permitted by recent amendments to Delaware law; and

8. To transact such other business that is properly presented at the Annual Meeting and any adjournments or postponements thereof.

Who May Vote:

You may vote if you were an owner of record of Myriad Genetics, Inc. common stock at the close of business on April 6, 2023. A list of stockholders of record will be available for inspection during the ten days prior to the meeting at the office of the Corporate Secretary at Myriad Genetics, Inc., 320 Wakara Way, Salt Lake City, Utah 84108.

All stockholders are cordially invited to attend the Annual Meeting. Whether you plan to attend the meeting or not, please vote by following the instructions on the Notice of Internet Availability of Proxy Materials that you have previously received, or will shortly receive, which we refer to as the Notice, or in the section of this proxy statement entitled ‘‘Important Information About the Annual Meeting and Voting — How Do I Vote?’’ or, if you requested printed proxy materials, your proxy card. You may change or revoke your proxy at any time before it is voted.

On or about April [ ], 2023, we began sending the Notice to all stockholders entitled to vote at the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Paul J. Diaz
President and Chief Executive Officer

April [ ], 2023

Important Notice Regarding the Availability of Proxy Materials for
the Stockholder Meeting to be held on June 1, 2023

This proxy statement, and our annual report on Form 10-K to stockholders for the year ended December 31, 2022, are available for viewing, printing, and downloading at www.proxyvote.com. To view these materials, please have available your 16-digit control number(s) that appears on your Notice or proxy card. On this website, you can also elect to receive future distributions of our proxy statements and annual reports to stockholders by electronic delivery.

Additionally, you may find a copy of our annual report on Form 10-K, which includes our financial statements for the year ended December 31, 2022, on the website of the Securities and Exchange Commission at www.sec.gov, or in the ‘‘Financial Reporting/SEC Filings’’ section of the ‘‘Investor Relations’’ section of our website at www.myriad.com. You also may obtain a printed copy of our annual report on Form 10-K, including our financial statements from us, free of charge, by sending a written request to: Corporate Secretary, Myriad Genetics, Inc., 320 Wakara Way, Salt Lake City, Utah 84108. Exhibits will be provided upon written request and payment of an appropriate processing fee.

Cautionary Information and Forward-Looking Statements

This proxy statement contains forward-looking statements about future events and circumstances. Generally speaking, any statement not based upon historical fact is a forward-looking statement. Forward-looking statements can also be identified by the use of forward-looking or conditional words such as “could,” “should,” “can,” “continue,” “estimate,” “forecast,” “intend,” “look,” “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” “remain,” “goal,” "strategy" and “commit” or similar expressions. In particular, statements regarding our plans, strategies, prospects and expectations regarding our business and industry are forward-looking statements. They reflect our expectations, are not guarantees of performance and speak only as of the date of this proxy statement. Except as required by law, we do not undertake to update such forward-looking statements. You should not rely unduly on forward-looking statements. Our business results are subject to a variety of risks, including those that are described in our annual report on Form 10-K for the year ended December 31, 2022 and elsewhere in our filings with the Securities and Exchange Commission. If any of these considerations or risks materialize or intensify, our expectations (or underlying assumptions) may change and our performance may be adversely affected.

Website links included in this proxy statement are for convenience only. Information contained on or accessible through such website links is not incorporated herein and does not constitute a part of this proxy statement.

Table of Contents

Page
PROXY SUMMARY	1
IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING	6
MANAGEMENT AND CORPORATE GOVERNANCE	13

The Board of Directors	13
Board Composition and Refreshment	13
Board of Director Qualifications, Expertise, and Attributes	20
Director Capability Definitions	20
Director Capability Matrix	21
Board Diversity	21
Director Independence	21
Leadership Structure of the Board	22
Board’s Role in the Oversight of Risk Management	22
Board’s Consideration of Diversity	22
Board’s Disclosure of Third-Party Director and Nominee Compensation	22
Committees of the Board of Directors and Meetings	22
Stockholder Communications to the Board	26
Executive Officers	26
ENVIRONMENTAL AND SOCIAL RESPONSIBILITY AND GOVERNANCE	30
EXECUTIVE COMPENSATION	32
Compensation Discussion and Analysis	32
Compensation and Human Capital Committee Report	49
Summary Compensation Table	50
2022 Fiscal Year Grants of Plan-Based Awards	51
Narrative Disclosure to Summary Compensation Table and 2022 Fiscal Year Grants of Plan-Based Awards Table	52
Outstanding Equity Awards at 2022 Fiscal Year End	53
2022 Fiscal Year Option Exercises and Stock Vested	54
Potential Payments Upon Termination or Change in Control	55
CEO Pay Ratio	58
Pay Versus Performance	59
Director Compensation	62
Equity Compensation Plan Information	63
Additional Information	64
Three-Year Average Burn Rate Calculation	64
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	65

AUDIT AND FINANCE COMMITTEE REPORT	67

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	68

PROPOSAL 1: ELECTION OF DIRECTORS	69

PROPOSAL 2: SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	70
Policy on Audit and Finance Committee Preapproval of Audit and Permissible Non-Audit Services of Independent Public Accountant	70

PROPOSAL 3: APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT	72
PROPOSAL 4: ADVISORY VOTE ON THE FREQUENCY OF HOLDING AN ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	74
PROPOSAL 5: TO APPROVE A PROPOSED AMENDMENT TO OUR 2017 EMPLOYEE, DIRECTOR AND CONSULTANT EQUITY INCENTIVE PLAN, AS AMENDED, TO REPLENISH THE SHARE POOL FOR EQUITY INCENTIVE GRANTS	75

PROPOSAL 6: APPROVE AN AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, TO ADD A FEDERAL FORUM SELECTION CLAUSE	79
PROPOSAL 7: APPROVE AN AMENDMENT TO COMPANY'S RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, TO LIMIT PERSONAL LIABILITY OF CERTAIN SENIOR OFFICERS OF THE COMPANY	80
CORPORATE CODE OF CONDUCT	82
OTHER MATTERS	82
STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR	82
APPENDIX A	A-84
APPENDIX B	B-87

Proxy Summary

This summary highlights information about Myriad Genetics, Inc. and its upcoming 2023 Annual Meeting of Stockholders ("Annual Meeting") contained elsewhere in this proxy statement or in our corporate governance documents published on our website at investor.myriad.com/corporate-governance. This summary does not contain all the information that you should consider, and you should read the entire proxy statement carefully before voting. Page references are provided to help you find further information in this proxy statement.

Annual Meeting of Stockholders

Time and Date:	11:30 a.m. Eastern Daylight Time on Thursday, June 1, 2023

Place:	The Annual Meeting will be a completely virtual meeting. There will be no physical meeting location and the meeting will only be conducted via live webcast at the following address: www.virtualshareholdermeeting.com/MYGN2023

Record Date:	Thursday, April 6, 2023 (as of the close of business)

Mailing Date:	This proxy statement was first mailed or made available to stockholders on or about April [ ], 2023.

Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals.

Voting Matters and Board Recommendations

Proposals	Board Vote Recommendation	Page
1. Elect Three Directors	FOR EACH NOMINEE	P. 69
2. Ratification of Ernst & Young LLP as our Independent Registered Public Accounting Firm for 2023	FOR	P. 70
3. Advisory Vote to Approve Executive Compensation	FOR	P. 72
4. Advisory Vote to Approve Frequency of Holding an Advisory Vote on Executive Compensation	Every Year	P. 74
5. Amendment to 2017 Employee, Director and Consultant Equity Incentive Plan to Replenish the Share Pool for Equity Incentive Grants	FOR	P. 75
6. Amendment to Restated Certificate of Incorporation to Add a Federal Forum Selection Clause	FOR	P. 79
7. Amendment to Restated Certificate of Incorporation to Limit the Personal Liability of Certain Senior Officers of the Company	FOR	P. 80

How Do I Vote (page 7)

Your vote is important. Please exercise your right as a stockholder and submit your proxy as soon as possible. You may vote if you were a stockholder as of the close of business on April 6, 2023.

You may cast your votes by any of the following methods:

Via the Internet	www.proxyvote.com until 11:59 p.m. Eastern Daylight Time on Wednesday, May 31, 2023.
By Telephone	Call the phone number located on your Notice or on the top of your proxy card until 11:59 p.m. Eastern Daylight Time on Wednesday, May 31, 2023.
By Mail	Complete, sign, date and return your proxy card or voting instruction card so that it is received before the polls close on Thursday, June 1, 2023.
In-Person
Whether you are a stockholder of record or hold your shares in "street name," you may participate in and vote online at the Annual Meeting. You will need to enter your 16-digit control number to vote your shares at the Annual Meeting. Please visit www.virtualshareholdermeeting.com/MYGN2023 for instructions on how to attend the Annual Meeting live over the Internet. To vote during the Annual Meeting when the polls open use the "vote" button on the interface.

2022 Business Performance Highlights

During fiscal year 2022, despite headwinds in the form of rising inflation and increased interest rates, we continued to make progress on our strategic growth plan. Some of our fiscal year 2022 business highlights include:

Financial Performance

•Revenues: Excluding revenue from divested businesses, our revenues increased 6% from fiscal year 2021 to $678.1 million. Our revenue growth was driven by GeneSight revenue growth of 36% year-over-year as well as prenatal and tumor profiling revenue growth year-over-year of 9% and 6%, respectively.
•GAAP Operating Loss: GAAP operating loss was $(140.6) million, an improvement of $49.9 million, or 26.2%, from fiscal year 2021.
•Adjusted Operating Loss: Adjusted operating loss was $(32.8) million for fiscal year 2022, compared to adjusted operating income of $9.1 million in fiscal year 2021.(1)
•GAAP and Non-GAAP Loss Per Share: GAAP loss per share was $(1.39) and non-GAAP adjusted loss per share was $(0.30) for fiscal year 2022.(1)
•Operating Expenses: GAAP operating expenses decreased approximately 10% year-over-year and non-GAAP adjusted operating expenses increased 5% year-over-year, reflecting incremental investments in research and development, technology and commercial tools, pipeline development and sales and marketing programs, and Gateway Genomics, LLC ("Gateway"), which we acquired in November 2022, as well as the impact of the inflationary environment.(1)

(1) See reconciliation of adjusted operating loss to GAAP operating loss, non-GAAP adjusted loss per share to GAAP loss per share and GAAP operating expenses to non-GAAP adjusted operating expenses in Appendix A.

New or Enhanced Products

•MyRisk Hereditary Cancer Test: We expanded our MyRisk hereditary cancer test to include 13 additional actionable gene markers and four new indications: including indications for renal, lung, endocrine and gastric cancers.
•Precise Oncology Solutions: We launched Precise Oncology Solutions, a comprehensive offering that includes our new Precise Tumor Molecular Profile Test, developed in collaboration with Intermountain Precision Genomics and Illumina, our MyRisk Hereditary Cancer Test and our two companion diagnostic tests, MyChoice CDx and BRACAnalysis CDx.
•GeneSight Psychotropic Mental Health Medication Test: We launched GeneSight Psychotropic 4.1, an update to the GeneSight test featuring improved clinical considerations, drug categorization, additional medications, and revised phenotype language for certain genes.

Leadership

•New Company leaders: We hired several new Company leaders, including our General Manager, Oncology, Chief Marketing Officer, Senior Vice President, Business Development, Senior Vice President, Product Management, and Vice President, Lab Transformation. We also promoted existing Company employees to serve as Chief Commercial Officer and Chief Scientific Officer.

Strategic Growth Plan

•Accelerate Growth through Internal Initiatives: We continue to focus on accelerating growth through, among other things, deploying our commercial model to our Women's Health business, launching new products and capabilities in 2023, such as our unified ordering portal, FirstGene, and, on a research use only basis, Precise minimal residual disease ("MRD"), and adapting our go-to-market model to large health systems and physician groups.
•Improved Customer Engagement: During 2022, we significantly improved our perception among providers and patients through improved customer support, providing test results faster, product enhancements and sharing genetic data through ClinVar.
•Accelerate Growth through Strategic Partnerships, Collaborations and Acquisitions: In November 2022, we acquired Gateway, a personal genomics company and developer of consumer genetic tests including the SneakPeek Early Gender DNA Test. In June 2022, we announced a partnership with Epic, an industry leading healthcare software company, to integrate our full line of genetic tests with Epic's network of physicians and patients.

For additional information about our 2022 business performance, please see the CEO Letter above and the "Executive Compensation-Compensation Discussion and Analysis-2022 Fiscal Year Performance" section starting on page 33.

Corporate Governance Highlights (page 14)

Myriad Genetics is committed to good corporate governance practices and policies. The Board of Directors (the "Board") recently revised our Corporate Governance Principles to memorialize certain of our current corporate governance practices and policies, including that:

•the Board and each Board committee conducts an annual self-evaluation, and each director's ability to contribute to the Board is assessed in connection with his or her renomination as a director;

•directors should promptly advise the Board Chair of any actual or potential conflicts of interest that may arise by reason of any new responsibilities or affiliations that the director may have assumed;

•each Board committee, through its chairperson or otherwise, will regularly communicate and coordinate with other Board committees where committee responsibilities overlap or that require the involvement of multiple committees, such as environmental, social and governance ("ESG") matters;

•if a member of our Audit and Finance Committee ("AFC") seeks to serve on the audit committee of another public company and that service will result in more than two simultaneous public company audit committee memberships in addition to that of the Company, the director must seek and obtain a determination from the Board or the Nominating, Environmental, Social and Governance Committee ("NESGC"), in advance of accepting such service, that such service will not impair the ability of such director to serve effectively on the AFC; and

•each director is expected to be involved in continuing director education on an ongoing basis to enable him or her to function effectively on the Board and committees on which the director serves.

The Board also recently updated our Insider Trading Policy to make certain enhancements to the policy and conform our policy regarding Rule 10b5-1 trading plans to the new Rule 10b5-1 trading plan rules promulgated by the U.S. Securities and Exchange Commission.

Our corporate governance practices also include the following:

•Eight out of nine directors are independent	•Compensation clawback policy
•The roles of Board Chair and CEO are separate	•Annual say-on-pay vote
•Board committees include only independent directors	•Demonstrated commitment to stockholder engagement
•44% of Board members are women or ethnically diverse	•Anti-hedging and anti-pledging policies
•Annual Board and committee self-assessments, including one-on-one interviews led by the Board Chair	•Board has significant interaction with senior management and access to other employees
•Majority voting in uncontested director elections, with resignation policy	•Robust stock ownership guidelines for non-employee directors and executive officers
•Commitment to Board refreshment: seven new directors appointed in last four years, including a new director in 2022	•Limits on board member service on other public company boards
•Mandatory director retirement age	•No stockholder rights or similar plan
•NESGC regularly assesses the effectiveness of each director

Executive Compensation Highlights (page 32)

Our compensation programs are designed to attract and retain executive talent, motivate our executive officers through pay-for-performance metrics to enhance our growth and profitability and increase long-term stockholder value. Our fiscal year 2022 long-term and short-term incentive programs include performance metrics such as revenue, adjusted operating income, adjusted earnings per share, and relative total stockholder return measured against the Nasdaq Health Care Index ("IXHC"). To ensure that the interests of our executive officers are aligned with those of stockholders, our executive compensation program provides for a substantial majority of pay that is at-risk, that is, compensation that may be reduced in value or forfeited entirely depending on the executive's continued employment with us and our actual performance with respect to applicable performance metrics. For fiscal year 2022, approximately 91.0% of our President and Chief Executive Officer's 2022 target compensation was comprised of at-risk pay. Similarly, approximately 78.8% of our other named executive officers' aggregate 2022 target compensation was comprised of at-risk pay.

During fiscal year 2022, we made changes to our 2022 long-term incentive compensation. We modified the measurement period of performance-based restricted stock units ("PSUs") from a one-year to a three-year period, with all earned PSUs vesting on the three-year anniversary of the grant date. In addition, starting with our 2022 long-term incentive compensation, we added revenue as a performance metric for PSUs, such that PSUs will vest based on revenue targets (34% weighting), adjusted earnings per share targets (33% weighting), and relative total stockholder return (33% weighting). The Compensation and Human Capital Committee ("CHCC") added revenue as an additional metric for the PSUs because of the importance of long-term revenue growth to investors in our industry.

In evaluating, designing, and implementing our executive compensation program, the CHCC considers the latest industry trends and compensation best practices. Our executive compensation and compensation-related governance policies and practices incorporate many best practices, including the following:

What We Do:	What We Don't Do:
•Grant 50% of executive officers' equity in the form of PSUs that are subject to objective performance metrics	•Reprice stock options and other awards without stockholder approval
•Establish challenging performance metrics, including revenue and adjusted operating income targets	•Provide single-trigger change of control vesting for equity awards
•Require directors and executive officers to meet robust stock ownership guidelines	•Guarantee bonuses
•Provide full vesting of time-based restricted stock units under our 2022 long-term incentive plan to executive officers only after four years	•Grant in-the-money stock options
•Evaluate officer compensation levels against a peer group of similarly situated companies	•Provide excessive perquisites
•Retain an independent compensation consultant	•Repurchase underwater stock options
•Prohibit hedging transactions (no waivers granted)
•Prohibit tax gross-up payments by the Company with respect to compensation paid to any employee or director
•Prohibit short sales, put and call options and other speculative transactions
•Prohibit pledging or the use of common stock to secure a margin or other loan (no waivers granted)
•Hold an annual advisory vote on executive compensation
•Subject incentive compensation to recoupment under our clawback policy
•Cap PSUs earned at target if absolute total stockholder return is negative over the performance period

Environmental and Social Responsibility and Governance Highlights (page 30)

During 2022, we made progress in enhancing our ESG and corporate responsibility practices, demonstrating our commitment to ESG matters. We also published our inaugural ESG report in 2022, which reports on many of these ESG and corporate responsibility practices. Some of our 2022 ESG highlights include:

•Diversity: As of December 31, 2022, women made up 62% of our workforce, 46% of leadership roles (vice president and above), and 33% of our Board members, including the Board Chair.

•Environment: Led by our Green Team, we have recycled approximately 102 tons of plastics since our recycling program started in 2019, including 31.4 tons of plastic during fiscal year 2022. We are also in the process of building new laboratory facilities in Salt Lake City and South San Francisco which, once completed, will increase our operational capacity while allowing us to reduce the overall size of our facilities footprint.

•Career Development and Training: We launched Learning@Myriad in 2022, a professional development training program that provides expert-curated content for employees and managers. We also offer several additional career development and training opportunities to our employees, including a curriculum of Company-sponsored business and leadership courses.
•Employee Compensation: To help our employees deal with increased inflation and cost of living pressures during 2022 and 2023, we increased compensation generally for all employees below the vice president level by over 11% in the aggregate.

•Employee Engagement: During 2022, we increased our employee engagement score by 22% year-over-year and reduced employee turnover 5.4 percentage points year-over-year to 12.8%.

Board Members and Director Nominees (page 13)

Name	Principal Occupation	Director Since	Independent	Board Committees	Other Public Company Boards
S. Louise Phanstiel *	Former Senior Executive, Anthem, Inc. (formerly WellPoint, Inc.)	2009	☑	AFC, CHCC, NESGC	BFLY
Paul J. Diaz	President and Chief Executive Officer of Myriad Genetics, Inc.	2020			DVA
Paul M. Bisaro **	Former Executive Chairman, Amneal Pharmaceuticals, Inc. and President and Chief Executive Officer, Impax Laboratories, Inc.	2022	☑	NESGC, RPIC	MNK, ZTS
Heiner Dreismann, Ph.D.	Former Senior Executive, the Roche Group	2010	☑	CHCC^, RPIC	MYNZ
Rashmi Kumar **	Senior Vice President, Chief Information Officer, Medtronic plc	2020	☑	AFC, NESGC	-
Lee N. Newcomer, M.D. **	Former Senior Vice President for Oncology and Genetics, Chief Medical Officer, UnitedHealth Group	2019	☑	CHCC, RPIC^	CHRS
Colleen F. Reitan	Former Executive Vice President and President of Plan Operations and Chief Operating Officer, Health Care Services Corporation	2019	☑	AFC, NESGC^	ALNY
Daniel M. Skovronsky, M.D., Ph.D.	Chief Science Officer and President, Lilly Research Laboratories at Eli Lilly	2020	☑	CHCC, RPIC	-
Daniel K. Spiegelman	Former Executive Vice President and Chief Financial Officer at BioMarin Pharmaceuticals, Inc.	2020	☑	AFC^	OPT, SPRB
AFC = Audit and Finance Committee
CHCC = Compensation and Human Capital Committee
NESGC = Nominating, Environmental, Social and Governance Committee
RPIC = Research and Product Innovation Committee
* = Chair of the Board of Directors
** = Class III Director up for Reelection at the Annual Meeting
^ = Chair of the Committee

MYRIAD GENETICS, INC.
320 WAKARA WAY
SALT LAKE CITY, UTAH 84108

(801) 584-3532

Proxy Statement For the Myriad Genetics, Inc.
2023 Annual Meeting of Stockholders to be held on June 1, 2023

This proxy statement, along with the accompanying Notice of 2023 Annual Meeting of Stockholders, contains information about the 2023 Annual Meeting of Stockholders of Myriad Genetics, Inc., including any adjournments or postponements of the annual meeting, which we refer to as the Annual Meeting. To attend the Annual Meeting please visit the following URL: www.virtualshareholdermeeting.com/MYGN2023. In this proxy statement, we refer to Myriad Genetics, Inc. as ‘‘Myriad,’’ "Myriad Genetics," ‘‘the Company,’’ ‘‘we’’ and ‘‘us.’’

This proxy statement relates to the solicitation of proxies by our Board for use at the Annual Meeting. On or about April [ ], 2023, we began sending the Notice of Internet Availability of Proxy Materials, which we refer to throughout this proxy statement as the Notice, to all stockholders entitled to vote at the Annual Meeting.

Important Information About the
Annual Meeting and Voting

Why is the Company Soliciting My Proxy?

The Board of Myriad Genetics, Inc. is soliciting your proxy to vote at the Annual Meeting to be held via webcast on Thursday, June 1, 2023, at 11:30 a.m. EDT and any adjournments or postponements of the Annual Meeting. The proxy statement, along with the accompanying Notice, summarizes the purposes of the Annual Meeting and the information you need to know to vote at the meeting.

We have sent you the Notice and made this proxy statement and our annual report on Form 10-K for the year ended December 31, 2022 available to you on the Internet because you owned shares of our common stock on the record date of April 6, 2023. We have also delivered printed versions of these materials to certain stockholders by mail. We commenced distribution of the Notice and the proxy materials to stockholders on or about April [ ], 2023.

Why Did I Receive a Notice in the Mail Regarding the Internet Availability of Proxy Materials Instead of a Full Set of Proxy Materials?

As permitted by the rules of the U.S. Securities and Exchange Commission (the "SEC"), we may furnish our proxy materials to our stockholders by providing access to such documents on the Internet, rather than mailing printed copies of these materials to each of our stockholders. Most stockholders will not receive printed copies of the proxy materials unless they request them. We believe that this process should expedite stockholders’ receipt of proxy materials, lower the costs of the Annual Meeting and help to conserve natural resources. If you received a Notice by mail or electronically, you will not receive a printed or email copy of the proxy materials, unless you request one by following the instructions included in the Notice. Instead, the Notice will provide instructions on how you may access and review all of the proxy materials and submit your proxy on the Internet or by telephone. If you requested a paper copy of the proxy materials, you may authorize the voting of your shares by following the instructions on the enclosed proxy card, in addition to the other methods of voting described in this proxy statement.

Why Are We Holding a Virtual Annual Meeting?

This year’s Annual Meeting will be held in a virtual meeting format only. We have designed our virtual format to enhance, rather than constrain, stockholder access, participation and communication during the Annual Meeting. The virtual format allows for greater access to our Annual Meeting and for stockholders to communicate with us in advance of, and during, the Annual Meeting so they can ask questions of our Board or management, as time permits.

What Happens If There Are Technical Difficulties During the Annual Meeting?

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual Annual Meeting, voting at the Annual Meeting or submitting questions at the Annual Meeting. If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, a technical assistance phone number will be made available on the virtual meeting registration page 15 minutes prior to the start time of the meeting.

Who Can Vote?

Only stockholders who owned Myriad Genetics, Inc. common stock at the close of business on April 6, 2023 are entitled to vote at the Annual Meeting. On this record date, there were [ ] shares of our common stock outstanding and entitled to vote. The common stock is our only class of voting stock.

You do not need to attend the Annual Meeting to vote your shares. Shares represented by valid proxies, received in time for the Annual Meeting and not revoked prior to the meeting, will be voted at the meeting. For instructions on how to change or revoke your proxy, see ‘‘May I Change or Revoke My Proxy?’’ below.

How Many Votes Do I Have?

Each share of Myriad Genetics, Inc. common stock that you owned at the close of business on the record date, April 6, 2023, entitles you to one vote.

How Do I Vote?

Whether you plan to attend the Annual Meeting or not, we urge you to vote by proxy. To attend the Annual Meeting, stockholders need to go to the following URL: www.virtualshareholdermeeting.com/MYGN2023 and enter their control number. All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card or as instructed via Internet or telephone. You may specify whether your shares should be voted for, against or abstain with respect to each nominee for director, and whether your shares should be voted for, against or abstain with respect to each of the other proposals, other than the proposal on the frequency of the advisory vote on the compensation of our named executive officers, in which you may vote every year, two years, three years or abstain. If you properly submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the Board’s recommendations as noted below. Voting by proxy will not affect your right to attend the Annual Meeting. If your shares are registered directly in your name through our stock transfer agent, American Stock Transfer and Trust Company, or you have stock certificates registered in your name, you may vote:

By Internet or by telephone

To vote by Internet or telephone in advance of the meeting, follow the instructions included in the Notice or, if you received printed materials, in the proxy card, to vote by Internet or telephone.

By mail

If you received your proxy materials by mail, you can vote by completing, signing, dating and returning the proxy card as instructed on the card. If you sign the proxy card but do not specify how you want your shares voted, they will be voted in accordance with the Board’s recommendations as noted below.

At the meeting

To vote by Internet directly during the webcast of the Annual Meeting, you will need to visit the following URL: www.virtualshareholdermeeting.com/MYGN2023 and enter your control number. To vote during the Annual Meeting when the polls open use the ‘‘vote’’ button on the interface.

Telephone and Internet voting facilities for stockholders of record will be available 24-hours-a-day and will close at 11:59 p.m. EDT on May 31, 2023.

If your shares are held in ‘‘street name’’ (held in the name of a bank, broker or other holder of record), you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card before the meeting in order to vote. To vote you must be a stockholder of record as of April 6, 2023 and use the ‘‘vote’’ button during the online Annual Meeting to vote your shares.

How Does the Board of Directors Recommend That I Vote on the Proposals?

The Board recommends that you vote as follows:

Proposal 1:    ‘‘FOR’’ the election of the three Class III directors to the Board of Directors to serve until the 2026 Annual Meeting of Stockholders;

Proposal 2:    ‘‘FOR’’ the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023;

Proposal 3:    ‘‘FOR’’ the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this proxy statement;

Proposal 4:    ‘‘FOR’’ the approval, on an advisory basis, of the frequency of holding an advisory vote on the compensation of our named executive officers;

Proposal 5:    ‘‘FOR’’ the approval of the proposed amendment to our 2017 Employee, Director and Consultant Equity Incentive Plan, as amended, to replenish the share pool for equity incentive grants;

Proposal 6:    ‘‘FOR’’ the approval of an amendment to the Company's Restated Certificate of Incorporation, as amended, to add a federal forum selection clause; and

Proposal 7:    ‘‘FOR’’ the approval of an amendment to the Company's Restated Certificate of Incorporation, as amended, to limit the personal liability of certain senior officers of the Company.

If any other matter is presented, your proxy provides that your shares will be voted by the proxy holder listed in the proxy in accordance with his or her best judgment. At the time this proxy statement was first made available, we knew of no matters that needed to be acted on at the Annual Meeting, other than those described in this proxy statement.

May I Change or Revoke My Proxy?

If you give us your proxy, you may change or revoke it at any time before the Annual Meeting. You may change or revoke your proxy in any of the following ways:
•By re-voting by Internet or by telephone as instructed above;
•If you received printed proxy materials, by signing a new proxy card with a date later than your previously delivered proxy and submitting it as instructed above;
•By notifying our Corporate Secretary in writing before the Annual Meeting that you have revoked your proxy; or
•By attending the Annual Meeting and voting by Internet during the Annual Meeting in accordance with the instructions provided. Attending the Annual Meeting will not in and of itself revoke a previously submitted proxy unless you specifically re-vote during the Annual Meeting.

Your most current vote, whether by telephone, Internet, proxy card or during the Annual Meeting, is the one that will be counted.

What if I Receive More Than One Notice or Proxy Card?

You may receive more than one Notice or proxy card if you hold shares of our common stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described under ‘‘How Do I Vote?’’ for each account to ensure that all of your shares are voted.

Will My Shares Be Voted if I Do Not Vote?

If your shares are registered in your name, they will not be voted if you do not vote as described above under ‘‘How Do I Vote?’’ If your shares are held in street name and you do not provide voting instructions to the bank, broker or other holder of record of your shares as described above, the holder of record has the authority to vote your unvoted shares only on Proposal 2 if it does not receive instructions from you and does not have the ability to vote your uninstructed shares on any other proposal. Therefore, we encourage you to provide voting instructions. This ensures that your shares will be voted at the Annual Meeting and in the manner you desire. When your broker cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority or because your broker chooses not to vote on a matter for which it does have discretionary voting authority, it is referred to as a ‘‘broker non-vote.’’ Thus, if you hold your shares in street name and do not instruct your bank, broker or other nominee how to vote, no votes will be cast on any proposal on your behalf other than the ratification of our independent registered public accounting firm if your bank, broker or other nominee exercises their discretion to vote your shares on this proposal.

What Vote is Required to Approve Each Proposal and How are Votes Counted?

Proposal 1: Elect Directors	The affirmative vote of a majority of the shares voted affirmatively or negatively is required for each nominee for director to be elected. For each nominee, you may vote either FOR or AGAINST such nominee. Abstentions will have no effect on the results of this vote. Brokerage firms do not have the authority to vote customers’ unvoted shares held by the firms in street name on this proposal. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote.	Recommendation: FOR the election of the three Class III directors
Proposal 2: Ratify the Selection of our Registered Independent Public Accounting Firm	The affirmative vote of a majority of the shares voted affirmatively or negatively for this proposal is required to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023. Abstentions will have no effect on the results of this vote. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote. We are not required to obtain the approval of our stockholders to select our independent registered public accounting firm. However, if our stockholders do not ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023, the AFC will reconsider its selection.	Recommendation: FOR
Proposal 3: Approve, on an Advisory Basis, the Compensation of Our Named Executive Officers	The affirmative vote of a majority of the shares voted affirmatively or negatively for this proposal is required to approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement. Abstentions will have no effect on the result of this vote. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote. Although the advisory vote is non-binding, the CHCC and the Board will review the voting results and take them into consideration when making future decisions regarding the compensation of our named executive officers.	Recommendation: FOR

Proposal 4: Approve, on an Advisory Basis, the Frequency of Holding an Advisory Vote on the Compensation of our Named Executive Officers	This proposal provides for a choice among three frequency periods — every year, every two years, or every three years. The choice that receives the highest number of votes will be deemed the frequency approved, on an advisory basis, by our stockholders. However, because the vote on the frequency of holding an advisory vote on the compensation of our named executive officers is not binding, the CHCC and the Board will review the voting results and take them into consideration when making a decision regarding the frequency of holding future advisory votes on the compensation of our named executive officers. Abstentions will have no effect on the result of this vote. Brokerage firms do not have authority vote customers' unvoted shares held by the firms in street name on this proposal. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote.	Recommendation: EVERY YEAR
Proposal 5: Approve the Amendment to Myriad Genetics, Inc. 2017 Employee, Director and Consultant Equity Incentive Plan, as Amended	The affirmative vote of a majority of the shares voted affirmatively or negatively for this proposal is required to approve the amendment to the Myriad Genetics, Inc. 2017 Employee, Director and Consultant Equity Incentive Plan, as amended. Abstentions will have no effect on the results of this vote. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote.	Recommendation: FOR
Proposal 6: Approve an amendment to the Company's Restated Certificate of Incorporation, as amended, to add a federal forum selection clause	The affirmative vote of a majority of the outstanding shares of our common stock is required to approve an amendment to our Restated Certificate of Incorporation, as amended, to add a federal forum selection clause. Brokerage firms do not have authority to vote customers' unvoted shares held by the firms in street name on this proposal. Any abstentions and broker non-votes will be treated as votes against this proposal.	Recommendation: FOR
Proposal 7: Approve an amendment to the Company's Restated Certificate of Incorporation, as amended, to limit the personal liability of certain senior officers of the Company	The affirmative vote of a majority of the outstanding shares of our common stock is required to approve an amendment to our Restated Certificate of Incorporation, as amended, to limit the personal liability of certain senior officers of the Company as permitted by recent amendments to Delaware law. Brokerage firms do not have authority to vote customers' unvoted shares held by the firms in street name on this proposal. Any abstentions and broker non-votes will be treated as votes against this proposal.	Recommendation: FOR

Is Voting Confidential?

We will keep all the proxies, ballots and voting tabulations private. We only let our Inspector of Elections and our transfer agent, American Stock Transfer and Trust, examine these documents. Management, other than the Inspector of Elections, will not know how you voted on a specific proposal unless it is necessary to meet legal requirements. We will, however, forward to management any written comments you make on the proxy card or elsewhere.

Where Can I Find the Voting Results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting, and we will publish preliminary results, or final results if available, in a Current Report on Form 8-K within four business days of the Annual Meeting. If final results are unavailable at the time the Form 8-K is filed, we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final results are known. In addition, we are required to file on a Current Report on Form 8-K no later than the earlier of one hundred fifty calendar days after the Annual Meeting or sixty calendar days prior to the deadline for submission of stockholder proposals set forth on page 82 of this proxy statement under the heading “Stockholder Proposals and Nominations for Director” our decision on how frequently we will include a stockholder vote on the compensation of our named executive officers in our proxy materials.

What Are the Costs of Soliciting Proxies?

We will pay all of the costs of soliciting proxies. Our directors and employees may solicit proxies in person or by telephone, fax or email. We will pay these employees and directors no additional compensation for these services. We may ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to deliver proxies. We will then reimburse them for their expenses. We have also retained Alliance Advisors, LLC, a proxy solicitation firm, to assist in the solicitation of proxies, for an estimated cost of $18,000, including expenses.

What Constitutes a Quorum for the Annual Meeting?

The presence, in person (by means of remote communication as authorized by the Board) or by proxy, of the holders of a majority of the voting power of the outstanding shares of our common stock is necessary to constitute a quorum at the Annual Meeting. Votes of stockholders of record who are present virtually at the meeting or by proxy, abstentions, and broker non-votes are counted for purposes of determining whether a quorum exists.

Attending the Annual Meeting

The Annual Meeting will be held at 11:30 a.m. EDT on Thursday, June 1, 2023, via Internet webcast. Our Annual Meeting will be held in a virtual meeting format only.

To attend the virtual Annual Meeting, go to the following URL: www.virtualshareholdermeeting.com/MYGN2023 shortly before the meeting time, and follow the instructions for downloading the webcast.

If you miss the Annual Meeting, you can view a replay of the webcast at the following URL: www.virtualshareholdermeeting.com/MYGN2023 for one year following the Annual Meeting. You need not attend the Annual Meeting in order to vote.

Householding of Annual Disclosure Documents

SEC rules concerning the delivery of annual disclosure documents allow us or your broker to send a single Notice or, if applicable, a single set of our proxy materials to any household at which two or more of our stockholders reside, if we or your broker believe that the stockholders are members of the same family. This practice, referred to as ‘‘householding,’’ benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to our Notices, annual reports, proxy statements and information statements. Once you receive notice from your broker or from us that communications to your address will be ‘‘householded,’’ the practice will continue until you are otherwise notified or until you revoke your consent to the practice. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If your household received a single Notice or, if applicable, set of proxy materials this year, but you would prefer to receive your own copy, please contact Broadridge by calling their toll-free number, 1-866-540-7095. If you do not wish to participate in ‘‘householding’’ and would like to receive your own Notice or, if applicable, a set of proxy materials in future years, follow the instructions described below.

Conversely, if you share an address with another Myriad Genetics, Inc. stockholder and together both of you would like to receive only a single Notice or, if applicable, set of proxy materials, follow these instructions:

•If your Myriad Genetics, Inc. shares are registered in your own name, please contact Broadridge and inform them of your request by calling them at 1-866-540-7095 or writing them at Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717.

•If a broker or other nominee holds your Myriad Genetics, Inc. shares, please contact the broker or other nominee directly and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

Electronic Delivery of Company Stockholder Communications

Most stockholders can elect to receive notices of the availability of future proxy materials by email instead of receiving a paper copy in the mail. You can choose this option and save the cost of producing and mailing these documents by following the instructions provided on your Notice or proxy card or following the instructions provided when you vote over the Internet at www.proxyvote.com.

Management and Corporate Governance

The Board of Directors

Our Restated Certificate of Incorporation, as amended, and Restated By-Laws provide that our business is to be managed by or under the direction of our Board. Our Board is divided into three classes for purposes of election. One class is elected at each annual meeting of stockholders to serve for a term to expire at the third succeeding annual meeting after their election. The Board currently consists of nine members, classified into three classes as follows: S. Louise Phanstiel (Chair), Daniel M. Skovronsky M.D., Ph.D., and Daniel K. Spiegelman constitute a class with a term ending at the 2024 Annual Meeting of Stockholders (the ‘‘Class I Directors’’); Paul J. Diaz, Heiner Dreismann, Ph.D., and Colleen F. Reitan constitute a class with a term ending at the 2025 Annual Meeting of Stockholders (the ‘‘Class II Directors’’); and Rashmi Kumar, Paul M. Bisaro, and Lee N. Newcomer, M.D. constitute a class with a term ending at the 2023 Annual Meeting of Stockholders (the ‘‘Class III Directors’’).

Board Composition and Refreshment

Annually, the NESGC considers the size, structure and needs of the Board, reviews and considers potential changes to the size and composition of the Board, and recommends director nominees to the Board for approval. In addition, the NESGC regularly assesses the effectiveness of each director.

In its review of directors, and its director nominees, the Board considers its composition, including its diversity, and the capabilities, areas of expertise, and experience of the Board, as well as the current and future business strategies and challenges and opportunities for the Company. These considerations have resulted in a change in Board leadership, the addition of six new independent directors over the past four years, including the appointment of Mr. Bisaro in October 2022, and the appointment of a new Chief Executive Officer (also a director) in August 2020.

On February 16, 2023, the Board accepted the recommendation of the NESGC and unanimously resolved to nominate Rashmi Kumar, Lee N. Newcomer, M.D., and Paul M. Bisaro for election at the Annual Meeting for a term to serve until the 2026 Annual Meeting of Stockholders, and until their successors have been elected and qualified, or until his or her earlier death, resignation, retirement or removal.

Set forth below in the table and biographies are the names of the persons nominated as directors and the directors whose terms do not expire this year and who will continue to serve as directors following the Annual Meeting, their ages as of April 6, 2023, their offices in the Company, if any, their principal occupations or employment for at least the past five years, the length of their tenure as directors and the names of other public companies in which such persons currently hold directorships or have held directorships in the past five years. Additionally, information about the specific experience, qualifications, attributes or skills that led to the Board’s conclusion at the time of the filing of this proxy statement that each person listed below should serve as a director is set forth below for each individual director.

Name and Position	Age	Audit and Finance Committee	Compensation and Human Capital Committee	Nominating, Environmental, Social and Governance Committee	Research and Product Innovation Committee
S. Louise Phanstiel Chair of the Board of Directors	64
Paul J. Diaz President, Chief Executive Officer, Director	61
Paul M. Bisaro Director	62
Heiner Dreismann, Ph.D. Director	69
Rashmi Kumar Director	53
Lee N. Newcomer Director	71
Colleen F. Reitan Director	63
Daniel M. Skovronsky M.D., Ph.D. Director	49
Daniel K. Spiegelman Director	64

Audit and Finance Committee

Compensation and Human Capital Committee

Nominating, Environmental, Social and Governance Committee

Research and Product Innovation Committee

C	Committee Chair

The following is a brief biography of each of the persons nominated as directors and the directors whose terms do not expire this year and who will continue to serve as directors following the Annual Meeting.

S. Louise Phanstiel
Experience:

S. Louise Phanstiel, Chair of the Board, has been a director of Myriad since September 2009, and held several executive positions at Anthem, Inc., formerly WellPoint, Inc. from 1996 to 2007. She was President, Specialty Products, which included behavioral health services; Senior Vice President, Chief of Staff and Corporate Planning in the Office of the Chairman; and Chief Accounting Officer, Controller and Chief Financial Officer for all WellPoint, Inc. subsidiaries. Previously, Ms. Phanstiel was a partner at the international services firm PricewaterhouseCoopers, LLP, formerly Coopers & Lybrand, LLP where she specialized in insurance. Ms. Phanstiel's life science experience includes having previously served on the board of directors and Chair of the audit committees at publicly traded companies, Inveresk Research Group, Inc. and Verastem, Inc. Ms. Phanstiel is currently a member of the board of directors of Butterfly Network, Inc.

The Board has determined that Ms. Phanstiel should serve on the Board for the following reasons: She provides the Board with important expertise in the healthcare industry based on her extensive experience in several senior positions at WellPoint, Inc. This expertise is critical as we rely on healthcare third-party reimbursement for our molecular diagnostic testing services. Ms. Phanstiel also provides the Board with financial accounting, internal control and public company reporting expertise from her work at Coopers & Lybrand, LLP and as a Certified Public Accountant. In addition, she provides the Board with business, financial and investment expertise, as well as management expertise, resulting from managing and service as a director of publicly traded companies.
Age: 64
Director Since: 2009
Committees:

Paul J. Diaz
Experience:

Paul J. Diaz was appointed as the President and Chief Executive Officer, or CEO, of Myriad Genetics, Inc., and a member of the Board, effective August 13, 2020. Mr. Diaz was most recently a partner at Cressey & Company (2016-2020), a private investment firm headquartered in Chicago, Illinois, which at that time managed over $3.0 billion in committed capital. Cressey & Company is a healthcare focused middle-market private equity firm with over 30 years of success investing in and helping to build high quality healthcare businesses. Mr. Diaz is the former president and CEO and vice chairman of Kindred Healthcare, Inc. (2002-2016) then a Fortune 500 Company and one of the largest providers of healthcare services in the United States. At the time, Kindred had revenues of $7.2 billion, rehabilitation hospitals, sub-acute units, home health and hospice agencies and contract rehabilitation locations. For six years in a row, during his tenure as CEO, Kindred was ranked as one of the Most Admired healthcare companies in the United States by Fortune magazine. Mr. Diaz currently serves on the board of directors of DaVita (NYSE: DVA), and the board of trustees of Johns Hopkins Medicine (where he serves as chair of Johns Hopkins Healthcare). He was formerly on the board of directors of PharMerica Corporation (NYSE: PMC), and previously served on the board of the Federation of American Hospitals, and the Bloomberg School of Public Health at Johns Hopkins University. While CEO of Kindred, Mr. Diaz was a member of the Business Roundtable and the Wall Street Journal CEO Council. Modern Healthcare magazine named Mr. Diaz one of the 100 Most Influential People in Healthcare and named him one of the top 25 Minority Executives in Healthcare for numerous years. In addition, Hispanic magazine named Mr. Diaz one of the 25 Best Latinos in business in multiple years. Mr. Diaz earned a bachelor’s degree in Finance and Accounting from American University’s Kogod School of Business and a law degree from Georgetown University Law Center in Washington, D.C.

The Board has determined that Mr. Diaz should serve on the Board for the following reasons: He provides the Board with important business and managerial expertise from his 15 years at Kindred Healthcare, including specific expertise in managing healthcare service companies and business transformation. Furthermore, Mr. Diaz has extensive experience in private equity with healthcare companies, including businesses in the personalized medicine space. Furthermore, his background in finance and accounting and law provides unique insights to our business. Mr. Diaz also has a background serving on both public and private healthcare boards.
Age: 61
Director Since: 2020
President and Chief Executive Officer

Paul M. Bisaro
Experience:

Paul M. Bisaro was appointed as a director of Myriad on October 31, 2022. Mr. Bisaro is an accomplished global business leader with more than 30 years of generic and branded pharmaceutical experience. Currently, Mr. Bisaro serves as Chairman of the board of Mallinckrodt, plc and is a member of the board of directors of Zoetis Inc. He previously served on the board of Zimmer Biomet Holding, Inc. and TherapueticsMD. Mr. Bisaro’s executive work experience includes serving as the Executive Chairman of Amneal Pharmaceuticals, Inc., from May 2018 until August of 2019. Prior to that appointment, from May 2017 to May 2018, Mr. Bisaro was President and Chief Executive Officer, and member of the board of directors, of Impax Laboratories, Inc., until its acquisition by Amneal Pharmaceuticals. Prior to joining Impax Laboratories, Mr. Bisaro served as Executive Chairman of Allergan, plc, from July 2014 to November 2016, and as President and CEO of Actavis, plc (and its predecessor firm Watson Pharmaceuticals Inc.) from September 2007 to July 2014. Mr. Bisaro served on the board of directors of Allergan (and its predecessor firms) from September 2007 until August 2018. Prior to Watson, he served as President, Chief Operating Officer, and a member of the board of directors of Barr Pharmaceuticals, Inc., from 1999 to 2007. Between 1992 and 1999, Mr. Bisaro served as General Counsel of Barr. Prior to joining Barr, he was associated with the law firm Winston & Strawn and a predecessor firm, Bishop, Cook, Purcell and Reynolds and served as a Senior Consultant with Arthur Andersen & Co. Mr. Bisaro holds an undergraduate degree in General Studies from the University of Michigan and a JD from Catholic University of America in Washington, D.C.

The Board has determined that Mr. Bisaro should serve on the Board for the following reasons: He provides the Board with more than 25 years of business, management and leadership experience in the pharmaceutical industry. He has a track record of driving company growth through operational execution and corporate transformation. In addition, he has extensive experience as a public company director and in mergers and acquisitions, finance, accounting, and legal matters, all of which makes him a valuable member of our Board.

Age: 62
Director Since: 2022
Committees:

Heiner Dreismann, Ph.D.
Experience:

Heiner Dreismann, Ph.D., joined as a director of Myriad in June 2010. He had a successful career at the Roche Group from 1985 to 2006 where he held several senior positions, including President and CEO of Roche Molecular Systems, Head of Global Business Development for Roche Diagnostics and member of Roche’s Global Diagnostic Executive Committee. Dr. Dreismann currently serves as the Chairman of the board of Mainz Biomed N.V. Previously, Dr. Dreismann served on the board of directors of Med BioGene, Inc., Genenews Limited, Interpace Diagnostics and Ignyta, Inc. He also currently serves on a number of early-stage private company boards in the biotechnology industry. He earned a M.S. degree in biology and his Ph.D. in microbiology/molecular biology (summa cum laude) from Westfaelische Wilhelms University (The University of Münster) in Germany.

The Board has determined that Dr. Dreismann should serve on the Board for the following reasons: He provides the Board with important business and managerial expertise from his more than 20 years at Roche, including specific expertise in developing and commercially launching diagnostic products. Furthermore, Dr. Dreismann has extensive experience in international markets, specifically in Europe, while he was CEO of Roche Molecular Systems, the international leader in molecular diagnostics, which is important as we seek to expand internationally. His scientific background and expertise also enable him to provide the Board with technical advice on product research and development. Dr. Dreismann has a diversified background in managing and serving as a director of several companies in the healthcare industry.
Age: 69
Director Since: 2010
Committees:

Rashmi Kumar
Experience:

Rashmi Kumar has been a director of Myriad since September 2020. Currently, Ms. Kumar serves as Senior Vice President, Chief Information Officer with Medtronic plc. She previously served as Senior Vice President and Chief Information Officer – Global IT with Hewlett Packard Enterprise (HPE) from January 2020 to November 2022. Ms. Kumar joined HPE in 2018 as VP Global IT to focus on Applications Operations, and Support, NGIT Program Build and Deployment, and technology leadership to enable HPE business to achieve transformation goals. She is a seasoned technology leader with wide ranging experience in IT leadership, healthcare, cybersecurity, consulting services, electric utilities, financial services, information technology, and media and entertainment and steel industries. With more than 25 years of experience, Ms. Kumar’s primary areas of focus include Digital Transformation, AI/ML, Data & Analytics, strategic planning, Enterprise Architecture, cybersecurity and large-scale business process transformations. Ms. Kumar has served as CIO and CTO for many Fortune 50 companies including McKesson, Southern California Edison, Toyota, HPE, and Tata Steel. Ms. Kumar earned a bachelor’s degree in Metallurgical Engineering from the Bihar Institute of Technology in Sindri, India. She also holds an MBA from the University of California, Irvine; Paul Merage School of Business. She is very passionate about the topic of equality and is executive sponsor for various ERG’s and sits on Diversity & Inclusion Steering committees.

The Board has determined that Ms. Kumar should serve on the Board for the following reasons: She provides the Board with important expertise in the healthcare industry based on her extensive experience at McKesson Corp. and Medtronic. Ms. Kumar also has extensive experience in information technology management at leading companies across a diverse range of industries. This skill set is especially important as Myriad looks to upgrade its information technology systems relating to its customer interfaces. Ms. Kumar also has a strong scientific and engineering background providing expertise from a scientific and product development standpoint.
Age: 53
Director Since: 2020
Committees:

Lee N. Newcomer, M.D.
Experience:

Lee Newcomer, M.D., was appointed as a member of the Board in September 2019. Dr. Newcomer currently manages his own consulting business, Lee N. Newcomer Consulting, LLC, and previously held senior executive roles at United Healthcare including Senior Vice President for Oncology and Genetics, Chief Medical Officer and Senior Vice President of Health Policy and Strategy for UnitedHealth Group. Dr. Newcomer also worked for Vivius, Inc., a consumer directed health plan, holding the position of Executive Vice President and Chief Medical Officer. Dr. Newcomer received a Master’s Degree in Healthcare Administration & Management from the University of Wisconsin, Madison, an M.D. from the University of Nebraska, Omaha, and a B.S. from Nebraska Wesleyan University. Dr. Newcomer currently serves on the board of Cellworks Group Inc., a private precision medicine company and Coherus BioSciences, Inc., a public biopharmaceutical company. He also served on the board of directors of Park Nicollet Health Systems, a hospital health care system with approximately 1,000 physicians and 400 beds, for ten years including two years as Chairman.

The Board has determined that Dr. Newcomer should serve on the Board for the following reasons: His extensive reimbursement and managed care experience will aid the Company in its efforts to expand reimbursement for its new innovative precision medicine tests. He provides the Board with expertise on the medical insurance industry based on his extensive experience in several senior positions at UnitedHealth Group, Inc. and CIGNA Corporation. Additionally, Dr. Newcomer’s medical background provides the Board with expertise in developing predictive, personalized and prognostic testing products. Furthermore, Dr. Newcomer brings extensive business management experience from his 28 years of work in the managed care and pharmaceutical industries.

Age: 71
Director Since: 2019
Committees:

Colleen F. Reitan
Experience:

Colleen F. Reitan was appointed as a member of the Board in September 2019. Ms. Reitan previously held numerous senior leadership positions at Health Care Services Corporation (HCSC) including most recently as the Executive Vice President and President of Plan Operations and as the Chief Operating Officer. Prior to working at HCSC, Ms. Reitan held numerous senior management positions at Blue Cross and Blue Shield of Minnesota including President and Chief Operating Officer. In aggregate, Ms. Reitan has over 35 years of experience in the managed care industry. Ms. Reitan holds a B.A. from Minnesota State University at Mankato and a M.S. in Health Care Administration from the University of Minnesota-Twin Cities. She currently serves on the board of Alnylam Pharmaceuticals, Inc.

The Board has determined that Ms. Reitan should serve on the Board for the following reasons: Her extensive reimbursement and managed care experience will aid the Company in its efforts to expand reimbursement for its new innovative precision medicine tests. Furthermore, she provides the Board with important expertise on the medical insurance industry based on her extensive experience in several senior positions at Health Care Services Corporation and Blue Cross and Blue Shield of Minnesota. In addition, she provides the Board with management expertise, resulting from managing private companies and serving as a director of a publicly-traded company.

Age: 63
Director Since: 2019
Committees:

Daniel M. Skovronsky, M.D., Ph.D.
Experience:

Daniel M. Skovronsky, M.D., Ph.D., joined the Company as a Director in July 2020. Currently, he serves as Chief Science Officer and President of Lilly Research Laboratories at Eli Lilly and Company. Previously, he was Chief Executive Officer of Avid Radiopharmaceuticals Inc., a company he founded in 2004. Dr. Skovronsky earned his M.D. from the Perelman School of Medicine, University of Pennsylvania, his Ph.D. in neuroscience from University of Pennsylvania and a B.S. in molecular biophysics and biochemistry from Yale University.

The Board has determined that Dr. Skovronsky should serve on the Board for the following reasons: His medical and scientific background provides the Board with expertise in developing predictive, personalized, and prognostic testing products. Dr. Skovronsky provides the Board with business and management expertise from several senior positions at a major pharmaceutical company, including expertise in research and development, which is critical to our development of molecular diagnostic testing services. Dr. Skovronsky's background as a neuropathologist with extensive experience in neuroscience provides the Board with expertise in developing and commercializing diagnostics for patients suffering from neuropsychiatric and other medical conditions.
Age: 49
Director Since: 2020
Committees:

Daniel K. Spiegelman
Experience:

Daniel K. Spiegelman has been a director of the Company since May 2020. Most recently, he served as Executive Vice President and Chief Financial Officer at BioMarin Pharmaceuticals, Inc. Prior to that, he held several roles, including Senior Vice President and Chief Financial Officer of CV Therapeutics and Treasurer at Genentech, Inc. He is currently a member of the board of directors of Opthea Limited, a public biotechnology company, and Spruce Biosciences, Inc., a public biopharmaceutical company. Mr. Spiegelman also serves on the board of directors of Tizona Therapeutics, Inc., a private pharmaceutical company, Maze Therapeutics, a private biotechnology company, and Kyverna Therapeutics, a private biotechnology company. He previously served on the board of directors of Jiya Acquisition Corp., Cascadian Therapeutics, Inc., Rapidscan Pharma Solutions and Relypsa, Inc. Mr. Spiegelman received a B.A. degree from Stanford University and a M.B.A. from the Stanford Graduate School of Business.

The Board has determined that Mr. Spiegelman should serve on the Board for the following reasons: He provides the Board with important expertise in the healthcare industry based on his extensive experience in several senior positions at major pharmaceutical companies. Mr. Spiegelman also provides the Board with financial accounting, internal control and public company reporting expertise from his work as Chief Financial Officer of multiple public companies. In addition, he provides the Board with business, financial and investment expertise, as well as management expertise, resulting from managing and service as a director of a private pharmaceutical company.
Age: 64
Director Since: 2020
Committees:

Board of Director Qualifications, Expertise, and Attributes

Below are charts showing board diversity, the age range of our directors, director independence, and the average tenure of our directors.

Director Capability Definitions

Board Diversity – Representation of gender, ethnic, cultural, or other perspectives that expand the Board’s understanding of the needs and viewpoints of our patients, physician partners, employees, governments, and other stakeholders.

Finance and Accounting – Experience with or understanding of the financial and accounting function of an enterprise in U.S. and international markets, resulting in proficiency in complex financial management, capital allocation, mergers and acquisitions and financial accounting and reporting processes.

Leadership – Experience leading a significant enterprise, resulting in a practical understanding of organizations, processes, strategic planning, and risk management. Demonstrated strengths in developing talent, planning succession, and driving change and long-term growth.

Healthcare Industry – Experience with and understanding of complex issues within the health care industry including expertise in commercializing health care products or services with emphasis in oncology, women’s health, and mental health. Healthcare market experience in both the U.S. and internationally is valued including experience with the U.S. and international healthcare regulatory environment.

Diagnostics Industry – Experience with complex issues involving the development and distribution of diagnostic tests, providing test results and interpretation, providing clinical laboratory services, and developing and supplying molecular diagnostics, instrumentation equipment, and consumable materials.

Research and Development – Experience and expertise in new product development and life cycle management, resulting in the successful introduction of innovative products and services that satisfy unmet medical needs and contribute to the Company’s profits. Expertise in designing and implementing clinical trials and in research methods used to evaluate and demonstrate improvements in health and cost outcomes. Expertise in assessing the medical and/or commercial implications for improving health and cost outcomes.

Provider or Payor Perspective – Understanding of the delivery and/or payment of medical services obtained through experience working as a medical provider or payer, including executive or operational roles at a hospital or health insurance organization.

Technology – Experienced leader of information and digital technology functions with deep knowledge in anticipating technological trends including commercial and product digital solutions, disruptive innovation that extend or create new business models. Expertise in cyber security and risk management.

Public Company Governance – Experience as a board member of other publicly traded companies.

Director Capability Matrix

	Board Diversity	Finance and Accounting	Leadership	Healthcare Industry	Diagnostic Industry	Research and Development	Provider or Payor Perspective	Technology	Public Company Governance
S. Louise Phanstiel	✓	✓	✓	✓			✓		✓
Chair of the Board
Paul M. Bisaro		✓	✓	✓	✓				✓
Director
Paul J. Diaz President and CEO	✓	✓	✓	✓			✓		✓
Heiner Dreismann Ph.D.			✓	✓	✓	✓
Director
Rashmi Kumar Director	✓		✓	✓				✓
Lee N. Newcomer M.D.			✓	✓	✓	✓	✓		✓
Director
Colleen F. Reitan Director	✓	✓	✓	✓			✓	✓	✓
Dan Skovronsky, M.D. Ph.D.			✓	✓	✓	✓
Director
Daniel K. Spiegelman		✓	✓	✓					✓
Director

Board Diversity

The following Board Diversity Matrix presents our Board diversity statistics in accordance with Nasdaq Rule 5606, as self-disclosed by our directors.

Board Diversity Matrix (as of April [ ], 2023)
Total Number of Directors	9
	Female	Male	Non-Binary	Did not Disclose Gender
Directors	3	6	-	-
Number of Directors who Identify in Any of the Categories Below:
African American or Black	-	-	-	-
Alaskan Native or Native American	-	-	-	-
Asian (other than South Asian)	1	-	-	-
South Asian	-	-	-	-
Hispanic or Latinx	-	1	-	-
Native Hawaiian or Pacific Islander	-	-	-	-
White	2	5	-	-
Two or More Races or Ethnicities	-	-	-	-
LGBTQ+	-	-	-	-
Did not Disclose Demographic Background	-	-	-	-

Director Independence

Our Board has reviewed the materiality of any relationship that each of our directors has with Myriad, either directly or indirectly. Based on this review, the Board has determined that the following members of the Board are ‘‘independent directors’’ as defined by The Nasdaq Stock Market LLC (‘‘Nasdaq’’): Mr. Bisaro, Dr. Dreismann, Ms. Kumar, Dr. Newcomer, Ms. Phanstiel, Ms. Reitan, Dr. Skovronsky, and Mr. Spiegelman.

Leadership Structure of the Board

The Board does not have a policy regarding the separation of the roles of Chair of the Board and Chief Executive Officer because the Board believes that it is in our best interests to make that determination based on the position and direction of the Company and the membership of the Board. However, at this time, and since our inception, the Board has determined that having an independent director serve as Chair of the Board is in the best interests of our stockholders. Thus, the roles of Chair of the Board and Chief Executive Officer are separated. This structure enables a greater role for the independent directors in the oversight of the Company and their active participation in setting agendas and establishing Board policies, priorities and procedures. This structure also allows the Chief Executive Officer to focus on the management of our day-to-day operations.

Board’s Role in the Oversight of Risk Management

The Board has an active role, directly and through its committees, in the oversight of our risk management efforts. It carries out this oversight role through several levels of review. The Board regularly reviews and discusses with members of management information regarding the management of risks inherent in the operations of our businesses and the implementation of our strategic plan, including our risk mitigation efforts.

Each of the Board’s committees also oversees the management of risks that are under each committee’s areas of responsibility. For example, the AFC oversees management of accounting, auditing, external reporting, internal controls, cash investment risks, and our compliance policies.

The NESGC oversees the Company’s Code of Conduct, conflicts of interest, director independence and corporate governance policies. It is also charged with regularly reviewing, evaluating, and making recommendations to the Board and management on our ESG strategies, practices, and initiatives. The CHCC oversees risks arising from compensation practices and policies. While each committee has specific responsibilities for oversight of risk, the Board is regularly informed by each committee about such risks. In this manner the Board is able to coordinate its risk oversight.

Board’s Consideration of Diversity

The Board and the NESGC do not have a formal policy with respect to the consideration of diversity in identifying nominees for director positions. However, the Board and the NESGC strive to nominate individuals with a variety of diverse backgrounds, skills, qualifications, attributes and experience such that the Board, as a group, will possess the appropriate expertise, talent and skills to fulfill its responsibilities to manage the Company in the long-term interests of the stockholders.

Board’s Disclosure of Third-Party Director and Nominee Compensation

No member of the Board has any agreement or arrangement with any person or entity other than the Company relating to compensation or other payment in connection with the director’s service as a director of the Company.

Committees of the Board of Directors and Meetings

Meeting Attendance. During the year ended December 31, 2022, there were ten meetings of the Board. No director attended fewer than 75 percent of the total number of meetings of the Board and of each committee of the Board on which he or she served during the 2022 fiscal year. The Board has adopted a policy under which each member is encouraged, but not required to attend each annual meeting of stockholders. All members of the Board at the time of our 2022 Annual Meeting of Stockholders attended the meeting.

Audit and Finance Committee. The AFC met nine times during the 2022 fiscal year. The committee currently has four members: Mr. Spiegelman (Chair), Ms. Kumar, Ms. Phanstiel, and Ms. Reitan. The AFC’s roles and responsibilities are set forth in its written charter and include the authority to retain and terminate the services of our independent registered public accounting firm. In addition, the AFC reviews annual financial statements; considers matters relating to accounting policy and internal controls; reviews the scope of annual audits; and monitors our processes for compliance with laws, regulations and our Code of Conduct. Our Board has determined that all members of the AFC satisfy the current independence standards promulgated by the SEC and by Nasdaq, as such standards apply specifically to members of audit committees. The Board has determined that Mr. Spiegelman and Ms. Phanstiel are each an ‘‘audit committee financial expert,’’ as the SEC has defined that term in Item 407 of Regulation S-K under the Securities Act of 1933, as amended, or the Securities Act. A copy of the AFC’s written charter is publicly available on the Investors Relations—About Myriad/Corporate Governance section of our website at investor.myriad.com/corporate-governance.

Please also see the report of the AFC set forth elsewhere in this proxy statement.

Compensation and Human Capital Committee. The CHCC met five times during the 2022 fiscal year. This committee currently has four members: Dr. Dreismann (Chair), Dr. Newcomer, Ms. Phanstiel, and Dr. Skovronsky. The CHCC’s role and responsibilities are set forth in its written charter and include reviewing, approving and making recommendations regarding our compensation policies, practices and procedures to ensure that legal and fiduciary responsibilities of the Board are carried out and that such policies, practices and procedures contribute to our success. The CHCC also is responsible for evaluating and determining the compensation of our Chief Executive Officer and conducts its decision-making process with respect to that issue without the Chief Executive Officer present. The Board has determined that all members of the CHCC qualify as independent under the definition promulgated by Nasdaq.

The CHCC is charged with establishing a compensation policy for our executive officers and directors that is designed to attract and retain qualified executive talent, to motivate them to achieve corporate objectives, and reward them for superior performance. Our CHCC is also responsible for establishing and administering our executive compensation policies and equity compensation plans. The CHCC meets at least two times per year and more often as necessary to review and make decisions with regard to executive compensation matters. As part of its review of these matters, the CHCC may delegate any of the powers given to it to a subcommittee. A copy of the CHCC’s written charter is publicly available on the Investors Relations—About Myriad/Corporate Governance section of our website at investor.myriad.com/corporate-governance.

Further discussion of the process and procedures for considering and determining executive compensation, including the role that our executive officers play in determining compensation for other executive officers is included below in the section entitled ‘‘Executive Compensation-Compensation Discussion and Analysis.’’ The CHCC has the authority to directly retain the services of independent consultants and other experts to assist in fulfilling its duties. For purposes of executive compensation determinations, the CHCC retained an independent compensation consultant, Mercer, LLC (‘‘Mercer’’), which is a wholly owned subsidiary of Marsh & McLennan Companies, Inc., to update our peer group of companies and provide competitive market data on the salaries and short-term and long-term incentive compensation of executive officers at comparable companies within our industry. Mercer has also been engaged to provide the CHCC an analysis of, and recommendations for, annual salary compensation, short-term incentive compensation, and long-term incentive compensation for our Chief Executive Officer and other executive officers. Mercer performs services solely on behalf of the CHCC and has no relationship with Myriad or its management except as may relate to performing such services. The CHCC has assessed the independence of Mercer pursuant to SEC rules and the corporate governance rules of Nasdaq and concluded that no conflict of interest exists that would prevent Mercer from independently representing the CHCC.

Please also see the report of the CHCC set forth elsewhere in this proxy statement.

Compensation and Human Capital Committee Interlocks and Insider Participation. No member of our CHCC has at any time been an employee of the Company. None of our executive officers is a member of the CHCC, nor do any of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or CHCC.

Nominating, Environmental, Social and Governance Committee. Our NESGC met five times during the 2022 fiscal year. The NESGC currently has four members: Ms. Reitan (Chair), Mr. Bisaro, Ms. Kumar, and Ms. Phanstiel. This committee’s role and responsibilities are set forth in the NESGC's written charter and include evaluating and making recommendations to the full Board as to the size and composition of the Board and its committees, identifying and evaluating potential candidates and recommending the director nominees for election, developing and recommending corporate governance guidelines applicable to the Board, and reviewing and approving potential or actual conflicts of interest between our executive officers or members of the Board. The NESGC also oversees the annual Board performance evaluations, which may be submitted anonymously at the discretion of the director concerned. The NESGC is responsible for regularly reviewing, evaluating and making recommendations to the Board and management on our ESG strategies, practices, and initiatives. In adding new directors to the Board, the NESGC retains from time to time the services of a nationally recognized search firm to identify and help evaluate candidates. Services provided by the search firm include identifying potential director candidates meeting criteria established by the NESGC, verifying information about the prospective candidate's credentials, and obtaining a preliminary indication of interest and willingness to serve as a Board member. This process helps attract qualified and independent directors, as shown in the recent additions to the Board.

During 2022 and early 2023, the NESGC recommended that the Board make certain revisions to our Corporate Governance Principles to memorialize certain of our current corporate governance practices and policies. These revisions included that:

•the Board and each Board committee conducts an annual self-evaluation and each director's ability to contribute to the Board is assessed in connection with his or her renomination as a director;

•directors should promptly advise the Board Chair of any actual or potential conflicts of interest that may arise by reason of any new responsibilities or affiliations that the director may have assumed;

•each Board committee, through its chairperson or otherwise, will regularly communicate and coordinate with other Board committees where committee responsibilities overlap or that require the involvement of multiple committees, such as ESG matters;

•if a member of our AFC seeks to serve on the audit committee of another public company and that service will result in more than two simultaneous public company audit committee memberships in addition to that of the Company, the director must seek and obtain a determination from the Board or the NESGC, in advance of accepting such service, that such service will not impair the ability of such director to serve effectively on the AFC; and

•each director is expected to be involved in continuing director education on an ongoing basis to enable him or her to function effectively on the Board and committees on which the director serves.

If a stockholder wishes to nominate a candidate for director who is not included in our proxy statement, the stockholder must follow the procedures described in our Restated By-Laws and in ‘‘Stockholder Proposals and Nominations for Director’’ section at the end of this proxy statement.

In addition, under our current corporate governance policies, the NESGC may consider candidates recommended by stockholders as well as from other sources such as other directors or officers, third-party search firms or other appropriate sources. For all potential candidates, the NESGC may consider all factors it deems relevant, such as a candidate’s personal integrity and sound judgment; business and professional skills and experience; independence; knowledge of the industry in which we operate; possible conflicts of interest; the extent to which the candidate would fill a present need on the Board; and concern for the long-term interests of the stockholders. In general, persons recommended by stockholders will be considered on the same basis as candidates from other sources. If a stockholder wishes to propose a candidate for consideration by the NESGC under our corporate governance policies, for each annual meeting, the Committee will consider only one recommended nominee from any stockholder or group of affiliated stockholders, and such recommending stockholder or group must have held at least five percent of common stock for at least one year. All stockholder recommendations for proposed director nominees must be made in writing to the NESGC, care of Myriad’s Corporate Secretary at 320 Wakara Way, Salt Lake City, Utah 84108, and must be received no later than 120 days prior to the first anniversary of the date of the proxy statement for the previous year’s Annual Meeting. The recommendation must be accompanied by the following information concerning the recommending stockholder:

•The name, address and telephone number of the recommending stockholder;

•The number of shares of our common stock owned by the recommending stockholder and the time period for which such shares have been held;

•If the recommending stockholder is not a stockholder of record, a statement from the record holder verifying the holdings of the recommending stockholder and a statement from the recommending stockholder of the length of time such shares have been held (alternatively, the recommending stockholder may furnish a current Schedule 13D, Schedule 13G, Form 3, Form 4 or Form 5 filed with the SEC, together with a statement of the length of time that the shares have been held); and

•A statement from the recommending stockholder as to the good faith intention to continue to hold such shares through the date of the next annual meeting.

The recommendation must also be accompanied by the following information concerning the proposed nominee:

•The information required by Items 401, 403 and 404 of Regulation S-K under the Securities Act;

•A description of all relationships between the proposed nominee and the recommending stockholder, including any agreements or understandings regarding the nomination;

•A description of all relationships between the proposed nominee and any of our competitors, customers, suppliers, labor unions or other persons with special interests regarding the Company; and

•The contact information for the proposed nominee.

The recommending stockholder must also furnish a statement supporting a view that the proposed nominee possesses the minimum qualifications as set forth below for director nominees and describing the contributions that the proposed nominee would be expected to make to the Board and to the governance of Myriad and must state whether, in the stockholder’s view, the proposed nominee, if elected, would represent all stockholders and not serve for the purpose of advancing or favoring any particular stockholder or other constituency of Myriad. The recommendation must also be accompanied by the written consent of the proposed nominee (i) to be considered by the NESGC and interviewed if the NESGC chooses to do so in its discretion, and (ii) if nominated and elected, to serve as a director.

For all potential candidates, the NESGC may consider all factors it deems relevant, including the following threshold criteria:

•Candidates should possess the highest personal and professional standards of integrity and ethical values;

•Candidates must be committed to promoting and enhancing the long-term value of Myriad for its stockholders;

•Candidates must be able to represent fairly and equally all stockholders without favoring or advancing any particular stockholder or other constituency of Myriad;

•Candidates must have demonstrated achievements in one or more fields of business, professional, governmental, community, scientific or educational endeavor, and possess mature and objective business judgment and expertise;

•Candidates are expected to have sound judgment, derived from management or policy making experience that demonstrates an ability to function effectively in an oversight role;

•Candidates must have a general appreciation regarding major issues facing public companies of a size and operational scope similar to Myriad, including governance concerns, regulatory obligations, strategic business planning, competition and basic concepts of accounting and finance; and

•Candidates must have, and be prepared to devote, adequate time to the Board and its committees.

In addition, the NESGC will take into account the extent to which the candidate would fill a present need on the Board, including the extent to which a candidate meets the independence and experience standards promulgated by the SEC and by Nasdaq.

A copy of the NESGC’s written charter is publicly available on the Investors Relations—About Myriad/Corporate Governance section of our website at investor.myriad.com/corporate-governance.

The descriptions of our corporate governance policies contained in this proxy statement are qualified in their entirety and subject to the terms of such policies as modified by the Board from time to time. The following corporate governance documents are publicly available on the Investors Relations—About Myriad/Corporate Governance section of our website at investor.myriad.com/corporate-governance:

•Policy on Annual Shareholder Meeting Attendance by Directors;

•Policy on Security Holder Communications with Directors;

•Policy on Security Holder Recommendation of Candidates for Election as Directors;

•Procedures for Security Holders Submitting Nominating Recommendations;

•Policy Regarding Qualifications of Directors;

•Policy on New Director Orientation;

•Policy on Continuing Education for the Board;

•Policy on Related Person Transactions;

•Director and Executive Officer Stock Ownership Guidelines;

•Policy on Incentive Compensation Repayment;

•Corporate Governance Principles;

•Corporate Code of Conduct;

•Nominating, Environmental, Social and Governance Committee Charter;

•Audit and Finance Committee Charter;

•Compensation and Human Capital Committee Charter; and

•Research and Product Innovation Committee Charter.

Research and Product Innovation Committee. Our Research and Product Innovation Committee (or "RPIC") met three times in the 2022 fiscal year. The RPIC currently has four members: Dr. Newcomer (Chair), Mr. Bisaro, Dr. Dreismann, and Dr. Skovronsky. The committee’s roles and responsibilities are set forth in the RPIC’s written charter and include advising and consulting with senior management on a broad range of strategic and product development initiatives and making recommendations to the Board regarding such opportunities. A copy of the RPIC’s written charter is publicly available on the Investors Relations—About Myriad/Corporate Governance section of our website at investor.myriad.com/corporate-governance.

Stockholder Communications to the Board

Generally, stockholders who have questions or concerns should contact our Investor Relations department at (801) 584-3532. However, any stockholder who wishes to address questions regarding our business directly with the Board, or any individual director, should send his or her questions in writing to the Chair of the Board or a designated member of the Board at 320 Wakara Way, Salt Lake City, Utah 84108. Communications will be distributed to the Board, to the NESGC, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communications. Items that are unrelated to the duties and responsibilities of the Board may be excluded, such as:

•Junk mail and mass mailings;

•Resumes and other forms of job inquiry;

•Surveys; and

•Solicitations or advertisements.

In addition, any material that is unduly hostile, threatening, or illegal in nature may be excluded, provided that any communication that is excluded will be made available to any outside director upon request.

Executive Officers

The following table sets forth the name, age (as of April 6, 2023) and position of each of our current executive officers. Unless indicated otherwise, general references to ‘‘executive officers’’ throughout this proxy statement refer to the following officers:

Name	Age	Position
Paul J. Diaz	61	President and Chief Executive Officer and Director
Margaret Ancona	53	Senior Vice President, Chief of Staff
Kevin R. Haas	38	Chief Technology Officer
Nicole Lambert (1)	49	Chief Operating Officer
Dale Muzzey (2)	43	Chief Scientific Officer
R. Bryan Riggsbee	52	Chief Financial Officer and Treasurer
Shereen Solaiman (3)	50	Chief People Officer
Mark Verratti (4)	54	Chief Commercial Officer
Pamela Wong	55	Chief Legal Officer
(1) Ms. Lambert was appointed Chief Operating Officer on January 1, 2022. During fiscal year 2021, she served as Group President, Myriad Women's Health, Oncology, and International.
(2) Mr. Muzzey was promoted to Chief Scientific Officer on April 14, 2022.
(3) Ms. Solaiman was appointed Chief People Officer on March 1, 2023.
(4) Mr. Verratti was promoted to Chief Commercial Officer on April 14, 2022. Mr. Verratti served as Group President of Myriad Neuroscience and Myriad Autoimmune until the sale of our Autoimmune business on September 13, 2021, following which he served as President of Myriad Neuroscience or President, Mental Health until his appointment as Chief Commercial Officer.

Paul J. Diaz
President and Chief Executive Officer
Paul J. Diaz. Please see biography above under ‘‘Management and Corporate Governance—Board Composition and Refreshment.’’
Age: 61

Margaret Ancona
Senior Vice President, Chief of Staff

Maggie Ancona joined Myriad in January 2021. Previously, she led Global Transformation and Program Management at Hewlett Packard (HP) and Dell Technologies where she oversaw business transformation strategy, executed large-scale programs and cost management efforts, while retooling digital infrastructure for the future. Mrs. Ancona received a Bachelor’s degree in English from the University of San Francisco.

Age: 53

Kevin R. Haas
Chief Technology Officer

Kevin R. Haas joined Myriad in May 2013. Previously, he was Senior Vice President of Technology and Senior Vice President of Engineering at Myriad and Vice President of Bioinformatics and Senior Director of Bioinformatics at Myriad Women's Health. Dr. Haas previously served on the Board of Directors and as Vice President for USA Triathlon, the non-profit national governing body for the sport. Dr. Haas received a B.S. from University of Wisconsin-Madison and a Ph.D. in Chemical Engineering from University of California-Berkeley, where he worked on molecular simulation and machine learning to study protein dynamics from single molecule fluoresce. He has co-authored 16 peer reviewed publications and nine patent applications.

Age: 38

Nicole Lambert
Chief Operating Officer

Nicole Lambert is Chief Operating Officer of Myriad Genetics, promoted in December 2021. She joined Myriad in June 2001. Previously, she served as General Manager for the Oncology and Urology business units and Vice President of Dermatology. Prior to joining Myriad, she was a genetic counselor at LabCorp. Ms. Lambert received her Bachelor’s degree in Biology and Sociology from Boston College and earned her Master’s degree in Genetic Counseling from Mt. Sinai School of Medicine at New York University. She currently serves as a member of the Board of Directors of Arcus Biosciences (NYSE: RCUS).

Age: 49

Dale Muzzey
Chief Scientific Officer

Dale Muzzey was appointed Chief Scientific Officer of Myriad in April 2022. Previously, he served at Myriad as Interim Chief Scientific Officer and Senior Vice President, R&D from January 2022 to April 2022, Vice President, Bioinformatics, from October 2019 to December 2021, and Senior Director, Clinical Development from August 2018 to September 2019. From April 2014 to July 2018, Dr. Muzzey also served in a number of positions of increasing responsibility at Myriad Women's Health, including Director, Scientific Affairs, Staff Scientist, Computational Biology, Senior Scientist, and Computational Scientist I. Dr. Muzzey received a Bachelor of Arts degree in Biochemical Sciences and a Ph.D. in Biophysics from Harvard University.

Age: 43

R. Bryan Riggsbee
Chief Financial Officer and Treasurer

Bryan Riggsbee, Chief Financial Officer, joined Myriad Genetics in October 2014. He previously served for ten years with Laboratory Corporation of America (LabCorp), where his most recent position was as Senior Vice President of Corporate Finance with responsibility for the financial planning and analysis and treasury functions. Prior to LabCorp, Mr. Riggsbee served in various finance roles with General Electric and began his career in the audit division of KPMG. He received a B.A. in Accounting from North Carolina State University, a B.A. in political science from the University of North Carolina at Chapel Hill, and an M.B.A. from Northwestern University. Mr. Riggsbee is a Certified Public Accountant licensed in the State of North Carolina.

Age: 52

Shereen Solaiman
Chief People Officer

Shereen Solaiman, Chief People Officer, joined Myriad Genetics in March 2023. She previously served for over 12 years with OhioHealth, a not-for-profit, faith-based health system, most recently as Senior Vice President, Chief Human Resource Officer from August 2020 to October 2022. Prior to that role, she served in a number of positions at OhioHealth of increasing responsibility, including Vice President, HR Strategy and Business Enablement, from January 2018 to August 2020, Vice President, Total Rewards, from July 2016 to January 2018, and Vice President, Human Resources Central Ohio and Corporate, from October 2014 to July 2016. Prior to OhioHealth, she served over ten years at Borders Group, Inc., in a variety of human resources roles, including as Senior Vice President, Human Resources. She received a B.S. in Journalism and Public Relations from Ohio University and a Masters in Public Administration from New York University.
Age: 50

Mark S. Verratti
Chief Commercial Officer

Mark Verratti was promoted to Chief Commercial Officer on April 14, 2022. He previously served as President, Mental Health or President, Myriad Neuroscience from August 2017 to April 2022, and as President of Myriad Autoimmune from May 2020 until the sale of the Myriad Autoimmune business in September 2021. Prior to his appointment as President, Myriad Neuroscience, he served as SVP, Chief Sales and Business Development officer at Assurex since January 2016.

Mr. Verratti also held senior leadership positions worldwide with Cyberonics (now known as LivaNova) from 2005-2016, and earlier with Forest Pharmaceuticals where he led commercial teams with revenues approaching $500 million dollars. He received a B.S. in Life Sciences with a minor in Physiology from The Pennsylvania State University.

Age: 54

Pamela Wong
Chief Legal Officer

Pamela Wong, Chief Legal Officer, joined Myriad Genetics in October 2021. She leads the Company’s legal function, including support and counsel for all legal affairs, intellectual property, patent protection, mergers and acquisitions, litigation, compliance, and government affairs. She previously served 14 years at Quest Diagnostics, most recently as its Assistant General Counsel. Prior to Quest, she worked eight years at Baker-McKenzie where she was an intellectual property partner, and at Pillsbury Winthrop Shaw Pittman LLP. Ms. Wong holds a B.S. degree from the University of California-Berkeley, a Ph.D. from Florida State University-Tallahassee, and a J.D. from the University of San Diego.
Age: 55

We have entered into standard employment agreements with each of the above executive officers. For each such officer, we have also entered into our standard Severance and Change in Control Agreements, which are described elsewhere in the proxy statement under the caption ‘‘Executive Compensation—Potential Payments Upon Termination or Change in Control.’’

Environmental and Social Responsibility and Governance

Environment

As part of our mission of advancing the health and well-being of others, we strive to conduct our business in a sustainable and environmentally responsible manner. Some of our environmental initiatives include:

•Led by our Green Team, we have recycled approximately 102 tons of plastics in our Salt Lake City laboratory since our recycling program started in 2019, including 31.4 tons of plastic during fiscal year 2022.

•During 2022 and continuing into 2023, we conducted an assessment to measure our environmental impact, including our Scope 1 and Scope 2 greenhouse gas emissions and water usage. We intend to utilize this assessment to develop a baseline for our environmental impact and to consider ways in which we can reduce our emissions and environmental footprint in future years.

•We are in the process of building two new laboratory facilities in Salt Lake City and South San Francisco. These new laboratories will incorporate advanced technology tools and capabilities that enable streamlining and expansion of automated laboratory operations. We believe these automated platforms will help standardize operations, increase efficiency and speed, increase our ability to scale, and support faster assay development.

•The new laboratory facilities, once completed, will increase our operational capacity while allowing us to reduce the overall size of our facilities footprint. In addition, the new laboratories will include various environmental-friendly features and reduce waste volume and the need for plastics.

Social

We believe the success of our mission depends, in part, on our ability to attract and retain qualified personnel. Our key human capital management objectives are to recruit, retain and motivate the exceptional people needed to carry out our mission. To support these objectives and help our employees balance their work and personal lives, we maintain a flexible work environment, competitive compensation and benefit programs, and other programs and opportunities.

•Diversity, equity, and inclusion: Diversity, equity, and inclusion is an important component of our human capital management strategy and carrying out our mission. As of December 31, 2022, women made up 62% of our workforce, 46% of leadership roles (vice president and above), and 33% of our Board members, including our Board Chair. We have three employee-led resource groups ("ERGs") that represent and support three diverse communities in our workforce: the Pride Alliance Group, the Black Employees at Myriad, and the Women's Leadership Group. These ERGs mentor, foster, encourage, and inspire employees in all stages of their careers by providing access to senior leadership, peer groups, mentoring and other valuable resources to help them pursue their career ambitions.

•Compensation, health, wellness, family resources, and other benefits: Our compensation program is designed to attract and reward talented individuals who possess the skills necessary to support our business objectives, assist in the achievement of our strategic goals and create long-term value for our stockholders. We provide competitive salaries, stock ownership opportunities, and enhanced incentive and bonus programs. We also provide an expansive benefit offering including medical, dental and vision health care coverage, insurance and disability coverage, 401(k) investment plans with Company matching, tax advantaged savings accounts, paid time off and leaves of absence, parental leave, family formation benefits, employee assistance programs, community outreach programs, training and development opportunities, and wellness programs. We provide added work life balance to our employees through hybrid work arrangements. We also provide free mental health resources for employees and their dependents. To help our employees deal with increased inflation and cost of living pressures during 2022 and 2023, we increased compensation generally for all employees below the vice president level by over 11% in the aggregate.

•Career Development and Training: We launched Learning@Myriad in 2022, a professional development training program that provides expert-curated content for employees and managers. We also offer several career development and training opportunities to our employees, including a curriculum of Company-sponsored business and leadership courses, on-the-job training and a support network to all new employees, and tuition reimbursement for approved external training and educational pursuits. In 2022, we hired a Director of Learning and Development to oversee and expand our professional development programs.

•Oversight and Management: We regularly conduct surveys to seek feedback from our employees on a variety of topics, including employee engagement, Company strengths and focus areas, and culture drivers. The results are reviewed by our Board, the CHCC and senior leadership, who analyze areas of progress or deterioration and prioritize actions and activities in response to this feedback to drive meaningful improvements in employee engagement. During 2022, we increased our employee engagement score by 22% year-over-year and reduced employee turnover 5.4 percentage points year-over-year to 12.8%.

•Social Responsibility and Community: At Myriad, corporate responsibility plays an important role in our approach to developing valuable and transformative diagnostic tests across major diseases to improve patients' lives. We believe that our corporate social responsibility programs build greater value for our patients, healthcare professionals and stockholders, support and improve the communities where we live and work, and empower our employees to become more engaged in the well-being of their own communities. The corporate social responsibility programs at Myriad align with a clearly defined set of strategic priorities including:

◦Philanthropy: We provide financial support to nonprofit organizations and share the expertise of our employees in the communities where we operate.

◦Advocacy: We collaborate with and support key patient advocacy and support organizations where we can make a positive difference in addressing complex health challenges and providing and improving the quality of life for patients.

◦Scholarship: We provide financial support for academic scholarship and education at both the undergraduate and post-graduate levels and contribute to advancing education and training for women and minorities in medicine and science.

◦Patient Assistance: We are working to improve overall health care quality and increase access to diagnostic testing for uninsured and underinsured populations by offering robust financial assistance and free testing to those in need.

Governance

Our Board has primary responsibility for oversight of environmental, social and governance ("ESG") and corporate responsibility matters and our management's development and execution of an ESG strategy. The Board has delegated certain targeted ESG responsibilities to its standing committees to assist it in its ESG oversight duties. The NESGC is charged with regularly reviewing, evaluating, and making recommendations to the Board and management on our ESG strategies, practices, and initiatives. In addition, the NESGC reviews and provides guidance to the Board and management on our public disclosures with respect to ESG and corporate responsibility matters, and monitors ESG and corporate responsibility trends, issues, concerns and risks which could affect our business. The CHCC regularly reviews human capital management matters, including our strategy, objectives, and practices in the areas of compensation, benefits, management and leadership development, diversity and equal opportunity, and human resource planning. The CHCC is also involved in considering, and where appropriate, integrating ESG goals into our executive compensation programs. The AFC reviews and evaluates risks imposed by ESG matters on our business and provides input regarding the establishment of processes and controls to ensure that our quantitative and qualitative ESG disclosures are accurate and consistent. Each of these committees reports to the full Board on various ESG-related matters. In addition, we have an Environmental, Social and Governance Committee (the "ESGC"), which is comprised of leaders from across our organization, including human resources, commercial and laboratory operations, accounting, technology, compliance, legal, and communications. The ESGC is led by our President and Chief Executive Officer and is responsible for assisting our Board and senior management in setting our ESG priorities and considering and recommending ESG policies, practices, and disclosures that are aligned with those priorities.

Executive Compensation

Compensation Discussion and Analysis

Executive Summary

Overview

We are a leading genetic testing and precision medicine company dedicated to advancing health and well-being for all. We provide insights that help people take control of their health and enable healthcare providers to better detect, treat, and prevent disease. We develop and offer tests that help assess the risk of developing disease or disease progression and guide treatment decisions across medical specialties where genetic insights can significantly improve patient care and lower health care costs. Our compensation program is designed to support our mission and business strategy, with the primary objectives of attracting and retaining executive talent, motivating our executive officers through pay-for-performance metrics to enhance our growth and profitability, and increasing long-term stockholder value.

This proxy statement reports on compensation paid or accrued during the year ended December 31, 2022 (the "fiscal year 2022" or "2022 fiscal year") and certain elements of compensation to be paid under our fiscal year 2023 compensation program. References made to the "2020 transition period" refer to the six-month transition period in the second half of calendar year 2020. Effective January 1, 2021, the Company transitioned from a fiscal year from July 1 to June 30 to a calendar year fiscal year. Our named executive officers ("NEOs") for the 2022 fiscal year are:

Name	Title
Paul J. Diaz	President and Chief Executive Officer
R. Bryan Riggsbee	Chief Financial Officer and Treasurer
Jerry S. Lanchbury, Ph.D.	Former Chief Scientific Officer (1)
Nicole Lambert	Chief Operating Officer
Mark S. Verratti	Chief Commercial Officer (2)
Kevin R. Haas, Ph.D.	Chief Technology Officer
(1) Dr. Lanchbury resigned from his role as Chief Scientific Officer on January 14, 2022.
(2) Mr. Verratti was promoted to Chief Commercial Officer on April 14, 2022. Previously, Mr. Verratti served as Group President of Myriad Neuroscience and Myriad Autoimmune until the sale of our Autoimmune business on September 13, 2021, following which he served as President of Myriad Neuroscience or President, Mental Health, until his appointment as Chief Commercial Officer.

During fiscal year 2022 and continuing into fiscal year 2023, the three principal components of our compensation program for executive officers are:

•Annual base salary;

•Short-term incentive compensation in the form of an annual cash incentive award; and

•Long-term incentive compensation in the form of (a) restricted stock units subject to time-based vesting ("RSUs") and (b) restricted stock units subject to vesting upon meeting certain performance metrics ("PSUs").

We believe that these compensation components provide the appropriate balance of short-term and long-term compensation and incentives to our executive officers to drive our performance, success, and long-term growth. Our compensation program seeks to align compensation with Company performance and reward our executive officers for their contribution to our growth, profitability, increased stockholder value, and employee engagement through the recognition of individual leadership, initiatives, achievements, and other contributions. For short-term incentive awards for our executive officers for the 2022 fiscal year, our Compensation and Human Capital Committee ("CHCC") approved Company performance metrics and engagement metrics as well as individual management business objectives (“MBOs”), which consist of goals tailored to each executive officer. The short-term incentive award component of our executive officers' compensation was balanced among the following factors:

•Two financial performance metrics: revenue and adjusted operating income;

•Engagement score: a non-financial quantitative metric designed to support our efforts to retain employees and improve employee engagement; and

•Individual MBOs.

The relative weighing of the financial performance metrics, engagement score, and individual MBOs varied among executive officers, with greater weight generally given to the financial performance metrics. Financial performance metrics represented between 50-70% of an executive officer's total score, engagement score represented 10% of an executive officer's total score, and individual MBOs accounted for the remaining 20-40%, as noted in the following illustration:

Payout Percentage of Financial Performance Metrics (50-70% of Cash Bonus)
Payout Percentage of Engagement Score (10% of Cash Bonus)
Payout Percentage of Individual MBOs (20-40% of Cash Bonus)
Annual Base Salary
Target Cash Bonus %
2022 Fiscal Year Cash Bonus

Long-term incentives for the 2022 fiscal year, which were comprised of 50% each of RSUs and PSUs, were also based in part on the Company's performance as measured by certain financial performance metrics set by the CHCC, as shown in the following illustration:

50% of Equity Grant	50% of Equity Grant

RSUs	PSUs

•Number of RSUs granted is fixed at the grant date by the CHCC •Time-based vesting over four years (25% each year)
•Target number of PSUs is set at the grant date by the CHCC
•Actual number of units granted is subject to Company performance based on revenue, adjusted earnings per share and relative total stockholder return targets during a three-year measurement period
•Vest on three-year anniversary date of the grant date

The CHCC modified our long-term incentive program for fiscal year 2022. The CHCC added revenue as an additional performance metric to the PSU awards to help align our long-term incentive program with our strategic growth plan. The 2022 long-term incentive program includes the following performance metrics: revenue (34% weighting), adjusted earnings per share (33% weighting), and relative total stockholder return (33% weighting). In addition, unlike PSUs granted under our 2021 long-term incentive program, which had a measurement period of one-year, with vesting over four years (25% each year), the CHCC modified the long-term incentive program for the 2022 fiscal year to provide for a measurement period of January 1, 2022 to December 31, 2024 for the relative total stockholder return metric and for revenue and adjusted earnings per share metrics to be measured on fiscal year 2024 results. Additionally, the CHCC adjusted the vesting period for the PSUs such that the awards vest on the three-year anniversary of the grant date. The CHCC modified the measurement period and vesting schedule for these PSUs to incentivize our executive officers to focus more on the Company's long-term goals and performance.

2022 Fiscal Year Performance

For the 2022 fiscal year, excluding revenue from divested businesses, our revenues increased 6% from the 12 months ended December 31, 2021, to $678.1 million. This increase in revenue was driven by GeneSight revenue growth of 36% year-over-year as well as prenatal and tumor profiling revenue growth year-over-year of 9% and 6%, respectively. GAAP operating loss was $(140.6) million, an improvement of $49.9 million, or 26%, from fiscal year 2021, and adjusted operating loss was $(32.8) million, compared to adjusted operating income of $9.1 million in fiscal year 2021. GAAP loss per share was ($1.39) and non-GAAP adjusted loss per share was ($0.30) for the year ended December 31, 2022. GAAP operating expenses decreased approximately 10% year-over-year and non-GAAP adjusted operating expenses increased 5% year-over-year, reflecting the incremental investments in research and development, technology and commercial tools, pipeline development and sales and marketing programs, and Gateway Genomics, as well as the impact of the inflationary environment.

We ended the 2022 fiscal year with approximately $169.7 million in cash, cash equivalents, and marketable securities. We plan to continue to exercise a balanced approach to capital deployment, including investing for future growth and engaging in strategic acquisitions and partnerships as well as other business development activities.

An explanation of the adjustments to our GAAP financial measures used in this proxy statement and a reconciliation of the adjusted financial measures to the comparable GAAP financial measures are included in Appendix A to this proxy statement.

Focusing on our longer-term growth, over the past five years, our revenue has declined at a compound annual rate of 2% since fiscal year 2018. Much of the decline in revenue in fiscal year 2021 compared to fiscal years 2018 and 2019 is attributable to the global pandemic but the decline is also attributable to reductions in hereditary cancer revenue as a result of increased competition. The decline in revenue from fiscal year 2021 to fiscal year 2022 is attributable to the divestiture of our Autoimmune business, Myriad RBM, Inc., and our myPath business during fiscal year 2021. Excluding revenue from divested businesses, our revenues for the 2022 fiscal year increased 6% from the 2021 fiscal year. While hereditary cancer test revenues for the 2022 fiscal year decreased 3% year-over-year, hereditary cancer test revenues increased in the fourth quarter of fiscal year 2022 by 14% as compared to the fourth quarter of the 2021 fiscal year, driven by 16% volume growth over the same period.

Going forward, we believe the Company is better positioned to focus on our core competencies and return to sustained revenue growth given increasing stability in hereditary cancer revenues, continued growth from our existing products, and the planned introduction of new products, including Precise Liquid, FirstGene and Precise MRD. The following table shows the Company's total revenue in millions for fiscal years 2018 through 2020, for the 2022 transition period, and fiscal years 2021 and 2022.

Over the past five years, we experienced a (16)% annual stockholder return on our stock price versus a 9% return for the Nasdaq composite index ("IXIC") and a 4% return for the Nasdaq Health Care Index ("IXHC") reflecting the increased competition we are facing in the market. However, since the beginning of fiscal year 2021, when our transformation and growth plan was just beginning, we have experienced a (14)% annual stockholder return on our stock price versus a (10)% return for the IXIC and a (12)% return for the IXHC. We included the IXHC in our stock performance chart because the IXHC is comprised of companies which also operate in the healthcare industry. We caution that historical stock price performance, including the stock price performance shown in the chart below, is not necessarily indicative of, nor is it intended to forecast, the potential future performance of our common stock.

In addition to our financial results during the 2022 fiscal year, we also achieved the following progress in our business units:

Oncology

•Hereditary Cancer

•While revenue from our Hereditary Cancer products (MyRisk, BRACAnalysis®, BRACAnalysis CDx®) in our Oncology business for the 2022 fiscal year decreased 8% compared to the 2021 fiscal year, fourth quarter 2022 revenue increased 9% compared to the fourth quarter 2021, reflecting the execution of our strategic growth plan.

•In March 2022, we received U.S. Food and Drug Administration (FDA) approval for BRACAnalysis CDx as a companion diagnostic test for use with Lynparza® in early-stage breast cancer treatment. BRACAnalysis CDx is the only germline test approved by the FDA as a companion diagnostic for treatment of germline BRCA-mutated HER2 negative high-risk early-stage breast cancer.

•Tumor Profiling

•Revenue from our Tumor Profiling products (myChoice CDx, Prolaris®, EndoPredict®) for the 2022 fiscal year increased 6% compared to the 2021 fiscal year.

•In March 2022, we launched Precise Oncology Solutions, a comprehensive offering designed to help oncologists determine the most effective and personalized treatment plan for individual patients. The new suite of solutions combines germline testing, tumor profiling and companion diagnostic options, including Homologous Recombination Deficiency (HRD) testing. The suite of solutions includes our new Precise Tumor Molecular Profile Test, developed in collaboration with Intermountain Precision Genomics and Illumina, our MyRisk Hereditary Cancer Test and our two companion diagnostic tests, MyChoice CDx and BRACAnalysis CDx.

Women’s Health

•Hereditary Cancer

•Revenue from our Hereditary Cancer products (MyRisk, BRACAnalysis, BRACAnalysis CDx) in our Women's Health business increased for the 2022 fiscal year 3% compared to the 2021 fiscal year.

•In March 2022, we expanded our MyRisk hereditary cancer test to include 13 additional actionable gene markers and four new indications: including indications for renal, lung, endocrine and gastric cancers.

•Prenatal

•On November 1, 2022, we acquired Gateway Genomics, LLC, a personal genomics company and developer of consumer genetic tests including the SneakPeek Early Gender DNA Test.

•Revenue from our prenatal products (Myriad Foresight® Carrier Screen, Myriad Prequel® Prenatal Screen and SneakPeek Early Gender DNA Test) for the 2022 fiscal year increased 9% compared to the 2021 fiscal year.

Mental Health

•GeneSight

◦Revenue from our GeneSight psychotropic test for the 2022 fiscal year increased 36% compared to the 2021 fiscal year.

◦We launched GeneSight Psychotropic 4.1 in March 2022 – an update to the GeneSight test featuring improved clinical considerations, drug categorization, additional medications, and revised phenotype language for certain genes.

◦In July 2022, the Journal of the American Medical Association published results from the PRIME Care study — the largest pharmacogenomics randomized controlled trial ever conducted in mental health. The study, funded and conducted by the U.S. Department of Veterans Affairs, achieved both of its co-primary endpoints and found that major depressive disorder remission rates were significantly improved when clinicians had access to GeneSight Psychotropic test results.

Additionally, during fiscal year 2022, we hired several new Company leaders, including our General Manager, Oncology, Chief Marketing Officer, Senior Vice President, Business Development, Senior Senior Vice President, Product Management, and Vice President, Lab Transformation. We also promoted existing Company employees, Mark S. Verratti, to serve as Chief Commercial Officer and, Dale Muzzey, to serve as Chief Scientific Officer. Please see the CEO Letter above for additional information about our business performance during the 2022 fiscal year.

Named Executive Officer Pay at a Glance

To ensure that the interests of our NEOs are aligned with those of our stockholders, the CHCC has designed our executive compensation program to include a substantial majority of pay that is at-risk. At-risk pay may be cash-based, equity-based, or both. The charts below show that the target compensation opportunities for our NEOs are heavily weighted towards variable at-risk pay elements that are only earned based on achievement of performance goals or through continued employment with us. For fiscal year 2022, approximately 91.0% of our President and Chief Executive Officer's 2022 target compensation was comprised of at-risk pay. Similarly, approximately 78.8% of our other NEOs' aggregate 2022 target compensation was comprised of at-risk pay.
* This chart reflects the 2022 fiscal year target compensation of Mr. Diaz, our President and Chief Executive Officer. Percentages shown are approximate.

** This chart reflects the aggregate 2022 fiscal year target compensation of Mr. Riggsbee, Ms. Lambert, Mr. Verratti and Dr. Haas. It does not include the 2022 fiscal year target compensation of Dr. Lanchbury, who retired on January 14, 2022. It also does not include Mr. Verratti's base salary increase or the one-time grant of 10,000 RSUs awarded to Mr. Verratti on April 14, 2022. The percentage for each category is calculated by dividing (i) the sum of the 2022 fiscal year target compensation for these four NEOs for such category by (ii) the aggregate 2022 fiscal year target compensation of these four NEOs for all categories. Percentages shown are approximate.

Say-on-Pay Results

At our last Annual Meeting of Stockholders on June 2, 2022, we held a stockholder advisory vote on the compensation of our NEOs as disclosed in our 2022 proxy statement. This is generally referred to as a ‘‘Say-on-Pay’’ vote. Our stockholders approved the compensation of our NEOs with 95% of the votes cast in favor of our Say-on-Pay resolution at our 2022 Annual Meeting of Stockholders. Notwithstanding this high approval percentage, the CHCC continues to monitor stakeholder feedback, Company performance, and market developments for potential further improvements to our compensation structure for executive officers. Proxy advisors and stockholder feedback was considered in the CHCC's decisions for fiscal year 2022 compensation. The chart below outlines feedback we have received from stockholders over the past several years and changes we have made in our compensation practices since 2020 in response to that stockholder feedback. For example, during fiscal year 2022, we modified the measurement period of our PSUs from a one-year to a three-year period, with all earned PSUs vesting on the three-year anniversary of the grant date. In addition, we added revenue as a performance metric for PSUs, in addition to adjusted earnings per share and relative total stockholder return, given the importance of long-term revenue growth to investors in our industry.

What we heard from stockholders	Changes in response to stockholder feedback
Annual cash bonus plan gave CHCC significant discretion to determine award levels	Streamlined short-term incentive plan to focus primarily on Company financial metrics (50-70% weighting) and less on MBOs (20-40%); added engagement score metric (10% weighting) to improve employee engagement and retention
Annual cash bonus plan metrics were not sufficiently rigorous	Established more challenging performance metrics, including revenue and adjusted operating income targets for short-term incentive plan
Performance conditions are measured over one-year period	PSUs are measured over a three-year performance period and vest at the end of the three-year performance period based on the CHCC's certification of the applicable performance metrics
Reduce focus on long-term cash awards	Eliminated long-term cash incentive program in September 2020
Increase emphasis on performance-based equity	PSUs (weighted 50%) are subject to three objective Company performance metrics, including revenue
No relative metrics under long-term incentive plan	Added a revenue and a relative total stockholder return metric for PSUs
No cap on PSU awards where absolute total stockholder return is negative	Cap award payouts for PSUs if absolute total stockholder return is negative over the performance period
RSUs and PSUs should have long-term vesting requirements	Provided for full vesting of RSUs only after four years and PSUs only after three years to our executive officers under our 2022 long-term incentive plan
Lack of transparency with respect to incentive-based compensation	Enhanced disclosure to include threshold, target and maximum goals and actual performance for annual and long-term incentive plans
Single-trigger change of control provisions provide payments without termination	Replaced single-trigger accelerated vesting in a change in control with double-trigger vesting (i.e., change in control and termination now required for accelerated vesting and cash severance benefits)
Align severance benefits awarded upon change in control with market practice
•Reduced change in control severance payments from 3X salary and bonus to 1X salary and bonus
•Reduced benefit (COBRA) payments from 36 months to a maximum of 12 months
•Introduced severance payments (1X salary and bonus) and equity acceleration (two years of vesting) upon a termination without "Cause" or for "Good Reason" not in connection with a change in control

Pay Practices

In evaluating, designing and implementing our executive compensation program, the CHCC considers the latest industry trends in compensation governance and compensation best practices. As a result of our review of our executive compensation program, we have adopted a number of best practices that we believe reflect the high standards our CHCC seeks to attain to support our compensation philosophy and pay practices, including the following:

What We Do:	What We Don't Do:
•Grant 50% of executive officers' equity in the form of PSUs that are subject to objective performance metrics	•Reprice stock options and other awards without stockholder approval
•Establish challenging performance metrics, including revenue and adjusted operating income targets	•Provide single-trigger change of control vesting for equity awards
•Require directors and executive officers to meet robust stock ownership guidelines	•Guarantee bonuses
•Provide full vesting of RSUs under our 2022 long-term incentive plan to executive officers only after four years	•Grant in-the-money stock options
•Evaluate officer compensation levels against a peer group of similarly situated companies	•Provide excessive perquisites
•Retain an independent compensation consultant	•Repurchase underwater stock options
•Prohibit hedging transactions (no waivers granted)
•Prohibit tax gross-up payments by the Company with respect to compensation paid to any employee or director
•Prohibit short sales, put and call options and other speculative transactions
•Prohibit pledging or the use of common stock to secure a margin or other loan (no waivers granted)
•Hold an annual advisory vote on executive compensation
•Subject incentive compensation to recoupment under our clawback policy
•Cap PSUs earned at target if absolute total stockholder return is negative over the performance period

2022 Fiscal Year Named Executive Officer Compensation

Elements of our Compensation Program

While the components of our compensation program are discussed in detail in the following pages, below is a brief introduction:

•Base Salary: An annual base salary provides the foundation of our compensation program and ensures that the executive officer is being paid ongoing compensation, which allows us to attract and retain high-quality talent.

•Short-Term Incentive Award: The short-term incentive award forms an important part of our compensation strategy by providing an incentive to achieve short-term performance goals as measured by Company performance, an engagement score and accomplishment of individual MBOs.

•Equity: Equity incentive compensation forms an important part of our compensation strategy and we have increased our emphasis on PSUs going forward. Equity grants reward our executive officers for the long-term performance of the Company and help to ensure that our executive officers have a stake in our long-term success by providing an incentive to improve our overall growth and stockholder value. For example, financial and stock price performance metrics are included that align with our strategic goals and objectives and align the executive officers’ interests with stockholders’ long-term interests.

The long-term cash incentive bonus award program was discontinued as of September 2020 such that no new awards have been or will be granted under this program. The last awards under the program were granted in September 2019 and were potentially payable in September 2022. However, as noted below, the required metrics were not achieved and no payment was made under these awards.

The CHCC, in collaboration with management, attempts to develop an overall compensation program that incentivizes the executive officers to achieve their objectives without encouraging them to take excessive risks to the business. We believe this objective is accomplished by appropriately balancing the various elements of our compensation program.

Formulating and Setting Executive Compensation

The CHCC is responsible for formulating, evaluating and approving the compensation, including the award of equity compensation, for our executive officers. The CHCC also assists our Board in establishing appropriate incentive compensation and equity-based plans generally for all employees and is responsible for administering these plans.

During fiscal year 2021, the CHCC retained an independent compensation consultant, Mercer, to update our peer group of companies and to provide competitive market data on the salary, short-term incentive compensation and long-term incentive compensation of executive officers at comparable companies within our industry (the "2021 Mercer Executive Compensation Review"). The CHCC used this competitive market data on compensation in determining annual base salaries, short-term (annual) incentive compensation and long-term equity incentive compensation for our executive officers for fiscal year 2022.

As a basis for the source market data for the 2021 Mercer Executive Compensation Review, Mercer used the compensation data from the group of 19 peer companies set forth in the table below (the "2022 Peer Group"), an increase of seven new companies from our prior peer group based on input from Mercer. The seven new companies (which are marked with an asterisk below) include certain direct competitors of Myriad and certain other companies in the healthcare industry. Each of the seven new companies selected had last twelve month revenues that were less than Myriad's last twelve month revenues to recalibrate the overall size of our peer group. We believe that the compensation information obtained from the 2021 Mercer Executive Compensation Review provides us with appropriate compensation data and benchmarks for the 2022 fiscal year compensation decisions because it is derived from companies that are in our industry and have similar factors such as number of employees, total assets, market value, revenues, and net income.

Alkermes plc	lonis Pharmaceuticals, Inc.
BioMarin Pharmaceutical Inc.	Ironwood Pharmaceuticals, Inc.*
Bio-Techne Corporation	Jazz Pharmaceuticals plc
bluebird bio, Inc.*	Natera, Inc.*
Coherus BioSciences, Inc.*	Neogenomics, Inc.
Exact Sciences Corporation	Neurocrine Biosciences Inc.
Exelixis Inc.	Seagen Inc.
lncyte Corporation	United Therapeutics Corporation
Intercept Pharmaceuticals, Inc.*	Vanda Pharmaceuticals Inc.*
Invitae Corporation*

In addition, Mercer gathered competitive market data from published surveys in the biotech industry for similarly sized entities as reflected in the 2020 Mercer US Global Premium Executive Remuneration Suite and the 2021 Radford Global Life Sciences Survey. To determine competitive market compensation, where possible, composite survey data were equally blended with available proxy data from companies in the 2022 Peer Group set forth above. This information was gathered and analyzed for the 25th, 50th and 75th percentiles for annual salary, short-term incentive pay elements and long-term incentive pay elements. Where possible, our executive officers were matched to appropriate proxy and survey positions based on job content and level of responsibility. Proxy-based and survey-based salaries were aged to January 1, 2022, at an annual rate of 3.0%, the average projected 2021 salary increase for executives in the United States. Restricted stock units were valued at fair market value (the closing price of our common stock) on the date of grant. Using the composite peer group data provided to us in the 2021 Mercer Executive Compensation Review, the CHCC analyzed the average salary, short-term incentive bonus compensation and long-term equity incentive compensation for each of our executive officers at the 25th, 50th and 75th percentile ranges.

Utilizing this composite peer group data, the CHCC then determined the components of each executive officer's compensation package based on various factors, including: the executive officer’s particular background, training and relevant work experience; the executive officer’s role and responsibilities and the compensation paid to similar persons in comparable companies represented in the compensation data; demand for individuals with the executive officer’s specific talents and expertise and our ability to attract and retain comparable talent; individual MBOs; other expectations of the executive officer for the position; and comparison to other executive officers within our Company having similar skills and experience levels and responsibilities. The CHCC may award compensation below or above the 50th percentile of comparable companies in our industry taking into account the foregoing factors and the need to ensure that the applicable compensation package provides sufficient compensation to attract and retain talented executives and achieve our other executive compensation program objectives.

Base Salary

Each year, we evaluate base salaries as part of our management compensation program and establish each executive officer’s base salary for the ensuing year. In establishing base salaries, we assess the executive officer’s performance in each of the areas of their individual MBOs, the financial performance of the Company in the areas of responsibility of the executive officer, overall financial performance of the Company, the experience of the executive officer, the executive officer’s role and responsibilities and particular background, and other significant accomplishments and contributions of the executive officer. An executive officer’s base salary is also evaluated together with other components of the executive officer's total compensation.

In December 2021, the CHCC increased the base salaries of our NEOs (other than Dr. Lanchbury, who retired on January 14, 2022) by an average of 4.8%. The base salary increases were effective as of February 1, 2022 for each NEO other than Ms. Lambert. Ms. Lambert's base salary increase, which was effective January 1, 2022 and made in connection with her promotion to Chief Operating Officer, was made to reflect her increased duties and responsibilities. The CHCC also increased the base salary of Mr. Diaz by 5.0% due to his leadership in developing and executing upon our strategic transformation and growth plan. Mr. Verratti's base salary was increased by 3.0% to $447,524. However, upon his promotion from President, Mental Health to Chief Commercial Officer on April 14, 2022, the CHCC increased Mr. Verratti's base salary to $475,000 to reflect his increased duties and responsibilities.

Named Executive Officer	Base Salary During 2021 Fiscal Year ($)	Base Salary During 2022 Fiscal Year ($)	% Base Salary Increase From 2021
Paul J. Diaz President and Chief Executive Officer	$1,000,000	$1,050,000	5.0%
R. Bryan Riggsbee Chief Financial Officer and Treasurer	$526,451	$547,509	4.0%
Jerry S. Lanchbury, Ph.D. Former Chief Scientific Officer (1)	$544,820	$544,820	—%
Nicole Lambert Chief Operating Officer	$475,250	$500,000	5.2%
Mark S. Verratti Chief Commercial Officer (2)	$434,489	$475,000	9.3%
Kevin R. Haas, Ph.D. Chief Technology Officer	$375,000	$400,000	6.6%
(1) Dr. Lanchbury resigned from his role as Chief Scientific Officer on January 14, 2022.
(2) The CHCC increased Mr. Verratti's base salary by 3.0% to $447,524, effective as of February 1, 2022. Upon his promotion from President, Mental Health to Chief Commercial Officer on April 14, 2022, the CHCC increased Mr. Verratti's base salary to $475,000.

Short-Term Incentive Awards

The short-term (annual) incentive award amount is determined as part of our executive compensation program. The CHCC has implemented an annual executive compensation program for the purpose of establishing annual performance objectives for our executive officers to align their performance with the overall goals and objectives of the Company. For fiscal year 2022, the CHCC used a formulaic approach to determine the short-term incentive awards for our executive officers. The formula was based on a target incentive bonus as a percentage of base salary, Company financial performance, engagement score, and the achievement of individual MBOs. After the level of performance is determined by the CHCC, the payout percentage of each individual metric is added together to calculate the total payout percentage for each executive officer. The final payout percentage is then multiplied by the executive officer's base salary and by the executive officer's target bonus opportunity (which is a percentage of the executive officer's base salary). The general formula for calculating bonus amounts for the 2022 fiscal year is as follows:

Target Bonus Opportunity

In March 2022, after considering the Company’s performance, the performance of the NEOs and the general industry and market conditions, the CHCC determined that the target bonus opportunity for our NEOs (other than Dr. Lanchbury) for the 2022 fiscal year short-term incentive award should remain unchanged from the targets for each position that were established for the 2021 fiscal year.

Named Executive Officer	2022 Fiscal Year Target Bonus Opportunity (% of Base Salary)	2021 Fiscal Year Target Bonus Opportunity (% of Base Salary )
Paul J. Diaz, President and Chief Executive Officer	100%	100%
R. Bryan Riggsbee, Chief Financial Officer and Treasurer	60%	60%
Nicole Lambert, Chief Operating Officer	60%	60%
Mark S. Verratti, Chief Commercial Officer	50%	50%
Kevin R. Haas, Ph.D. Chief Technology Officer	50%	50%

Weighting of Performance Metrics

In addition, in March 2022, the CHCC determined that Company financial performance, engagement score, and individual MBOs for each NEO (other than Dr. Lanchbury) should be weighted as noted in the table below. Individual MBOs constituted a proportion of each executive officer’s scoring for cash bonuses that is weighted less than the financial metrics of revenue and adjusted operating income combined. The financial metrics were generally weighted higher than individual MBOs to incentivize our executive officers to achieve our strategic growth plan and achieve profitability during fiscal year 2022. The CHCC weighted Mr. Riggsbee's and Dr. Haas' individual MBOs higher than other NEOs due to the importance of each of their respective MBOs, which are described in detail below, to the Company's transformation and growth plans.

Named Executive Officer	Revenue Weight	Adjusted Operating Income Weight	Engagement Score Weight	Individual MBO Weight
Paul J. Diaz President and Chief Executive Officer	40%	30%	10%	20%
R. Bryan Riggsbee Chief Financial Officer and Treasurer	30%	20%	10%	40%
Nicole Lambert Chief Operating Officer	40%	30%	10%	20%
Mark S. Verratti Chief Commercial Officer	40%	30%	10%	20%
Kevin R. Haas, Ph.D. Chief Technology Officer	30%	20%	10%	40%

Performance Metrics

Company financial performance is based on two weighted metrics: Company revenue and adjusted operating income, with adjusted operating income defined as total operating income excluding acquisition-related amortization of intangible assets, equity compensation, goodwill and long-lived asset impairment charges, transformation initiatives, acquisition-related costs, legal charges, net of insurance reimbursement, and certain other non-recurring items. These financial performance metrics were selected to support our strategic growth plan with the goals of increasing revenue and improving our adjusted operating income. These metrics are measured on a Company-wide basis for all executive officers other than Mr. Verratti, who led our Mental Health business during a portion of fiscal year 2022. Mr. Verratti's performance metrics for fiscal year 2022 were based on the revenue and adjusted operating income performance of our Mental Health business during fiscal year 2022. In addition, consistent with the approach established in fiscal year 2021, the CHCC used engagement score as another quantitative metric in fiscal year 2022 to support our efforts to retain employees and improve employee engagement. In developing the engagement score metric for fiscal year 2022, the CHCC considered our fiscal year 2021 engagement score of 50, our first Company-wide measure of engagement, which failed to achieve even our threshold performance level target of 55 in fiscal year 2021. For fiscal year 2022, to incentivize our executive officers to improve upon our fiscal year 2021 engagement score, the CHCC adopted threshold, target, and maximum performance level targets for engagement score based on a percentage improvement over our fiscal year 2021 engagement score. The chart below summarizes the metrics and performance levels established by the CHCC for the 2022 fiscal year. The financial metrics and performance targets were based on our 2022 budget, which, in comparison to our 2021 fiscal year financial and operating results, no longer included our Autoimmune business, Myriad RBM, Inc., and our myPath business due to the divestiture of those businesses during fiscal year 2021. The target performance levels for revenue and adjusted operating income were set at 100% of our 2022 budget for revenue and adjusted operating income.

Performance Metrics	Weighting	Threshold Performance Level	Target Performance Level	Maximum Performance Level
Revenue (1)	30-40%	$629.1 million Payout %: 15-20%	$680.1 million Payout %: 30-40%	$748.1 million Payout %: 45-60%
Adjusted Operating Income (2)	20-30%	$(13.0) million Payout %: 10-15%	$0.1 million Payout %: 20-30%	$25.0 million Payout %: 30-45%
Engagement Score	10%	4.5% improvement Payout %: 5%	5.0% improvement Payout %: 10%	7.0% improvement Payout %: 15%
Individual MBOs	20-40%
The payout percentage for individual MBOs is determined by the CHCC in its sole and absolute discretion after considering the performance of each executive officer in achieving his or her individual MBOs.

(1) Mr. Verratti's threshold, target, and maximum performance level targets for revenue from our Mental Health business for fiscal year 2022 were $102.0 million, $110.3 million, and $121.3 million, respectively.
(2) Mr. Verratti's threshold, target, and maximum performance level targets for adjusted operating income for our Mental Health business for fiscal year 2022 were $17.4 million, $20.8 million and $26.3 million, respectively.

Company Performance and Engagement Score

As shown below, in February 2023, the CHCC determined that the achievement level for the Company-wide revenue metric was 95% of target performance level and that the Company failed to reach the threshold performance level for the Company-wide adjusted operating income, and, therefore, no payment would be made with respect to that metric for our NEOs (other than Mr. Verratti). Mr. Verratti's achievement level for the revenue and adjusted operating income metrics for the Mental Health business were 150% and 150% of target performance levels, respectively. The CHCC also determined that our fiscal year 2022 engagement score increased year-over-year by 22%, resulting in an achievement of the maximum performance level. The CHCC then calculated the payout percentage for these quantitative performance metrics for each executive officer, by applying the actual results for each quantitative performance metric for the 2022 fiscal year to the targets approved by the CHCC during 2022 and the relative weighting of each metric for each executive officer. The following chart shows the CHCC’s determination with respect to the 2022 fiscal year cash incentive performance measures:

Metric	Threshold	Target	Maximum	Actual Result (3)	Achievement	Payout %
Revenue (1)	$629.1 million	$680.1 million	$748.1 million	$675.1 million	95%	28.5% - 38%
Adjusted Operating Income (Loss) (2)	$(13.1) million	$(0.1) million	$24.9 million	$(32.4) million	—%	—%
Engagement Score (YoY Improvement)	4.5%	5.0%	7.0%	22.0%	150%	15.0%
Total						43.5% - 53.0%
(1) Fiscal year 2022 revenue for the Mental Health business was $127.6 million, which exceeded the maximum performance level target of $121.3 million, resulting in an achievement of 150%, and a payout of 60% for Mr. Verratti.
(2) Fiscal year 2022 adjusted operating income for the Mental Health business was $29.5 million, which exceeded the maximum performance level target, resulting in an achievement of 150% and a payout of 45% for Mr. Verratti. Mr. Verratti's total payout percentage for all financial performance metrics was 105%. (3) Revenue and adjusted operating income (loss) attributable to Gateway Genomics, LLC, which was acquired by us on November 1, 2022, were excluded in determining the achievement level of the performance and engagement metrics.

Individual MBOs

The MBOs for each executive officer for the 2022 fiscal year consist of individual objectives tailored to each executive. The MBOs for our NEOs for the 2022 fiscal year and their achievement of those MBOs during fiscal year 2022 are set forth in the table below. The CHCC determined that Mr. Diaz achieved a 100% performance score on his individual MBOs, resulting in an individual MBO payout percentage of 20.0% for determining his cash incentive bonus for the 2022 fiscal year. The CHCC also determined that the other NEOs had substantially accomplished their respective individual MBOs based on the accomplishments described in the table below.

Named Executive Officer	Individual MBOs For Fiscal Year 2022	MBO Achievements
Paul J. Diaz President and Chief Executive Officer
Strengthen the Company's product pipeline by being positioned to launch FirstGene in 2023, make substantial progress in developing a liquid biopsy product and finish evaluation of a minimal residual disease detection technology. Engage proactively in interactions with external stakeholders to improve stakeholder perceptions of the Company.
Mr. Diaz strengthened the Company's product pipeline by positioning FirstGene for a launch in 2023, made substantial progress on Precise Liquid, which is also scheduled to launch in 2023, made progress on developing Precise MRD, and engaged with key stakeholders to improve stakeholder perceptions.
R. Bryan Riggsbee Chief Financial Officer and Treasurer
Complete the upgrade to our reimbursement, billing and revenue cycle capabilities; restructure and improve our information technology security systems and internal control processes, partner with business development team to create and execute a plan to deploy capital to support top-line revenue growth and continue to improve engagement and transparency with investors.
Mr. Riggsbee completed the upgrade to the Company's reimbursement, billing and revenue cycle capabilities and made improvements to the Company's information technology systems and control processes, resulting in no material weakness for the year ended December 31, 2022. In addition, Mr. Riggsbee partnered with the business teams to acquire Gateway Genomics, LLC and continued to increase engagement and transparency with investors.
Nicole Lambert Chief Operating Officer	Develop and launch program to serve additional myRisk patients; define and align customer service organization; improve external net promoter score; restructure international organization and better align central functions to the U.S. enterprise teams; and increase recruiting efforts to attract high performing talent, decrease undesirable turnover, and implement employee development plans.	Ms. Lambert launched a program to serve additional myRisk patients, improved our external net promoter score, realigned our customer service and sales organizations, restructured our international organization, increased recruiting efforts to attract high performing talent, reduced undesirable turnover and implemented employee development plans and manager training on employee development and career planning.
Mark S. Verratti Chief Commercial Officer	Execute on new commercial model, including through reorganization of sales force, digital marketing and inside sales expansion; and decrease the percentage of non-paid GeneSight tests from fiscal year 2021 baseline.	The GeneSight team continued to execute upon the new commercial model by growing the inside sales team by 10%, improving year-over-year lead generation for providers and patients, and increasing order volumes. In addition, the GeneSight team made progress on decreasing the percentage of non-paid GeneSight tests from fiscal year 2021.
Kevin R. Haas, Ph.D. Chief Technology Officer	Deliver key commercial capabilities and comprehensive technology solutions for end-to-end customer experience and ease of use; accelerate growth by advancing innovative products which improve clinical outcomes, and accessing new market opportunities; execute on a strategy for enterprise platforms that reduce complexity, increase efficiency and eliminate technical debt; and develop talent, culture, and operating capacity of technology organization.	Dr. Haas and the Technology team developed certain key commercial capabilities and technology solutions to improve customer experience and ease of use, including the Epic integration, supported the development of new products and access to new market opportunities, eliminated technical debt, and improved the talent and operating capacity of the technology organization.

The NEOs' performance on their individual MBOs and individual MBO payout percentages are noted in the following table.

Named Executive Officer	MBO Score (%) Achieved	MBO Weighting	MBO Payout Percentage
Paul J. Diaz President and Chief Executive Officer	100%	20%	20%
R. Bryan Riggsbee Chief Financial Officer and Treasurer	100%	40%	40%
Nicole Lambert Chief Operating Officer	90%	20%	18%
Mark S. Verratti Chief Commercial Officer	100%	20%	20%
Kevin R. Haas, Ph.D. Chief Technology Officer	95%	40%	38%

In February 2023, the CHCC determined the payout percentage for each performance metric based on the actual level of performance achieved in the 2022 fiscal year for each of the performance metrics. The CHCC then determined the cash incentive bonuses for our NEOs for the 2022 fiscal year as set forth in the chart below.

Named Executive Officer	Base Salary	Target Incentive Bonus (as a % of Base Salary)	Total Payout Percentage (as a %) (1)	2022 Fiscal Year Bonus Payment ($)
Paul J. Diaz President and Chief Executive Officer	$1,050,000	100%	73.0%	$766,500
R. Bryan Riggsbee Chief Financial Officer and Treasurer	$548,000	60%	83.5%	$274,548
Nicole Lambert Chief Operating Officer	$500,000	60%	71.0%	$213,000
Mark S. Verratti (2) Chief Commercial Officer	$447,524	50%	140.0%	$313,267
Kevin R. Haas, Ph.D. Chief Technology Officer	$400,000	50%	81.5%	$163,000
(1) Total payout percentage was calculated based on the sum of the revenue, adjusted operating income, engagement score, and individual MBO payout percentages. Mr. Diaz's revenue, adjusted operating income, and individual MBO payout percentages were 38.0%, 0%, and 20.0%, respectively. Mr. Riggsbee's revenue, adjusted operating income, and individual MBO payout percentages were 28.5%, 0%, and 40.0%, respectively. Ms. Lambert's revenue, adjusted operating income, and individual MBO payout percentages were 38.0%, 0%, and 18.0%, respectively. Mr. Verratti's revenue, adjusted operating income, and individual MBO payout percentages were 60.0%, 45.0%, and 20.0%, respectively. Dr. Haas' revenue, adjusted operating income, and individual MBO payout percentages were 28.5%, 0%, and 38.0%, respectively. The engagement score payout percentage was 15% for all executive officers.
(2) The CHCC determined Mr. Verratti's 2022 fiscal year short-term incentive award based on his base salary at the beginning of 2022 of $447,524 and his target incentive bonus percentage at the beginning of 2022 of 50%, Mr. Verratti's base salary and target incentive bonus percentage were increased to $475,000 and 60%, respectively, in connection with his promotion to Chief Commercial Officer in April 2022.

Long-Term Incentive Awards

For fiscal year 2022, long-term incentive compensation was granted in the form of 50% RSUs subject to time-based vesting and 50% PSUs subject to vesting upon meeting certain performance metrics. Prior to the 2020 transition period, we provided a three-year cash incentive bonus and annual equity awards. Beginning with the 2020 transition period, we eliminated the cash incentive bonus in response to stockholder feedback and to better align the interests of our executive officers with those of our stockholders. As discussed below, the last award under the cash incentive bonus ended without any payment thereunder at the end of the last three-year performance period on June 30, 2022.

In determining the amount of equity compensation to be awarded, the CHCC considers various factors, including our financial and operating performance for the applicable period; the executive officer’s contribution to our performance; the anticipated contribution of the executive officer to our future performance; the accomplishments of the executive officer as measured by achievement of MBOs; a review of compensation for comparable positions in our peer group from our benchmarking studies; and the total compensation of the executive officer and the anticipated retentive effect of the grant of additional equity compensation. We also consider the total number of outstanding shares of our common stock, relative dilution to stockholders, as well as our gross equity burn rate, issued equity overhang and total equity overhang. The size of the long-term incentive award generally increases as the rank and responsibilities of the executive officer increases.

Long-term incentive awards for the fiscal year 2022 were made in March 2022, at a regularly scheduled CHCC meeting, and the CHCC anticipates continuing to grant long-term incentive awards in March of each year going forward. The CHCC does not time the grant of equity compensation with respect to the release of material nonpublic information, whether or not that information may favorably or unfavorably impact the price of our common stock. Equity awards for the executive officers, including our Chief Executive Officer, are approved by the CHCC.

Time-based restricted stock units (RSUs). For our NEOs, we issue long-term equity incentive compensation grants in the form of RSUs. For these RSUs, one-fourth of the grants vest on an annual basis over a period of four years. The number of RSUs granted to our NEOs during the 2022 fiscal year are set forth in the chart below. Mr. Verratti received a special one-time award of 10,000 RSUs on April 14, 2022 in connection with his promotion to Chief Commercial Officer.

Named Executive Officer	2022 Fiscal Year RSUs Granted (#) (1)	2022 Fiscal Year Grant Date Fair Value of RSUs Granted ($) (3)
Paul J. Diaz, President and Chief Executive Officer	173,144	$4,500,013
R. Bryan Riggsbee, Chief Financial Officer and Treasurer	36,866	$958,147
Jerry S. Lanchbury, Ph.D., Former Chief Scientific Officer	—	—
Nicole Lambert, Chief Operating Officer	33,665	$874,953
Mark S. Verratti, President, Chief Commercial Officer	29,238 (2)	$739,796
Kevin R. Haas, Ph.D. Chief Technology Officer	19,238	$499,996
(1)The amounts represent the number of RSUs granted to our NEOs during the 2022 fiscal year. Except as otherwise noted in footnote (2) below, the RSUs awarded to Mr. Diaz, Mr. Riggsbee, Ms. Lambert, Mr. Verratti and Dr. Haas were granted on March 22, 2022 and vest 25% on March 22, 2023, 25% on March 22, 2024, 25% on March 22, 2025 and 25% on March 22, 2026, subject to the executive officer's continued service to the Company.

(2)Mr. Verratti received an award of 10,000 RSUs on April 14, 2022. These RSUs vest 25% on April 14, 2023, 25% on April 14, 2024, 25% on April 14, 2025, and 25% on April 14, 2026.

(3)The amounts represent the grant date fair value calculated in accordance with FASB ASC Topic 718 and, (a) in the case of RSUs granted on March 22, 2022, are based on the closing price of our common stock on the Nasdaq Global Select Market on March 22, 2022, of $25.99, and (b) in the case of RSUs granted on April 14, 2022, are based on the closing price of our common stock on the Nasdaq Global Select Market on April 14, 2022, of $23.98.

Performance-based restricted stock units (PSUs). For our NEOs, all PSUs awarded will vest after three years only if predetermined, formula-based, performance targets are achieved. Each performance metric has threshold, target and maximum performance level targets. The actual number of units earned is determined based on the percentage achievement of each predetermined performance target with no award earned if the minimum threshold is not achieved. Maximum payout is capped at 150% of the target number of PSUs granted. If the minimum threshold is achieved, the awards for fiscal year 2022 vest on the three-year anniversary of the grant date, or March 22, 2025.

The performance metrics for PSUs are weighted 34% for revenue, 33% for adjusted earnings per share and 33% for relative total stockholder return. Relative total stockholder return is measured against the IXHC using the 20-trading day averages at the beginning and end of the measurement period. The CHCC selected the IXHC as the appropriate benchmark because it includes a broad swath of healthcare growth companies and the CHCC believes that it best represents the Company from both a market and size perspective. In addition, the CHCC capped the number of PSUs earned with respect to the relative total stockholder return metric at target performance level if absolute total stockholder return is negative over the performance period. The measurement period for the relative total stockholder return metric is January 1, 2022 to December 31, 2024, and the revenue and adjusted earnings per share metrics will be measured based on fiscal year 2024 results. We do not publicly disclose our goals during the performance periods due to the proprietary and competitive sensitivity of the information. We believe these goals to be consistent with our philosophy of establishing aggressive but achievable targets.

The number of PSUs granted during the 2022 fiscal year for our NEOs are set forth in the chart below.

Named Executive Officer	2022 Fiscal Year Number of PSUs Granted (1)	2022 Fiscal Year Grant Date Fair Value of PSUs Granted ($) (2)
Paul J. Diaz President and Chief Executive Officer	173,143	$5,013,648
R. Bryan Riggsbee Chief Financial Officer and Treasurer	36,865	$1,067,485
Jerry S. Lanchbury, Ph.D. Former Chief Scientific Officer	—	—
Nicole Lambert Chief Operating Officer	33,664	$974,797
Mark S. Verratti Chief Commercial Officer	19,238	$557,073
Kevin R. Haas, Ph.D. Chief Technology Officer	19,238	$557,073
(1)Represents the target number of PSUs awarded to our NEOs on March 22, 2022. To the extent the PSUs are determined to have been earned based on the performance metrics, the PSUs will vest on March 22, 2025.

(2)The amounts represent the grant date fair value calculated in accordance with FASB ASC Topic 718. 67% of the units have a performance condition and are valued based on the closing price of our common stock on the Nasdaq Global Select Market on March 22, 2022 of $25.99. The other 33% of the units have a market condition and are valued using a Monte Carlo valuation model which resulted in a value of $34.98.

Other Compensation

Initial Equity Awards. Executive officers are often granted equity in the form of restricted stock unit awards when he or she joins us. The amount of the initial restricted stock unit award is determined based on the executive officer’s position and analysis of the competitive practices of the companies similar in size as represented in the compensation data that we review with the goal of creating a total compensation package for new executive officers that is competitive with other similar companies and that will enable us to attract high quality management personnel. Generally, each initial equity award vests in equal portions on an annual basis over at least four years. No initial equity awards were granted to executive officers in 2022.

Three-Year Cash Incentive Bonus. In December 2012, the CHCC established a long-term cash incentive bonus program for our executive officers based on predetermined, objective financial formula-based performance targets to be accomplished at the end of the third ensuing fiscal year. In September 2020, the CHCC discontinued this program, so that no further awards would be granted under this program. The last long-term cash incentive awards to executive officers were made in September 2019 for a three-year performance period that ended June 30, 2022.

For any amount to be paid under the three-year cash bonus awards, the minimum predetermined financial metric thresholds must be surpassed; otherwise, no bonus amount is paid. As reflected in the following table, the financial metrics for these payouts are determined when each three-year award is established. The three-year incentive bonus award amount was based on a target bonus amount as a percentage of base salary of 20% for our Chief Executive Officer and 15% for our other executive officers. For all executive officers, the bonus amount is capped at 150% of the target bonus. Based on the Company’s financial performance, we have made a payout under our long-term cash incentive bonus program only for the three-year performance periods ending with fiscal years 2015 and 2019. For the other three-year performance periods ending in fiscal years 2016, 2017, 2018, and 2020, and for the 12 months ended June 30, 2021 and June 30, 2022, none of the target thresholds were achieved, so no payouts were made.

The following table summarizes the results of the last grant of the three-year cash incentive awarded to our executive officers.

Date of Award	Three-Year Performance Period	Performance Criteria and Weighting (as of %)	Payout Under Award
September 2019	FY 2020-2022	Revenue (50%), Adjusted Operating Margin (25%) and Diversification of Product Revenue (25%)	No Payout
Benefits; Other Compensation. We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance, and a 401(k) plan. Additionally, we may provide other benefits to new executive officers such as a relocation package or other related compensation as determined on a case-by-case basis. During the 2022 fiscal year, Mr. Diaz received a housing allowance of $33,600 and paid commuting expenses of $14,482 and Ms. Lambert received paid commuting expenses of $11,217. We may also provide certain compensation benefits in connection with the retirement of our executive officers based on their accomplishments and tenure of employment with us. On February 7, 2022, in connection with Dr. Lanchbury's retirement as Chief Scientific Officer, we entered into a Separation and Consulting Agreement with him (the "Separation Agreement"), pursuant to which he received certain compensation and other benefits in consideration for, among other things, his compliance with certain restrictive covenants, including customary non-compete and non-solicitation covenants, a typical release of claims, and for his 19 years of distinguished service with us. The terms of Dr. Lanchbury's Separation Agreement are set forth in more detail under "Narrative Disclosure to Summary Compensation Table and 2022 Fiscal Year Grants of Plan-Based Awards Table" later in this proxy statement section.

Compensation Objectives

The primary objectives of our CHCC in establishing and maintaining our executive compensation programs are to:

•Attract and retain the best possible executive talent;

•Motivate our executive officers to enhance our growth and profitability;

•Increase long-term stockholder value; and

•Reward the executive officers for their contribution to our growth, profitability and increased stockholder value through the recognition of individual leadership, initiatives, achievements and other contributions.

The specific directives of the CHCC are to provide appropriate short- and long-term compensation and incentives, in the form of cash and equity, that motivate and reward the accomplishment of individual and corporate objectives and that align executive officer compensation with the creation of stockholder value. Though the greater weight in determining executive compensation will be given to objective financial metrics and Company performance, such as revenue, adjusted operating income, adjusted earnings per share and relative total stockholder return, the CHCC has adopted and implemented a compensation plan where our executive officers’ short-term incentive award is based in part on a variety of factors set forth in MBOs.

Role of Management in Our Compensation Program

Our management, including our Chief Executive Officer, supports the CHCC, attends portions of its meetings upon request, and performs various administrative functions at its request. Our Chief Executive Officer provides input to the CHCC on the effectiveness of our compensation program and makes specific recommendations as to the base salary amounts, short-term incentive award amounts, and equity incentive awards for the executive officers, other than for himself. At the end of each fiscal year, our Chief Executive Officer evaluates the annual performance of each of our executive officers, including an assessment of the accomplishment of each executive officer’s MBOs, and submits his calculations and recommendations to the CHCC which then determines an short-term incentive award amount for the concluding fiscal year, the base salary amount for the ensuing fiscal year, and long-term equity incentive compensation for each of the executive officers. Except for our Chief Executive Officer, no executive officer is present when the CHCC discusses and determines the salary and bonus amounts and equity compensation to be awarded to the executive officers. In the case of our Chief Executive Officer, the CHCC makes its review and determinations for the Chief Executive Officer's base salary, short-term incentive award, and long-term equity incentive compensation without any recommendations from him. Our Chief Executive Officer is excused from all meetings, and is not present, where decisions pertaining to his compensation are discussed, determined and approved by the CHCC.

Termination and Change-in-Control-Based Compensation

To address the possibility of a change in control of the Company, or an abrupt termination for business necessity, and the potential that the uncertainty and questions such possibility may raise among key personnel could result in the departure or distraction of key personnel to the detriment of us and our stockholders, we entered into a Severance and Change in Control Agreement with each of our executive officers, other than our Chief Executive Officer whose arrangements with respect to severance and change in control of the Company are addressed in his employment agreement with us. The terms of the Severance and Change in Control Agreements include:

•The change in ownership threshold required to constitute a change in control is 50%;

•Double-trigger vesting (i.e., change in control and termination required for accelerated vesting and cash severance benefits);

•Change in control severance payments of 1X salary and bonus;

•Benefit (COBRA) payments for a maximum of 12 months; and

•Severance payments (1X salary and bonus) and equity acceleration (two years of vesting) upon a termination without "Cause" or for "Good Reason" not in connection with a change in control.

We believe that the terms of our Severance and Change in Control Agreements adopted in 2020 are consistent with those maintained by others in our industry and therefore are important for attracting and retaining key executive officers who are critical to our long-term success. The potential benefits provided under the Severance and Change in Control Agreements are in addition to the current compensation arrangements we have with our executive officers.

For the payments each of our NEOs is entitled to receive upon termination, including termination incident to a change in control, see “Potential Payments Upon Termination or Change in Control” later in this proxy statement.

Risk Assessment and Mitigation

The CHCC has conducted an annual risk assessment of our compensation policies and practices for our employees and concluded that our policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. The CHCC conducted its latest assessment in March 2023. For this purpose, we considered the compensation structure of the Company for its employees including executive officers, which is based on an annual salary, annual bonus (for bonus-eligible employees), sales commissions and bonuses (for sales staff and managers), and equity incentive compensation in the form of restricted stock unit grants. We do not believe that we offer any short-term incentives that would reasonably be expected to result in high-risk actions or conduct by our employees. For example, incentive compensation for executive officers in the form of an annual cash bonus are based on a predetermined formula and management objectives approved by the CHCC and is subject to a cap. In addition, annual cash bonus payments are based upon a variety of performance metrics, thereby diversifying the risk associated with any single performance indicator. There is no unique operational division or group of employees who are specially compensated, or who, as a group, are responsible for a material portion of our revenues or profits. We do not believe that the awarding of long-term incentive compensation under our equity incentive compensation in the form of restricted stock units creates any undue compensation risks to the Company. Our long-term equity compensation awards have performance or vesting periods of three or four years, which encourages executive officers to focus on the long-term performance of the Company and its stock price. Additionally, we believe that we have appropriate internal controls that support the accurate and timely recognition of Company revenues. Accordingly, we believe that we have a balanced pay and performance program that does not promote undue or excessive risk taking.

Incentive Compensation Recoupment Policy (Clawback Policy). Our Board has adopted the Policy on Incentive Compensation Repayment, which requires an executive officer to repay the Company the amount of any annual incentive compensation, whether in cash or equity (such as options, stock, restricted stock, or similar equity grants), that an executive officer receives to the extent that:

•the amount of such payment was based on the achievement of certain financial results that were subsequently the subject of a restatement that occurs within 12 months of such cash payment or equity award;

•the executive officer had engaged in theft, dishonesty or intentional falsification of the Company's documents or records that resulted in the obligation to restate the Company's financial results; and

•a lower annual incentive payment or award would have been made to the executive officer based upon the restated financial results.

Policy Regarding Hedging and Other Prohibited Transactions. In February 2023, our Board adopted a revised Insider Trading Policy that provides that no employee, officer or director may engage in any of the following activities with respect to the Company’s securities:

•Purchasing a financial instrument, or engaging in any other similar transaction, including prepaid variable forward contracts, equity swaps, collars, puts, calls or other derivative instruments, that are designed to, or that may reasonably be expected to have the effect of, hedging or offsetting any decrease in the market value of Company securities.

•Engaging in transactions involving Company derivative securities, including options, warrants, stock appreciation rights, convertible notes, Company-based option contracts, transactions in straddles or collars, writing puts or calls or similar rights whose value is derived from the value of the Company's common stock.

•Purchasing any Company security on margin, holding any Company security in a margin account, or pledging any Company security as collateral to secure or guarantee any indebtedness.

The Insider Trading Policy also prohibits Section 16 officers who purchase any Company security in the open market from selling any Company security during the six months following such purchase (or vice versa).

Stock Ownership Guidelines. The details of the stock ownership guidelines applicable to our directors and executive officers (including our NEOs) are outlined below.

Feature	Guidelines
Ownership Multiple	Director = 5x annual cash retainer CEO = 3x annual base salary Other Executive Officers = 2x annual base salary
Years to Meet Requirement	Five years from the date of election or appointment or adoption of the stock ownership guidelines
Shares That Count Towards Requirement	Shares owned directly or indirectly, including restricted stock, stock owned by a spouse or minor child, and stock held beneficially in a trust
Calculation Method	Shares of common stock are valued at the greater of (i) the common stock closing price as of the date on which the determination is made and (ii) the common stock closing price on the date the shares were acquired by the director or officer
Restrictions on the Transfer of Shares Prior to Meeting Requirements
Individual may not transfer more than 50% of his or her shares (excluding shares sold to fund tax liabilities associated with the receipt or vesting of an award) until the required ownership multiple is met.

If the required ownership multiple is not met by the five-year phase-in period, the individual will be prohibited from selling any shares until the required ownership multiple is met and maintained.

Compliance with the stock ownership guidelines is measured on the last day of each calendar year. As of December 31, 2022, all of our directors and executive officers were either in compliance with the stock ownership requirements or have additional time to meet the applicable stock ownership requirements within the five-year period to achieve compliance.

2023 Executive Compensation Program for Named Executive Officers

The discussion below describes certain compensation actions recently taken by the CHCC with respect to our 2023 compensation program applicable to our NEOs. Consistent with Item 402 of Regulation S-K, our 2023 compensation program will be discussed more fully in our proxy statement for the 2024 Annual Meeting of Stockholders.

Base Salary. In December 2022, the CHCC increased the base salaries of our NEOs (other than Dr. Lanchbury) by an average of 5.0%. Mr. Diaz's base salary increased 4.0% to $1,092,000, Mr. Riggsbee's base salary increased 3.0% to $564,440, Ms. Lambert's base salary increased 3.0% to $515,000, Mr. Verratti's base salary increased 5.0% to $498,750, and Dr. Haas' base salary increased 12.5% to $450,000. The base salary increases were effective as of January 1, 2023 for each NEO.

2023 Short-Term Incentive Program. In January 2023, the CHCC adopted the same quantitative performance metrics for the 2023 short-term incentive program as those used in the 2022 short-term incentive program. In addition, the CHCC determined that the relative weighting of the quantitative metrics and MBOs should generally remain the same as those used in the 2022 short-term incentive program, with the weighting of the quantitative metrics of 60-80% and the weighting of the MBOs of 20-40%.

2023 Long-Term Incentive Program. In March 2023, the CHCC granted long-term incentive awards to each of our NEOs. One-half of the awards were RSUs that vest in three equal annual installments beginning on the first anniversary of the grant date, and the other half of the awards were PSUs. The PSUs will vest based on revenue growth targets (34% weighting), adjusted earnings per share targets (33% weighting) and relative total stockholder return (33% weighting) measured against the IXHC using the 20-trading day averages at the beginning and end of the measurement period. The measurement period for the relative total stockholder return metric is January 1, 2023 to December 31, 2025, and the revenue and adjusted earnings per share metrics will be measured based on fiscal year 2025 results. Threshold performance must be achieved before any payout occurs, and maximum payout is capped at 150% of the target number of PSUs granted. However, with respect to the relative total stockholder return metric, if the Company's absolute total stockholder return over the performance period is negative, the vesting level may not exceed the target level (i.e., 100% of the target number of PSUs granted).

Compensation and Human Capital Committee Report

The Compensation and Human Capital Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, which appears elsewhere in this proxy statement, with our management. Based on this review and discussion, the Compensation and Human Capital Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

MEMBERS OF THE COMPENSATION AND HUMAN CAPITAL COMMITTEE:

Heiner Dreismann, Ph.D., Chair
Lee N. Newcomer, M.D.
S. Louise Phanstiel
Daniel M. Skovronsky, M.D., Ph.D.

Summary Compensation Table

The following table shows the total compensation paid or accrued during the 2022 and 2021 fiscal years, the 2020 transition period ended December 31, 2020, and the previous 2020 fiscal year that ended June 30, 2020, as indicated, to: (1) each person who served as our Chief Executive Officer or our Chief Financial Officer during the year ended December 31, 2022, (2) our three next most highly-compensated executive officers during the year ended December 31, 2022, who were serving as executive officers as of December 31, 2022, and (3) a former executive officer of the Company who was one of our three next most highly-compensated executive officers during the year ended December 31, 2022, but was not serving as an executive officer as of December 31, 2022.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4) (5)	All Other Compensation ($) (6)	Total ($)
Paul J. Diaz President and Chief Executive Officer	2022	$1,043,750		$9,513,661		$766,500	$67,277	$11,391,188
	2021	$1,000,000	$500,000	$9,869,920		$1,279,000	$138,749	$12,787,669
	2020 Transition Period	$382,663	$500,000	$8,394,628	$5,500,006	$682,000	$41,524	$15,500,821
R. Bryan Riggsbee Chief Financial Officer and Treasurer	2022	$544,877		$2,025,632		$274,548	$25,722	$2,870,779
	2021	$526,451		$2,022,772		$394,207	$13,831	$2,957,261
	2020 Transition Period	$265,454		$1,264,541		$281,174	$5,237	$1,816,406
	2020	$552,796		$3,461,500		$180,209	$8,836	$4,203,341
Jerry S. Lanchbury, Ph.D. Former Chief Scientific Officer (7)	2022	$49,316		$3,221,602			$859,745	$4,130,663
	2021	$544,820		$1,194,063		$294,202	$13,816	$2,046,901
	2020 Transition Period	$256,618		$1,102,569		$176,253	$5,827	$1,541,267
	2020	$493,496		$1,197,200		$131,599	$6,943	$1,829,238
Nicole Lambert Chief Operating Officer	2022	$498,933		$1,849,751		$213,000	$34,979	$2,596,663
	2021	$475,250		$2,086,457		$336,192	$13,785	$2,911,684
	2020 Transition Period	$217,726		$1,243,641		$194,472	$5,542	$1,661,381
	2020	$386,859		$1,197,200		$99,934	$20,713	$1,704,706
Mark S. Verratti Chief Commercial Officer	2022	$464,423		$1,296,869		$313,267	$17,157	$2,091,716
	2021	$434,489		$1,292,885		$275,032	$13,769	$2,016,175
	2020 Transition Period	$204,651		$879,288		$143,273	$8,123	$1,235,335
Kevin R. Haas, Ph.D. Chief Technology Officer	2022	$396,656		$1,057,069		$163,000	$20,704	$1,637,429

(1)During fiscal year 2021, Mr. Diaz received the remaining portion of his sign-on bonus, or $500,000, on August 13, 2021.

(2)Amounts shown reflect the aggregate grant date fair value of restricted stock unit awards granted in the 2022 fiscal year, the 2021 fiscal year, the 2020 transition period, and the 2020 fiscal year, in each case calculated in accordance with FASB ASC Topic 718. All stock awards, other than PSUs with market conditions, are based on the closing price of our common stock on the Nasdaq Global Select Market on the grant date of the award. The PSUs with market conditions are based on a Monte Carlo valuation. For the 2022 and 2021 fiscal years, amounts reflect the potential value of the restricted stock unit awards assuming the target level of performance associated with the award. For the 2022 fiscal year, the potential value of the restricted stock unit awards assuming maximum level of performance is as follows: Mr. Diaz: $12,020,484, Mr. Riggsbee: $2,559,374, Ms. Lambert: $2,337,149, Mr. Verratti: $1,575,405 and Dr. Haas: $1,335,605. For the 2021 fiscal year, the potential value of the restricted stock unit awards assuming maximum level of performance is as follows: Mr. Diaz: $12,554,876, Mr. Riggsbee: $2,573,028, Dr. Lanchbury: $1,518,883, Ms. Lambert: $2,320,383, and Mr. Verratti: $1,212,223. For the 2020 transition period and the 2020 fiscal year, amounts reflect the maximum potential value of each award assuming the highest level of performance associated with the award.

(3)Amount shown reflects the aggregate grant date fair value of the stock options granted calculated in accordance with FASB ASC Topic 718 and, in the case of time-based non-qualified stock options granted on August 13, 2020, are based on a value per option of $8.04, and in the case of performance-based non-qualified stock options granted on August 13, 2020, are based on a weighted value per option of $8.11.

(4)For fiscal year 2020, the 2020 transition period, and fiscal years 2021 and 2022, the amounts reported in this column reflect the actual cash incentive awards paid. No payment was made under the long-term, three-year cash incentive bonus awards that concluded in fiscal years 2020, 2021 and 2022 as our performance goals for those awards were not achieved. There were no long-term three-year cash incentive awards that concluded in the 2020 transition period.

(5)For fiscal year 2020, the non-equity incentive plan compensation to Mr. Riggsbee, Dr. Lanchbury, and Ms. Lambert was paid out as a restricted stock unit grant with two-year vesting in order to preserve cash given the impact of the global COVID-19 pandemic on our business.

(6)During fiscal year 2022, Mr. Diaz received a housing allowance of $33,600 and paid commuting expenses of $14,842. During fiscal year 2022, Ms. Lambert received paid commuting expenses of $11,217. Dr. Lanchbury received severance benefits during fiscal year 2022 consisting of $827,678.60 in lump-sum severance payments, $5,500 in consulting fees and COBRA premium payments of $24,201. Amounts shown for fiscal year 2022 for each NEO include short-term and long-term disability insurance premium payments, life insurance premium payments, tax "gross-up" payments and certain expenses associated with attendance by our NEOs (other than Dr. Lanchbury) at our annual President's Club event to recognize our highest performing sales employees, and matching contributions made under our 401(k) plan on behalf of each NEO. Each of our NEOs (other than Dr. Haas and Dr. Lanchbury) received $12,200 in matching contributions under our 401(k) plan during fiscal year 2022. Dr. Haas received $9,963 in matching contributions under our 401(k) plan during fiscal year 2022 and Dr. Lanchbury received $1,976 in matching contributions under our 401(k) plan during fiscal year 2022.

(7)Dr. Lanchbury resigned from his role as Chief Scientific Officer on January 14, 2022. Thereafter, he served as a consultant to the Company and received a weekly consulting fee of $500 for approximately 11 weeks.

2022 Fiscal Year Grants of Plan-Based Awards

The following tables show information regarding grants of non-equity and equity awards that we made during the year ended December 31, 2022 to each of the executive officers named in the Summary Compensation Table.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (# of units)	All Other Option Awards: Number of Securities Underlying Options (# of shares)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($) (6)
Name	Grant Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (# of shares)	Target (# of shares)	Maximum (# of shares)
Paul J. Diaz	Short-term Cash Incentive Bonus		525,000	1,050,000	1,575,000
	Time-Based RSUs	3/22/2022							173,144 (3)			$4,500,013
	PSUs	3/22/2022				86,572	173,143	259,715				$5,013,648
R. Bryan	Short-term Cash Incentive Bonus		164,400	328,800	493,200
Riggsbee	Time-Based RSUs	3/22/2022							36,866 (3)			$958,147
	PSUs	3/22/2022				18,433	36,865	55,298				$1,067,485
Jerry S. Lanchbury, Ph.D.	Accelerated RSUs and PSUs (4)	2/7/2022	—	—	—				121,594			$3,221,602
Nicole	Short-term Cash Incentive Bonus		150,000	300,000	450,000
Lambert	Time-Based RSUs	3/22/2022							33,665 (3)			$874,953
	PSUs	3/22/2022				16,832	33,664	50,496				$974,797
Mark S.	Short-term Cash Incentive Bonus		112,000	224,000	336,000
Verratti	Time-Based RSUs	3/22/2022							19,238 (3)			$499,996
	PSUs	3/22/2022				9,619	19,238	28,857				$557,073
	Time-Based RSUs	4/14/2022							10,000 (5)			$239,800
Kevin R. Haas, Ph.D.	Short-term Cash Incentive Bonus		100,000	200,000	300,000
	Time-Based RSUs	3/22/2022							19,238 (3)			$499,996
	PSUs	3/22/2022				9,619	19,238	28,857				$557,073

(1)The amounts represent the threshold, target, and maximum estimated payouts for awards granted under our 2022 fiscal year short-term cash incentive program. The actual value of the bonuses paid to our NEOs for the 2022 fiscal year can be found above in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. For additional information regarding the 2022 fiscal year short-term cash incentive program, please see the section above entitled “2022 Fiscal Year Named Executive Officer Compensation—Short-Term Incentive Awards”.

(2)The amounts represent the threshold, target and maximum number of our shares that may be awarded with respect to the PSUs awarded to our NEOs on March 22, 2022. The measurement period for these PSUs is January 1, 2022 through December 31, 2024, and performance is based on revenue and adjusted earnings per share targets and relative total stockholder return measured against the IXHC using the 20-trading day averages at the beginning and end of the measurement period. To the extent that the PSUs are determined to have been earned based on the performance metrics,the PSUs will vest on March 22, 2025.

(3)The amounts represent the number of time-based RSUs granted to our NEOs on March 22, 2022. The RSUs awarded to Mr. Diaz, Mr. Riggsbee, Ms. Lambert, Mr. Verratti and Dr. Haas vest 25% on March 22, 2023, 25% on March 22, 2024, 25% on March 22, 2025, and 25% on March 22, 2026.

(4)On February 7, 2022, the Company entered into the Separation Agreement with Dr. Lanchbury, pursuant to which the vesting of all outstanding RSUs and PSUs previously granted to Dr. Lanchbury that were scheduled to vest on or before March 31, 2024 were accelerated in accordance with the terms of the Separation Agreement.

(5)Represents time-based RSUs granted to Mr. Verratti on April 14, 2022, which RSUs vest 25% on April 14, 2023, 25% on April 14, 2024, 25% on April 14, 2025, and 25% on April 14, 2026.

(6)The amounts represent the grant date fair value calculated in accordance with FASB ASC Topic 718 and, (a) in the case of RSUs granted on March 22, 2022, are based on the closing price of our common stock on the Nasdaq Global Select Market on March 22, 2022 of $25.99, (b) in the case of PSUs that vest based on performance and market conditions that were granted on March 22, 2022, are based on a weighted value per award of $28.96 (67% of the units have a performance condition which are valued based on the closing price of our common stock on the Nasdaq Global Select Market on March 22, 2022 of $25.99 and the other 33% of the units have a market condition and are valued using a Monte Carlo valuation model which resulted in a value of $34.98), (c) in the case of Dr. Lanchbury's accelerated RSUs and PSUs, are based on a weighted average modified fair value of $26.49, (d) in the case of RSUs granted on April 14, 2022 to Mr. Verratti, are based on the closing price of our common stock on the Nasdaq Global Select Market on April 14, 2022 of $23.98.

Narrative Disclosure to Summary Compensation Table and 2022 Fiscal Year Grants of Plan-Based Awards Table

We have entered into standard form employment agreements with each of our NEOs other than Mr. Diaz, whose employment agreement is discussed below. Pursuant to these standard form employment agreements, which have no defined term, either party may terminate employment without cause at any time upon a specified period of written notice to the other party or immediately with cause upon written notice to the other party. Each employment agreement also provides that the employee will not disclose confidential information of ours during and after employment and includes standard non-competition and non-solicitation provisions. Since the dates we entered into each of these employment agreements with our NEOs, the compensation paid to each NEO has been increased and equity awards have been granted, the most recent of which are discussed below.

We have also entered into a Severance and Change in Control Agreement with each NEO other than Mr. Diaz. These agreements, which are discussed below under “Potential Payments Upon Termination or Change in Control” later in this proxy statement, provide certain benefits to each NEO, other than Mr. Diaz, upon a change-in-control transaction and/or termination of employment with us. Mr. Diaz's employment agreement, which is discussed below, provides for similar benefits upon a change-in-control transaction and/or termination of employment with us.

Mr. Diaz was appointed to the position of President and Chief Executive Officer on August 13, 2020, and entered into an employment agreement with us at that time. As determined by our CHCC, he received a salary of $1,043,750 for the 2022 fiscal year. His incentive bonus for the 2022 fiscal year was $766,500. On March 2, 2022, Mr. Diaz was granted 173,143 PSUs, which are subject to the achievement of revenue, adjusted earnings per share and relative total stockholder return targets over a three-year measurement period, and 173,144 RSUs, which are subject to time-based vesting requirements (25% vesting each year over a four-year period).

Mr. Riggsbee was appointed to the position of Chief Financial Officer and Treasurer in October 2014, and entered into the Company’s standard form of employment agreement at that time. He was appointed interim President and Chief Executive Officer on February 6, 2020, following the resignation of former Chief Executive Officer, Mark C. Capone, and served in that additional position until August 13, 2020, when Mr. Diaz joined us. As determined by our CHCC, Mr. Riggsbee received a salary of $544,877 for the 2022 fiscal year. His incentive bonus for the 2022 fiscal year was $274,548. On March 22, 2022, Mr. Riggsbee was granted 36,865 PSUs, which are subject to the achievement of revenue, adjusted earnings per share and relative total stockholder return targets over a three-year measurement period, and 36,866 RSUs, which are subject to time-based vesting requirements (25% vesting each year over a four-year period).

Dr. Lanchbury was appointed to the position of Senior Vice President, Research in November 2002 and entered into the Company’s standard form of employment agreement at that time. In September 2005, he was promoted to Executive Vice President, Research. In February 2010, Dr. Lanchbury was appointed Chief Scientific Officer. On January 14, 2022, Dr. Lanchbury retired from his position as Chief Scientific Officer. Effective as of the same date, Dr. Lanchbury transitioned to providing consulting and advisory services to us until March 31, 2022 (the "Consulting Period"). On February 7, 2022, we entered into the Separation Agreement with Dr. Lanchbury. Pursuant to the terms of the Separation Agreement, in consideration for, among other things, his compliance with certain restrictive covenants, including customary non-compete and non-solicitation covenants, a typical release of claims, and his distinguished 19 years of service with us, Dr. Lanchbury received a lump-sum severance payment of $782,276.93 and a weekly consulting fee of $500.00. He received an additional severance payment of $45,401.67 when he did not revoke the Separation Agreement during the required seven-day revocation period. In addition, the vesting of all outstanding RSUs and PSUs previously granted to Dr. Lanchbury that were scheduled to vest on or before January 14, 2024, and any other restricted stock units previously granted to Dr. Lanchbury that were scheduled to vest on or before March 31, 2024, were accelerated in accordance with the terms of the Separation Agreement. A total of 121,594 restricted stock units, with a total fair value of $3,221,602 based on a weighted average modified fair value of $26.49, were accelerated pursuant to the terms of the Separation Agreement.

Ms. Lambert was appointed to serve as our Chief Operating Officer, effective January 1, 2022. She previously served as Group President of Myriad Women’s Health, Oncology, and International and President of Myriad Oncology. As determined by our CHCC, she received a salary of $498,933 for the 2022 fiscal year. Her incentive bonus for the 2022 fiscal year was $213,000. On March 22, 2022, Ms. Lambert was granted 33,664 PSUs, which are subject to the achievement of revenue, adjusted earnings per share and relative total stockholder return targets over a three-year measurement period, and 33,665 RSUs, which are subject to time-based vesting requirements (25% vesting each year over a four-year period).

Mr. Verratti was appointed to the position of President of Myriad Neuroscience on August 1, 2017, and entered into the Company's standard form of employment agreement at that time. Mr. Verratti was also appointed to the position of President of Myriad Autoimmune on May 1, 2020, a position he held until we sold our Autoimmune business on September 13, 2021. Prior to his appointment as Chief Commercial Officer on April 14, 2022, Mr. Verratti also served as President, Mental Health following the sale of the Autoimmune business. In connection with his appointment as Chief Commercial Officer, Mr. Verratti's base salary was increased to $475,000, his target cash bonus opportunity for fiscal year 2023 was increased to 60% of his base salary, and he was granted a special one-time award of 10,000 RSUs, which are subject to time-based vesting requirements (25% vesting each year over a four-year period). As determined by our CHCC, he received a salary of $464,423 for the 2022 fiscal year. His incentive bonus for the 2022 fiscal year was $313,267. On March 22, 2022, Mr. Verratti was granted 19,238 PSUs, which are subject to the achievement of revenue, adjusted earnings per share and relative total stockholder return targets over a three-year measurement period, and 19,238 RSUs, which are subject to time-based vesting requirements (25% vesting each year over a four-year period).

Dr. Haas joined the predecessor to Myriad Women's Health in May 2013 and served in various roles, including as Senior Director, Bioinformatics, Director Engineering, and Software Engineer, from May 2013 until December 2018. In January 2019, he was appointed Vice President, Bioinformatics and served in that role until September 2019, when he was appointed Senior Vice President, Engineering, a position he held until February 2020, when he was appointed Senior Vice President, Technology. Dr. Haas was appointed to the position of Chief Technology Officer in February 2021. As determined by our CHCC, he received a salary of $396,656 for the 2022 fiscal year. His incentive bonus for the 2022 fiscal year was $163,000. On March 22, 2022, Dr. Haas was granted 19,238 PSUs, which are subject to the achievement of revenue, adjusted earnings per share and relative total stockholder return targets over a three-year measurement period, and 19,238 RSUs, which are subject to time-based vesting requirements (25% vesting each year over a four-year period).

Three-Year Cash Incentive Program

In September 2020, the CHCC discontinued the three-year cash incentive award program. The required performance goals were not achieved, and no payment was made under the last awards granted under this program in September 2019, which were potentially payable in September 2022. The three-year cash incentive award program is discussed above under the heading "2022 Fiscal Year Named Executive Officer Compensation--Other Compensation--Three-Year Cash Incentive Bonus."

Outstanding Equity Awards at 2022 Fiscal Year End

The following table shows the grants of stock options, RSUs and PSUs outstanding as of December 31, 2022, to each of our NEOs (other than Dr. Lanchbury, who has no outstanding stock options, RSUs or PSUs as of December 31, 2022).

	Option Awards					Stock Awards
Name	Date of Grant	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have not Vested (#)(3)	Market Value of Shares or Units of Stock that Have not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have not Vested ($)(4)
Paul J. Diaz	08/13/2020	171,020 (1)	171,020 (1)	$13.38	08/13/2027
	08/13/2020	203,452 (2)	135,636 (2)	$13.38	08/13/2027
	08/13/2020					99,652	$1,445,951
	10/08/2020					222,718	$3,231,638
	03/24/2021					119,936	$1,740,271
	03/24/2021					175,701	$2,549,422
	03/22/2022					173,144	$2,512,319
	03/22/2022							173,143	$2,512,305
R. Bryan Riggsbee	09/25/2019					10,250	$148,728
	02/18/2020					50,000	$725,500
	10/08/2020					22,476	$326,127
	10/08/2020					33,488	$485,911
	03/24/2021					24,580	$356,656
	03/24/2021					36,006	$522,447
	03/22/2022					36,866	$534,926
	03/22/2022							36,865	$534,911
Nicole Lambert	09/25/2019					10,000	$145,100
	10/08/2020					22,105	$320,744
	10/08/2020					32,934	$477,872
	03/24/2021					22,167	$321,643
	03/24/2021					32,470	$471,140
	12/08/2021					10,000	$145,100
	03/22/2022					33,665	$488,479
	03/22/2022							33,664	$488,465
Mark Verratti	09/25/2019					8,200	$118,982
	10/08/2020					15,628	$226,762
	10/08/2020					23,284	$337,851
	03/24/2021					11,580	$168,026
	03/24/2021					16,962	$246,119
	09/21/2021					7,500	$108,825
	03/22/2022					19,238	$279,143
	03/22/2022							19,238	279,143
	04/14/2022					10,000	$145,100

	Option Awards					Stock Awards
Name	Date of Grant	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have not Vested (#)(3)	Market Value of Shares or Units of Stock that Have not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have not Vested ($)(4)
Kevin R. Haas, Ph.D.	09/25/2019					2,500	$36,275
	10/08/2020					10,000	$145,100
	0/2/18/2021					7,500	$108,825
	03/24/2021					9,994	$145,013
	03/24/2021					14,639	$212,412
	03/22/2022					19,238	$279,143
	03/22/2022							19,238	$279,143
(1)Represents time-based non-qualified stock options for the purchase of 342,040 shares of common stock, which options vest in four equal installments on each of the first four anniversaries of Mr. Diaz’s commencement date of August 13, 2020. 85,510 time-based non-qualified stock options vested on August 13, 2022 and 85,510 time-based non-qualified stock options vested on August 13, 2021.
(2)Represents performance-based non-qualified stock options for the purchase of 339,088 shares of common stock, which options vest in five equal installments upon the achievement of five stock price milestones, three of which have been achieved. Achievement of each applicable milestone is based on the average of the closing prices of common stock for a period of 20 consecutive trading days exceeding the applicable milestone stock price. 20% of the options vested upon the achievement of each of the following milestones: a stock price that exceeded $20.07, $26.76, and $33.45. 20% of the options will vest upon achievement of a stock price that exceeds $40.14 and the remaining 20% of the options will vest upon achievement of a stock price that exceeds $46.83. The achievement of the applicable milestone stock prices must be completed by August 13, 2027, which is also the date the options expire, unless Mr. Diaz's ceases to be employed by us, in which case, the options are subject to earlier termination.
(3)Restricted stock units vest 25% per year beginning no earlier than the first anniversary of the grant date on which the restricted stock units were granted.
(4)The market value of restricted stock unit awards is determined by multiplying the number of shares by $14.51, the closing price of our common stock on the Nasdaq Global Select Market on December 30, 2022, the last trading day of the 2022 fiscal year.
(5)Represents PSUs granted (at target performance level) on March 22, 2022 to our NEOs (other than Dr. Lanchbury). The performance metrics for the PSUs consist of revenue, adjusted earnings per share and relative total stockholder return for the period from January 1, 2022 to December 31, 2024. To the extent that the PSUs are determined to have been earned based on the performance metrics, the PSUs will vest on March 22, 2025.

2022 Fiscal Year Option Exercises and Stock Vested

The following table shows information regarding exercises of options to purchase our common stock and the vesting of restricted stock units held by our NEOs during the year ended December 31, 2022.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Paul J. Diaz	—	—	259,732	$6,945,523
R. Bryan Riggsbee	—	—	102,198	$2,284,878
Jerry S. Lanchbury, Ph.D.	—	—	121,594	$3,379,097
Nicole Lambert	—	—	61,734	$1,321,063
Mark S. Verratti	—	—	53,405	$1,103,943
Kevin R. Haas, Ph.D.	—	—	19,213	$432,493
(1)Amounts shown in this column represent the market value of restricted stock units upon vesting as determined by multiplying the number of shares (a) by $27.79, the closing price of our common stock on the Nasdaq Global Select Market on January 14, 2022, for shares which vested on that date, (b) by $25.69, the closing price of our common stock on the Nasdaq Global Select Market on February 18, 2022, for shares which vested on that date, (c) by $24.69, the closing price of our common stock on the Nasdaq Global Select Market on February 25, 2022, for shares which vested on that date, (d) by $25.32, the closing price of our common stock on the Nasdaq Global Select Market on March 24, 2022, for shares which vested on that date, (e) by $27.61, the closing price of our common stock on the Nasdaq Global Select Market on the last trading day prior to August 13, 2022, for shares which vested on that date, (f) by $24.89, the closing price of our common stock on the Nasdaq Global Select Market on August 25, 2022, for shares which vested on that date, (g) by $20.20, the closing price of our common stock on the Nasdaq Global Select Market on September 21, 2022, for shares which vested on that date, (h) by $18.69, the closing price of our common stock on the Nasdaq Global Select Market on the last trading day prior to September 25, 2022, for shares which vested on that date, (i) by $18.41, the closing price of our common stock on the Nasdaq Global Select Market on September 26, 2022, for shares which vested on that date, and (j) by $19.62, the closing price of our common stock on the Nasdaq Global Select Market on the last trading day prior to October 8, 2022, for shares which vested on that date.

Potential Payments Upon Termination or Change in Control

Severance and Change in Control Agreements

We have entered into Severance and Change in Control Agreements (the "Severance and Change in Control Agreements") with each of our executive officers other than our Chief Executive Officer, Mr. Diaz. Mr. Diaz's employment agreement provides for certain severance and change in control benefits, which are discussed below. In addition, in February 2022, we entered into a Separation Agreement with Dr. Lanchbury in connection with his retirement as Chief Scientific Officer, which provided for the severance benefits discussed below.

Under the terms of the Severance and Change in Control Agreements, if the employment of an executive officer is terminated without “Cause” or if the executive officer separates from us for “Good Reason” (each is defined in the agreement and set forth below), then the executive officer will receive:

•(i) an amount equal to the executive’s then-current annual base salary, the executive’s then-current target annual bonus and any compensation previously deferred; (ii) a prorated portion of the executive’s target annual bonus for the then-current fiscal year, based on the portion of the fiscal year worked prior to the separation date; (iii) immediate vesting of RSUs scheduled to vest within two years after termination; (iv) vesting of PSUs for two years following termination to the extent that the relevant performance metrics for the PSU grant are achieved; and (v) reimbursement for continued medical benefits until the earlier of 12 months after the date of termination or the date the executive begins employment with another employer.

If the employment of an executive officer is terminated without “Cause” or if the executive officer separates from us for ‘‘Good Reason’’, within three months before or 24 months after a “Change in Control” (as defined in the agreement and set forth below), then the executive officer will receive the same benefits described in the preceding paragraph, except that all outstanding and unvested equity grants will immediately vest in full.

As defined in the Severance and Change in Control Agreements:

•“Cause” means: (i) employee’s gross negligence in the performance of employee’s duties to the Company; (ii) employee’s willful misconduct, embezzlement, misappropriation, fraud, or professional dishonesty; (iii) employee’s material breach of any non-disclosure, invention assignment, non-competition, or similar agreement between employee and the Company; (iv) employee’s commission of a felony or of a crime involving moral turpitude; (v) employee’s willful and material failure to comply with lawful directives of the Board; or (vi) employee’s willful and material breach of a material provision of any employment agreement between employee and the Company or willful and material violation of a material provision of any written Company employment policy applicable to its senior executive officers; provided that (A) the Company provides employee with written notice that the Company intends to terminate employee’s employment thereunder for one of the foregoing circumstances within sixty (60) days of the Board’s knowledge of such circumstance(s) occurring (which notice shall set forth in reasonable detail the circumstance(s) that the Company alleges constitute(s) Cause), (B) in the event that a circumstance described in subsection (v) or (vi) is capable of being cured, employee has failed to cure such circumstance within a period of thirty (30) days after the date of receipt of such written notice, and (C) the Company terminates employee’s employment within sixty five (65) days from the date of the notice referred to in clause (A). Conduct shall not be considered “willful” unless done (or omitted to be done) not in good faith and without a reasonable belief that such conduct (or lack thereof) was in the best interest of the Company.

•“Good Reason” means: (i) a material diminution in employee’s duties, authority or responsibilities; (ii) a material diminution in employee’s base salary, other than a reduction of similar magnitude to the base salaries of other Company senior executive officers if there is a reduction of Company senior executive officer base salaries generally, or a failure by the Company to provide the compensation and benefits provided for in the Severance and Change in Control Agreement; or (iii) a material breach by the Company of the Severance and Change in Control Agreement or any other agreement between the Company and employee; provided that (A) employee provides the Company with written notice that employee intends to terminate employee’s employment thereunder for one of the foregoing circumstances within sixty (60) days of such circumstance occurring (which notice shall set forth in reasonable detail the circumstance(s) that employee alleges constitute(s) Good Reason), (B) if such circumstance is capable of being cured, the Company has failed to cure such circumstance within a period of thirty (30) days after the date of receipt of such written notice, and (C) employee terminates employee’s employment within sixty five (65) days from the date of the notice referred to in clause (A). For purposes of clarification, the above-listed conditions shall apply separately to each occurrence of Good Reason, and failure to adhere to such conditions in the event of a specific occurrence of Good Reason shall not disqualify employee from asserting Good Reason for any subsequent occurrence of Good Reason. For purposes of the Severance and Change in Control Agreement, “Good Reason” shall be interpreted in a manner, and limited to the extent necessary, so that it shall not cause adverse tax consequences for either party with respect to Section 409A of the Internal Revenue Code of 1986, as amended, and any successor statute, regulation and guidance thereto.

•“Change in Control” means the occurrence of any of the following events: (A) Ownership: any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by the Company, any subsidiary of the Company, or any employee benefit plan of the Company); or (B) Merger/Sale of Assets: (1) a merger or consolidation of the Company whether or not approved by the Board, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such entity, as the case may be, outstanding immediately after such merger or consolidation; or (2) the sale or disposition by the Company of all or substantially all of the Company’s assets; or (C) Board Change: a change in the Board or its members such that individuals who, as of the effective date of the Severance and Change in Control Agreement or, if later, the date that is one year prior to such change (the later of such two dates referred to herein as the “Measurement Date”), constitute the Board (the “Incumbent Board”) cease to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Measurement Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (including for these purposes, any new members whose election or nomination was so approved, without counting the member and his or her predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board.

Mr. Diaz's Employment Agreement

Under the terms of Mr. Diaz’s employment agreement, if his employment is terminated without “Cause” or if he is separated from us for “Good Reason” (each as defined in his employment agreement and set forth below), then he will receive: (i) an amount equal to two times his then-current annual base salary and two times his then-current target annual bonus; (ii) a prorated portion of his target annual bonus for the then-current fiscal year; (iii) immediate vesting of RSUs scheduled to vest within two years after termination; (iv) vesting of PSUs for two years following termination to the extent that the relevant performance metrics for the PSU grant are achieved; and (v) payment or reimbursement for continued medical benefits until the earlier of 18 months after the date of termination or the date he begins employment with another employer.

If Mr. Diaz’s employment is terminated without “Cause” or if he separates from the Company for “Good Reason”, within three months before or 24 months after a “Change of Control” (as defined in his employment agreement and set forth below), then he will receive the same benefits described in the preceding paragraph, except that all outstanding and unvested equity grants will immediately vest in full.

As defined in Mr. Diaz’s employment agreement:

•“Cause” means: (i) executive’s gross negligence in the performance of executive’s duties to the Company; (ii) executive’s willful misconduct, embezzlement, misappropriation, fraud, or professional dishonesty; (iii) executive’s material breach of any non-disclosure, invention assignment, non-competition, or similar agreement between executive and the Company; (iv) executive’s commission of a felony or of a crime involving moral turpitude; (v) executive’s willful and material failure to comply with lawful directives of the Board; or (vi) executive’s willful and material breach of a material provision of any employment agreement between executive and the Company or willful and material violation of a material provision of any written Company employment policy applicable to its senior executive officers; provided that (A) the Company provides executive with written notice that the Company intends to terminate executive’s employment hereunder for one of the circumstances set forth above within sixty (60) days of the Board’s knowledge of such circumstance(s) occurring (which notice shall set forth in reasonable detail the circumstance(s) that the Company alleges constitute(s) Cause (as defined below)), (B) in the event that a circumstance described in (iii), (v) or (vi) above is capable of being cured, executive has failed to cure such circumstance within a period of thirty (30) days after the date of receipt of such written notice, and (C) the Company terminates executive’s employment within sixty five (65) days from the date of the notice referred to in clause (A). Conduct shall not be considered “willful” unless done (or omitted to be done) not in good faith and without a reasonable belief that such conduct (or lack thereof) was in the best interest of the Company.

•“Good Reason” means: (i) a material diminution in executive’s duties, authority or responsibilities; (ii) a material diminution in executive’s base salary, other than a reduction of similar magnitude to the base salaries of other Company senior executive officers if there is a reduction of Company senior executive base salaries generally, or a failure by the Company to provide the compensation and benefits provided for in the employment agreement; (iii) any change in executive’s position such that he is no longer the Company’s Chief Executive Officer reporting solely to the Board; or (iv) a material breach by the Company of the employment agreement or any other agreement between the Company and executive; provided that (A) executive provides the Company with written notice that executive intends to terminate executive’s employment hereunder for one of the circumstances set forth above within sixty (60) days of such circumstance occurring (which notice shall set forth in reasonable detail the circumstance(s) that Executive alleges constitute(s) Good Reason), (B) if such circumstance is capable of being cured, the Company has failed to cure such circumstance within a period of thirty (30) days after the date of receipt of such written notice, and (C) executive terminates executive’s employment within sixty five (65) days from the date of the notice referred to in clause (A). For purposes of clarification, the above-listed conditions shall apply separately to each occurrence of Good Reason, and failure to adhere to such conditions in the event of a specific occurrence of Good Reason shall not disqualify executive from asserting Good Reason for any subsequent occurrence of Good Reason.

•“Change of Control” means the occurrence of any of the following events: (A) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by the Company, any subsidiary of the Company, or any employee benefit plan of the Company); or (B) 1) a merger or consolidation of the Company whether or not approved by the Board, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such entity, as the case may be, outstanding immediately after such merger or consolidation; or (2) the sale or disposition by the Company of all or substantially all of the Company’s assets; or (C) a change in the Board or its members such that individuals who, as of the commencement date of Mr. Diaz's employment (including executive) or, if later, the date that is one year prior to such change (the later of such two dates referred to herein as the ”Measurement Date”), constitute the Board (the “Incumbent Board”) cease to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Measurement Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (including for these purposes, any new members whose election or nomination was so approved, without counting the member and his or her predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board.

Dr. Lanchbury's Separation Agreement

On January 14, 2022, Dr. Lanchbury retired from his position as Chief Scientific Officer. Effective as of the same date, Dr. Lanchbury transitioned to providing consulting and advisory services to us until March 31, 2022 (the "Consulting Period"). On February 7, 2022, we entered into the Separation Agreement with Dr. Lanchbury. Pursuant to the terms of the Separation Agreement, in consideration for, among other things, his compliance with certain restrictive covenants, including customary non-compete and non-solicitation covenants, a typical release of claims, and his distinguished 19 years of service with us, Dr. Lanchbury received a lump-sum severance payment of $782,276.93 and a weekly consulting fee of $500.00 for 11 weeks. He received an additional severance payment of $45,401.67 when he did not revoke the Separation Agreement during the required seven-day revocation period. In addition, the vesting of all outstanding RSUs and PSUs previously granted to Dr. Lanchbury that were scheduled to vest on or before January 14, 2024 and any other restricted stock units previously granted to Dr. Lanchbury that were scheduled to vest on or before March 31, 2024 were accelerated in accordance with the terms of the Separation Agreement. A total of 121,594 restricted stock units, valued at $3,221,602 based on a weighted average modified fair value of $26.49, were accelerated pursuant to the terms of the Separation Agreement.

The following table summarizes the potential payments to each of our NEOs other than Mr. Diaz under the Severance and Change in Control Agreements, and in the case of Mr. Diaz under his employment agreement, in connection with (i) a termination without Cause or a separation for Good Reason following a Change in Control or (ii) a termination without Cause or a separation for Good Reason independent of a Change in Control, in each case assuming such termination or separation occurred as of December 31, 2022.

Named Executive Officer	Executive Benefits and Payments Upon Termination	Change in Control and Involuntary Termination Without Cause or for Good Reason ($) (1)	Involuntary Termination Without Cause or for Good Reason ($) (1)
	Base salary	$2,100,000	$2,100,000
	Bonus	$3,150,000	$3,150,000
Paul J. Diaz	Stock option, RSU and PSU acceleration (2)	$14,338,427	$12,567,779
	COBRA benefits	$42,782	$42,782
	Total	$19,631,209	$17,860,561
	Base salary	$548,000	$548,000
	Bonus	$657,600	$657,600
R. Bryan Riggsbee	RSU and PSU acceleration (3)	$3,635,205	$3,261,068
	COBRA benefits	$28,521	$28,521
	Total	$4,869,326	$4,495,189
	Base salary	$500,000	$500,000
	Bonus	$600,000	$600,000
Nicole Lambert	RSU and PSU acceleration (3)	$2,858,543	$2,481,442
	COBRA benefits	$28,521	$28,521
	Total	$3,987,064	$3,609,963
	Base salary	$475,000	$475,000
	Bonus	$570,000	$570,000
Mark S. Verratti	RSU and PSU acceleration (3)	$1,909,951	$1,642,857
	COBRA benefits	$28,521	$28,521
	Total	$2,983,472	$2,716,378
	Base salary	$400,000	$400,000
	Bonus	$400,000	$400,000
Kevin R. Haas, Ph.D.	RSU and PSU acceleration (3)	$1,205,912	$1,013,082
	COBRA benefits	$28,521	$28,521
	Total	$2,034,433	$1,841,603

(1)The value of the vesting acceleration for restricted stock units was calculated by multiplying the number of restricted stock units subject to acceleration as of December 31, 2022 by the closing price of our common stock on the Nasdaq Global Select Market on December 30, 2022, the last trading day of the 2022 fiscal year, of $14.51. The value of vesting acceleration for stock options was calculated by multiplying the number of in-the-money unvested stock options subject to acceleration as of December 31, 2022 by the difference between (i) the closing price of our common stock on the Nasdaq Global Select Market on December 30, 2022, the last trading day of the 2022 fiscal year, of $14.51 and (ii) the respective exercise price of such stock options.

(2)Mr. Diaz's PSUs with unsatisfied performance conditions were assumed to vest at target. Each of the stock price milestones for Mr. Diaz's performance-based stock options that were not achieved as of December 31, 2022 were assumed to be achieved. In the case of a termination without Cause or a separation for Good Reason independent of a Change in Control, vesting of Mr. Diaz's time-based stock options, RSUs and PSUs was accelerated by two years from December 31, 2022, on a monthly basis.

(3)PSUs for Mr. Riggsbee, Ms. Lambert, Mr. Verratti and Dr. Haas with unsatisfied performance conditions were assumed to vest at target. In the case of a termination without Cause or a separation for Good Reason independent of a Change in Control, vesting of RSUs and PSUs for Mr. Riggsbee, Ms. Lambert, Mr. Verratti and Dr. Haas was accelerated by two years from December 31, 2022, on a monthly basis.

CEO Pay Ratio

The following is a reasonable estimate prepared under the SEC rules of the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of our other employees. We determined that as of December 31, 2022, our employee population consisted of 2,642 employees, 2,504 of which are U.S. employees and 71 of which are international employees. Of the 71 international employees, 47 are located in Germany, seven in Japan, six in France, four in Switzerland, three in Austria, two in the United Kingdom, and one in each of Singapore and Greece. All international employees were excluded in the 5% de minimis exemption adjustment as permitted by SEC rules. In addition, 67 employees that became employees as a result of our acquisition of Gateway Genomics, LLC on November 1, 2022 were also excluded. We then selected our median employee based on the W-2 calculated income of our U.S. employees for the year ending on December 31, 2022.

The total fiscal year 2022 compensation of the employee identified as our median employee (excluding our Chief Executive Officer) was $89,910.92 for the year ended December 31, 2022. The total 2022 fiscal year compensation of our Chief Executive Officer for purposes of determining the CEO Pay Ratio was $11,391,188 for the year ended December 31, 2022. Based on the foregoing information, for the 2022 fiscal year, the ratio of the total fiscal year 2022 compensation of our Chief Executive Officer to the total fiscal year 2022 compensation of our median employee was estimated to be 127 to 1.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodologies prescribed by the SEC. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. Using consistently applied measures, we did not make any assumptions, adjustments or estimates with respect to base pay in determining the median employee and we did not annualize compensation for any employee not employed for the entire year.

Due to the flexibility afforded by the rules of the SEC in calculating the pay ratio amount, the ratio calculated may not be comparable to the CEO pay ratio presented by other companies.

Pay Versus Performance

The table below shows the compensation of our principal executive officer (PEO), whom is the person(s) acting as our President and Chief Executive Officer during the particular period, the average compensation of the other named executive officers, excluding the PEO, and certain company performance metrics for fiscal years 2022 and 2021, the 2020 transition period ended December 31, 2020, and the previous 2020 fiscal year that ended June 30, 2020.

Year	Summary Compensation Table Total for First PEO[1] $	Summary Compensation Table Total for Second PEO[1] $	Summary Compensation Table Total for Third PEO[1] $	Compensation Actually Paid to First PEO[1,3,4] $	Compensation Actually Paid to Second PEO[1,3,4] $	Compensation Actually Paid to Third PEO[1,3,4] $	Average Summary Compensation Table Total for Non-PEO NEOs[1] $	Average Compensation Actually Paid to Non-PEO NEOs[1,3,4] $	Value of Initial Fixed $100 Investment on June 30, 2019 Based on:		Net Income $ (millions)	Revenue[7] $ (millions)
									Total Shareholder Return[5]	Peer Group Total Shareholder Return[6]
2022	11,391,188	—	—	(4,501,557)	—	—	2,665,450	(221,246)	52.23	109.93	-112.0	678.4
2021	12,787,669	—	—	26,957,448	—	—	2,483,005	4,393,929	99.35	138.15	-27.2	690.6
2020T2	15,500,821	1,816,406	—	24,504,792	4,495,841	—	1,479,328	2,800,152	71.18	143.23	-53.1	299.8
2020	—	4,203,341	6,174,458	n/a	1,049,479	273,886	1,911,438	139,036	40.82	123.27	-199.6	638.6

(1) The NEOs in each disclosure year represent the following individuals:.

Year	First PEO	Second PEO	Third PEO	NEOs included in Average
2022	Paul J. Diaz	—	—	R. Bryan Riggsbee, Jerry S. Lanchbury, Ph.D., Nicole Lambert, Mark S. Verratti, and Kevin R. Haas, Ph.D.
2021	Paul J. Diaz	—	—	R. Bryan Riggsbee, Jerry S. Lanchbury, Ph.D., Nicole Lambert, Mark S. Verratti
2020T	Paul J. Diaz	R. Bryan Riggsbee	—	Jerry S. Lanchbury, Ph.D., Nicole Lambert, Mark S. Verratti
2020	—	R. Bryan Riggsbee	Mark C. Capone	Alexander Ford, Jerry S. Lanchbury, Ph.D., Nicole Lambert, Bernard J. Tobin, Gary A. King

(2) Effective January 1, 2021, the Company transitioned from a fiscal year ending June 30 to December 31. Therefore, there was a six-month transition period in 2020 representing the period from July 1, 2020 to December 31, 2020.

(3) The table below shows the additions and deductions to calculate "compensation actually paid" for the NEOs in each fiscal year as compared to the total compensation reported in the Summary Compensation Table ("SCT").

	2022		2021		2020 Transition Period			2020
	First PEO	Avg Non-PEO NEO	First PEO	Avg Non-PEO NEO	First PEO	Second PEO	Avg Non-PEO NEO	Second PEO	Third PEO	Avg Non-PEO NEO
Reported SCT figures
Reported SCT Total ($)	11,391,188	2,665,450	12,787,669	2,483,005	15,500,821	1,816,406	1,479,328	4,203,341	6,174,458	1,911,438
Reported SCT Stock Award Value ($)	9,513,661	1,890,185	9,869,920	1,649,044	8,394,628	1,264,541	1,075,166	3,461,500	4,489,500	1,149,312
Reported SCT Option Award Value ($)	—	—	—	—	5,500,006	—	—	—	—	—
Equity Award Adjustments
Year-end Fair Value of Unvested Awards Granted in the Applicable Fiscal Year ($)	5,183,465	681,691	10,879,534	1,789,701	22,898,605	2,448,753	1,946,081	1,552,446	313,835	302,597
Change in Fair Value of Awards Granted in Prior Years that were Unvested as of Applicable Fiscal Year End ($)	(11,247,974)	(1,136,901)	6,152,300	979,067	—	1,428,885	413,607	(1,325,475)	(1,941,975)	(664,811)
Change in Fair Value of Awards Granted in Prior Years that Vested in the Applicable Fiscal Year ($)	(314,575)	(313,232)	7,007,865	791,200	—	66,338	36,302	80,667	217,068	51,649
Deduction of Fair Value of Awards that were Forfeited during the Applicable Fiscal Year ($)	—	(228,070)	—	—	—	—	—	—	—	(312,525)
Compensation Actually Paid ($)	(4,501,557)	(221,246)	26,957,448	4,393,929	24,504,792	4,495,841	2,800,152	1,049,479	273,886	139,036

(4) Equity values are calculated in accordance with FASB ASC Topic 718. For PSUs, the grant date fair value of PSUs used for SCT calculations assumes target performance for the 2022 and 2021 fiscal years and assumes the maximum level of performance for the 2020 transition period and 2020 fiscal year. To determine the year-end fair values used in the "compensation actually paid" calculations, we have updated the performance expectations to reflect the latest performance estimates for unvested and outstanding PSUs at each fiscal year end date. For options awards, updated market input assumptions (stock price, risk free interest rate, volatility, expected term, and future dividend yield expectations) have been used to determine the fair values of outstanding awards as of the identified vesting dates and the relevant fiscal year end dates using the Black Scholes Merton option pricing model.

(5) As required under Item 201(e) of Regulation S-K, total shareholder return measures the cumulative value of $100 invested on the last trading day before the earliest fiscal year in the table, or June 30, 2019, including the reinvestment of dividends, through and including the end of the applicable fiscal year for which total shareholder return is calculated, or June 30, 2020, December 31, 2020, December 31, 2021, and December 31, 2022, respectively.

(6) The peer group total shareholder return represents the total shareholder return of the IXHC in line with the stock performance graph included above under the heading "2022 Fiscal Year Performance" which was also included in our Annual Report to stockholders for the year ended December 31, 2022 as required by Item 201(e) of Regulation S-K.

(7) Revenue is a GAAP financial measure and does not exclude revenue from divested businesses.

Most Important Performance Measures

The table below represents the most important financial and non-financial performance measures used by us to link compensation actually paid to our NEOs to company performance for fiscal year 2022, as discussed further above under the heading "2022 Fiscal Year Named Executive Officer Compensation".

Revenue
Adjusted operating income
Adjusted earnings per share
Relative total stockholder return
Engagement score[1]

(1) Engagement score is a non-financial quantitative metric designed to support our efforts to retain employees and improve employee engagement.

Description of Compensation Actually Paid Versus Company Performance

The charts below provide an illustration of the relationship between compensation actually paid and the total shareholder return of Myriad and the IXHC for the periods presented which shows what the cumulative value of $100 would be, including the reinvestment of dividends, if such amount were invested on June 30, 2019.

(1) PEO data for fiscal years 2022 and 2021 represent the compensation actually paid to Mr. Diaz only in those years. 2020 transition period PEO data reflects the sum of Messrs. Diaz’s and Riggsbee's compensation actually paid in this period. PEO data for fiscal year 2020 reflects the sum of Messrs. Riggsbee's and Capone's compensation actually paid in this fiscal year.

The charts below provide an illustration of the relationship between compensation actually paid and net income and revenue for the periods presented.

(1) PEO data for fiscal years 2022 and 2021 represent the compensation actually paid to Mr. Diaz only in those years. 2020 transition period PEO data reflects the sum of Messrs. Diaz’s and Riggsbee's compensation actually paid in this period. PEO data for fiscal year 2020 reflects the sum of Messrs. Riggsbee's and Capone's compensation actually paid in this fiscal year.

As discussed above in our "Compensation Discussion and Analysis" section of this proxy statement, our compensation program seeks to align compensation with Company performance and reward our executive officers for their contribution to our growth, profitability and increased stockholder value. Additional details on the elements of our executive compensation program and our pay-for-performance compensation philosophy are set forth above in the "Compensation Discussion and Analysis" section. The compensation actually paid to our PEO and the other NEOs in each of the periods reported above and over the 3.5 year cumulative period shows how the compensation actually paid fluctuated year-over-year. The fluctuations in compensation actually paid were primarily due to changes in our stock price measured as of the last day of each listed period, which we believe demonstrates the "pay-for-performance" nature of our executive compensation program. As the tables above illustrate, the compensation actually paid to our PEO and the other NEOs was higher when our stock price performed well and lower when our stock price did not perform well. We believe this correlation between compensation actually paid and total shareholder return over the applicable measurement periods also shows that our performance-based equity incentives builds alignment between executive compensation and stockholder returns.

Director Compensation
The following table shows the total compensation paid or accrued during the year ended December 31, 2022 to each of our non-employee directors who served during fiscal year 2022. Directors who are employed by us are not compensated for their service on our Board.

	Fees Earned or	Stock
Name	Paid in Cash ($)	Awards ($)	Total ($)
Paul M. Bisaro	$14,068	$349,988 (2)	$364,056
Heiner Dreismann, Ph.D.	$93,500	$349,992 (3)	$443,492
Rashmi Kumar	$81,686	$349,992 (3)	$431,678
Dennis H. Langer, M.D., J.D. (1)	$39,340	$349,992 (3)	$389,332
Lee N. Newcomer, M.D.	$98,000	$349,992 (3)	$447,992
S. Louise Phanstiel	$211,686	$349,992 (3)	$561,678
Colleen F. Reitan	$90,810	$349,992 (3)	$440,802
Daniel M. Skovronsky, M.D., Ph.D.	$83,500	$349,992 (3)	$433,492
Daniel K. Spiegelman	$99,226	$349,992 (3)	$449,218
(1) Dr. Langer retired from our Board on June 30, 2022.
(2) Mr. Bisaro was appointed a director of the Company on October 31, 2022. Amount shown reflects the grant date fair value of an award of 16,875 RSUs calculated in accordance with FASB ASC Topic 718. The grant date fair value was determined by multiplying the number of shares by $20.74, the closing price of our common stock on the Nasdaq Global Select Market on October 31, 2022, the date of the grant. These RSUs awarded to Mr. Bisaro vest on October 31, 2023.
(3) Amounts shown reflect the grant date fair value of an award of 17,275 RSUs calculated in accordance with FASB ASC Topic 718. The grant date fair value was determined by multiplying the number of shares by $20.26, the closing price of our common stock on the Nasdaq Global Select Market on June 2, 2022, the date of the grant. These RSUs awarded to certain of our non-employee directors following the 2022 Annual Meeting of Stockholders held on June 2, 2022 vest upon the earlier of (i) one year of service on the Board following the date of grant or (ii) the date of the next annual meeting of stockholders following such grant.

The following table shows unvested RSUs for each non-employee director as of December 31, 2022.

Unvested
Name	RSUs
Paul M. Bisaro	16,875
Heiner Dreismann, Ph.D.	17,275
Rashmi Kumar	17,275
Lee N. Newcomer, M.D.	17,275
S. Louise Phanstiel	17,275
Colleen F. Reitan	17,275
Daniel M. Skovronsky, M.D., Ph.D.	17,275
Daniel K. Spiegelman	17,275

Director Compensation Policy

Our non-employee directors are compensated on a role-based model and are paid cash fees based on annual retainers (25% paid following each quarter of service) for their service on our Board. Mr. Diaz, our Chief Executive Officer, is a member of our Board but is employed by us, and, as such, he receives no additional compensation for his service on our Board.

Attracting and retaining qualified non-employee directors is critical to the governance and long-term success of the Company. As a result, the CHCC, in consultation with its outside compensation consultant, regularly reviews our director compensation to ensure that it is competitive with our peer group of companies.

In September 2022, the CHCC modified the director compensation program by increasing the annual cash retainer for the NESGC Chair from $15,000 to $20,000 and for the NESGC members from $7,500 to $10,000 to reflect their increased duties and responsibilities.

The following is a description of the standard compensation arrangements under which our non-employee directors are compensated for their service as directors, including as members of the various Board committees:

Annual retainer

All members	$60,000
Chair of the Board	$120,000 additional
Chair of the Audit and Finance Committee	$28,000 additional
Chair of the Compensation and Human Capital Committee	$20,000 additional
Chair of the Nominating, Environmental, Social and Governance Committee	$20,000 additional
Chair of the Research and Product Innovation Committee	$28,000 additional
Members of the Audit and Finance Committee (1)	$13,500 additional
Members of the Compensation and Human Capital Committee (1)	$10,000 additional
Members of the Nominating, Environmental, Social and Governance Committee (1)	$10,000 additional
Members of the Research and Product Innovation Committee (1)	$13,500 additional
(1) Other than the chairperson of such committee

Attendance

Non-employee directors do not receive any fees (other than the retainers outlined above) for attending Board or committee meetings. However, all directors are reimbursed for their out-of-pocket expenses incurred in attending Board and committee meetings.

Equity Awards

Under our 2017 Employee, Director and Consultant Equity Incentive Plan, as amended (the “2017 Plan”), our non-employee directors may receive an award of equity in the Company. As recommended and determined by our CHCC, and approved by our Board, on the date of each annual meeting of stockholders, we may grant to each non-employee director equity awards under the 2017 Plan. In addition, depending on the proximity to our annual meeting of stockholders, we may grant equity awards under the 2017 Plan to each new non-employee director upon his or her initial appointment to the Board. However, it is our policy that directors should generally not receive more than one equity award per year. The number of shares of restricted stock, restricted stock units and/or other equity awards granted will be determined by dividing $350,000 by the closing trading price of our common stock on the date of the applicable annual meeting of stockholders or the date that such new non-employee director is appointed to our Board, as applicable.

Restricted stock, restricted stock units, and other equity awards granted to our non-employee directors may vest, in the discretion of the Board and/or the CHCC, (1) in the case of awards granted on the date of our annual meeting of stockholders, upon the earlier of (i) one year of service on the Board following the date of grant or (ii) the date of the next annual meeting of stockholders following such grant and (2) in the case of awards granted on the date that a new non-employee director is appointed to the Board, on the date that is one year following the date of such grant.

Equity Compensation Plan Information

The following table provides certain aggregate information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2022:

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (3)
Equity compensation plans approved by security holders (1)	3,402,407	—	3,522,271
Equity compensation plans not approved by security holders (2)	1,003,498	$13.38	—
Total	4,405,905	$13.38	3,522,271
(1)These plans consist of our 2017 Plan, and our Employee Stock Purchase Plan, as amended (the “Employee Stock Purchase Plan”). Column (a) consists of 3,402,407 shares of common stock available for issuance upon the vesting of time-based and performance-based restricted stock unit awards.
(2)Mr. Diaz received the following grants of restricted stock units and non-qualified stock options in connection with the commencement of his employment with us on August 13, 2020. These awards were granted as an inducement award material to Mr. Diaz entering into employment with us pursuant to Nasdaq Rule 5635(c)(4). Column (a) includes (a) 342,040 shares of common stock available for issuance upon the exercise of time-based non-qualified stock options, (b) 339,088 shares of common stock available for issuance upon the exercise of performance-based non-qualified stock options, (c) 99,652 shares of common stock available for issuance upon the vesting of RSUs and (d) 222,718 shares of common stock available for issuance upon the vesting of PSUs.

(3)Column (c) includes (a) 1,652,009 shares of common stock available for future issuance under the Employee Stock Purchase Plan and (b) 1,870,262 shares of common stock available for future issuance under the 2017 Plan.

For additional information about our equity compensation plans, please refer to Note 10 of Notes to Consolidated Financial Statements included in Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2022.

Additional Information

Pension Benefits

We do not have any qualified or nonqualified defined pension benefit plans.

Nonqualified Deferred Compensation

We do not have any nonqualified defined contribution plans or other deferred compensation plans.

Tax Deductibility of Compensation

Based on changes to U.S. tax laws, incentive compensation for our executive officers will no longer be determined under a Section 162 (m) plan since the exception to the $1 million deduction limitation for qualified performance-based compensation has been eliminated from the Internal Revenue Code of 1986, as amended.

Three-Year Average Burn Rate Calculation

	FY20	2020 Transition Period	FY21	FY22	Average Burn Rate
Options Granted		681,128
Time-Based Restricted Stock Units Granted	1,135,856	1,492,412	1,304,072	1,369,468
Performance-Based Restricted Stock Units	217,600	559,715	533,003	893,321
Total Granted	1,353,456	2,733,255	1,837,075	2,262,789
Performance-Based Restricted Stock Units Earned & Vested	337,772	304,025	252,999	426,052
Weighted Average # of Shares of Common Stock Outstanding	74,333,644	75,003,915	77,966,557	80,581,318
Burn Rate	1.82%	3.64%	2.36%	2.81%	2.66%

Security Ownership of Certain
Beneficial Owners and Management

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 6, 2023 for (a) each stockholder that we know to be the beneficial owner of more than 5% of our common stock, (b) each of the individuals named in the Summary Compensation Table of this proxy statement (the ‘‘named executive officers’’), (c) each of our directors and director nominees, and (d) all of our current directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. We deem shares of common stock that may be acquired by an individual or group within 60 days of April 6, 2023 pursuant to the exercise of options and the vesting of restricted stock unit awards to be outstanding for the purpose of computing the percentage ownership of an individual or group, but such shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in footnotes, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these stockholders. The percentage of ownership is based on [ ] shares of common stock outstanding on April 6, 2023.

	Shares Beneficially Owned
Name and Address**	Number	Percent
Beneficial Owners of More Than 5% of Our Common Stock
BlackRock, Inc. (1)	14,356,099	[ ]%
55 East 52nd Street
New York, NY 10055
The Vanguard Group (2)	9,311,761	[ ]%
100 Vanguard Blvd.
Malvern, PA 19355
Camber Capital Management LP (3)	7,000,000	[ ]%
101 Huntington Avenue, Suite 2101
Boston, MA 02199
Wellington Management Group LLP (4)	6,787,223	[ ]%
280 Congress Street
Boston, MA 02210
State Street Corporation (5)	5,020,423	[ ]%
1 Lincoln Street
Boston, MA 02111
Glenview Capital Management, LLC (6)	4,312,131	[ ]%
767 Fifth Avenue, 44th Floor
New York, New York 10153
Named Executive Officers
Paul J. Diaz (7)	746,761	*
R. Bryan Riggsbee	165,630	*
Jerry S. Lanchbury, Ph.D. (8)	-	*
Nicole Lambert	66,890	*
Mark S. Verratti (9)	128,434	*
Kevin R. Haas, Ph.D.	31,442	*
Directors and Director Nominees
S. Louise Phanstiel (10)	129,921	*
Paul Bisaro	-	-
Heiner Dreismann, Ph.D. (11)	100,802	*
Rashmi Kumar (11)	54,046	*
Lee N. Newcomer M.D. (11)	57,699	*
Colleen F. Reitan (11)	57,699	*
Daniel M. Skovronsky M.D., Ph.D. (11)	55,164	*
Daniel K. Spiegelman (11)	33,980	*
All current executive officers and directors as a group (17 persons) (12)	1,662,041	[ ]%
*    Represents beneficial ownership of less than 1% of our outstanding shares of common stock.

**    Unless otherwise indicated, the address for each beneficial owner is c/o Myriad Genetics, Inc., 320 Wakara Way, Salt Lake City, Utah 84108.

(1)This information is based on a Schedule 13G/A filed with the SEC on January 23, 2023 with respect to Myriad Genetics common stock. BlackRock, Inc. beneficially owns these shares and has sole dispositive power for all of these shares and sole voting power for 14,110,973 of these shares.
(2)This information is based on a Schedule 13G/A filed with the SEC on February 9, 2023 with respect to Myriad Genetics common stock. The Vanguard Group beneficially owns these shares and has sole dispositive power for 9,178,238 of these shares and sole voting power for none of these shares.
(3)This information is based on a Schedule 13G/A filed with the SEC on February 14, 2023 with respect to Myriad Genetics common stock. The Schedule 13G/A is filed by Camber Capital Management LP and Stephen DuBois. Each of Camber Capital Management LP and Stephen DuBois beneficially owns these shares and each has sole dispositive power and sole voting power for none of these shares.
(4)This information is based on a Schedule 13G/A filed with the SEC on February 6, 2023 with respect to Myriad Genetics common stock. The Schedule 13G/A is filed by Wellington Management Group LLP and certain of its affiliates: Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP, and Wellington Management Company LLP. Each of the foregoing entities (other than Wellington Management Company LLP) beneficially owns these shares and has sole dispositive power and sole voting power for 0 of these shares. Wellington Management Company LLP beneficially owns 6,569,064 shares of Myriad Genetics common stock and has sole dispositive power and sole voting power for none of these shares.
(5)This information is based on a Schedule 13G/A filed with the SEC on January 31, 2023 with respect to Myriad Genetics common stock. State Street Corporation beneficially owns these shares and has sole dispositive power and sole voting power for none of these shares.
(6)The information is based on a Schedule 13G filed with the SEC on March 1, 2023 with respect to Myriad Genetics common stock. The Schedule 13G is filed by Glenview Capital Management, LLC and Larry Robbins. Glenview Capital Management, LLC and Larry Robbins each beneficially own 4,312,131 shares of Myriad Genetics common stock and have shared voting power and shared dispositive power with respect to these shares.
(7)Includes 374,472 shares of common stock subject to currently exercisable options as of April 6, 2023.
(8)Effective as of January 14, 2022, Dr. Lanchbury resigned as Chief Scientific Officer of Myriad and ceased to be a Section 16 officer of Myriad Genetics. Dr. Lanchbury has represented to us that he has no beneficial ownership of shares of Myriad common stock as of March 21, 2023.
(9)Includes 2,500 RSUs, which vest within 60 days of April 6, 2023.
(10)Includes 33,119 shares of common stock held by The Phanstiel Trust as of April 6, 2023, and 17,275 RSUs, which vest within 60 days of April 6, 2023.
(11)Includes 17,275 RSUs, which vest within 60 days of April 6, 2023.
(12)See Notes 7-11 above. Includes 1,875 RSUs granted to Dr. Muzzey which vest within 60 days of April 6, 2023.

Audit and Finance Committee Report

The Audit and Finance Committee of the Board, which consists entirely of directors who meet the independence and experience requirements of The Nasdaq Stock Market LLC, has furnished the following report:

The Audit and Finance Committee assists the Board in overseeing and monitoring the integrity of our financial reporting process, compliance with legal and regulatory requirements and the quality of internal and external audit processes. This committee’s role and responsibilities are set forth in the Audit and Finance Committee Charter adopted by the Board, which is available in the Investors Relations—About Myriad/Corporate Governance section of our website at investor.myriad.com/corporate-governance. This committee reviews and reassesses the Audit and Finance Committee Charter annually and recommends any changes to the Board for approval. The Audit and Finance Committee is responsible for overseeing our overall financial reporting process and for the appointment, compensation, retention, and oversight of the work of our independent registered public accounting firm. In fulfilling its oversight responsibility, the Audit and Finance Committee reviews the policies and procedures for the engagement of the independent registered public accounting firm, including the scope of the audit, audit fees, auditor independence matters, performance of the independent auditors, and the extent to which the independent registered public accounting firm may be retained to perform non-audit services. Additionally, the Audit and Finance Committee reviewed the performance of Ernst & Young LLP ("EY") prior to recommending its appointment for the fiscal year ended December 31, 2022, and met with representatives of EY to discuss the scope and results of the firm’s audit work. The Audit and Finance Committee also considered several other factors in deciding whether to re-engage EY, including the quality of EY’s staff, work and quality control, EY’s policies related to independence, and EY’s capability and expertise to perform an audit of our financial statements and internal control over financial reporting. As part of its auditor engagement process, the Audit and Finance Committee also considers whether to rotate the independent registered public accounting firm. EY has been our independent registered public accounting firm since 2006. EY rotates its lead audit engagement partner at least every five years.

In fulfilling its responsibilities for the financial statements for the year ended December 31, 2022, the Audit and Finance Committee took the following actions:

•reviewed and discussed the audited financial statements for the year ended December 31, 2022 with management and EY, our independent registered public accounting firm;

•discussed with EY the matters required to be discussed in accordance with Statement on Auditing Standards No. 16, Communications with Audit Committees;

•received written disclosures and letters from EY regarding its independence as required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with the independent auditors, the independent auditors’ independence; and

•considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the committee determined appropriate.

Based on the Audit and Finance Committee’s review of the audited financial statements and discussions with management and EY, the Audit and Finance Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2022 for filing with the SEC.

MEMBERS OF THE AUDIT AND FINANCE COMMITTEE

Daniel K. Spiegelman, Chair
Rashmi Kumar
S. Louise Phanstiel
Colleen F. Reitan

Certain Relationships and Related Person Transactions

We were not a party to any transactions with related persons since January 1, 2022 that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Policy on Approval of Related Person Transactions

We have adopted a Policy on Related Person Transactions (the “Policy”) under which the AFC reviews, approves or ratifies all related person transactions. Under our Policy, a related person transaction is one in which Myriad is a participant, and the amount involved exceeds $120,000, and in which any of the following persons have or will have a direct or indirect material interest:

•Executive officers of the Company;

•Members of the Board (including nominees to become a director);

•Beneficial holders of five percent or more of Myriad’s securities;

•Immediate family members, as defined by Item 404 of Regulation S-K under the Securities Act, of any of the foregoing persons;

•Any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal, is in a similar position or in which the person has a five percent or greater beneficial ownership interest; and

•Any other persons whom the Board or AFC determines may be considered to be related persons as defined by Item 404 of Regulation S-K under the Securities Act.

Under the Policy, the AFC will approve only those related person transactions that are determined to be in, or not inconsistent with, the best interests of Myriad and its stockholders, taking into account all available facts and circumstances as the AFC determines in good faith to be necessary. These facts and circumstances will typically include, but not be limited to, the benefits of the transaction to Myriad; the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms of comparable transactions that would be available to unrelated third parties or to employees generally. No member of the AFC shall participate in any review, consideration or approval of any related person transaction with respect to which the member or any of his or her immediate family members is the related person.

In reviewing and approving these transactions, the AFC will obtain, or will direct management to obtain on its behalf, all information that the AFC believes to be relevant and important to a review of the transaction prior to its approval. Following receipt of the necessary information, a discussion of the relevant factors will be held if it is deemed to be necessary by the AFC prior to approval. If a discussion is not deemed to be necessary, approval may be given by written consent of the AFC. This approval authority may also be delegated to the Chairperson of the AFC in some circumstances. It is contemplated that no related person transaction will be entered into prior to the completion of these procedures; however, where permitted, a related person transaction may be ratified upon completion of these procedures.

The AFC may adopt any further policies and procedures relating to the approval of related person transactions that it deems necessary or advisable from time to time. A copy of our Policy on Related Person Transactions is publicly available in the Investors Relations—About Myriad/Corporate Governance section of our website at investor.myriad.com/corporate-governance.

PROPOSAL 1:
Election of Directors

The Board currently consists of nine members, classified as follows: S. Louise Phanstiel, Daniel M. Skovronsky M.D., Ph.D., and Daniel K. Spiegelman constitute a class with a term ending at the 2024 Annual Meeting (the “Class I Directors”); Paul J. Diaz, Heiner Dreismann, Ph.D., and Colleen F. Reitan constitute a class with a term ending at the 2025 Annual Meeting (the “Class II Directors”); and Paul M. Bisaro, Rashmi Kumar, and Lee N. Newcomer, M.D., constitute a class with a term ending at the 2023 Annual Meeting (the “Class III Directors”). At each Annual Meeting, directors are elected for a term to expire at the third succeeding Annual Meeting after their election to succeed those directors whose terms are expiring at the Annual Meeting.

On February 16, 2023, the Board accepted the recommendation of the NESGC and unanimously resolved to nominate Paul M. Bisaro, Rashmi Kumar, and Lee N. Newcomer for election at the Annual Meeting for a term to serve until the 2026 Annual Meeting, and until their successors have been elected and qualified, or until their earlier death, resignation, retirement or removal. Unless a stockholder has indicated otherwise on the proxy, the shares represented by a valid proxy will be voted FOR the election of Paul M. Bisaro, Rashmi Kumar, and Lee N. Newcomer as directors. In the event that any nominee should become unable or unwilling to serve, the shares represented by a valid proxy will be voted for the election of another person who the Board recommends, unless the Board chooses to reduce the number of directors serving on the Board. We have no reason to believe that any nominee will be unable or unwilling to serve as a director.

An affirmative vote of the majority of the shares voted affirmatively or negatively on each nominee at the Annual Meeting is required to elect each nominee as a director.

Our Restated By-Laws require that, in a non-contested election, each director be elected by a stockholder vote constituting a majority of the votes cast with respect to that director’s election. The Restated By-Laws also provide that if, in an election that is not a contested election, an incumbent director does not receive a majority of the votes cast, such director must submit an irrevocable resignation to the NESGC. The NESGC will make a recommendation to the Board as to whether to accept or reject the resignation of such incumbent director, or whether other action should be taken. The Board must act on the resignation, taking into account the NESGC’s recommendation, and publicly disclose (by filing an appropriate disclosure with the SEC) its decision regarding the resignation within ninety (90) days following certification of the election results. The NESGC in making its recommendation and the Board in making its decision each may consider any factors and other information that they consider appropriate and relevant.

✓
The Board Recommends the Election of Paul M. Bisaro, Rashmi Kumar, and Lee N. Newcomer, M.D., and Proxies Solicited by the Board Will Be Voted in Favor of Such Directors Unless a Stockholder Has Indicated Otherwise on the Proxy.

PROPOSAL 2:
Selection of Independent Registered Public Accounting Firm

The AFC has appointed Ernst & Young LLP (‘‘EY’’) as our independent registered public accounting firm to audit our financial statements for the year ending December 31, 2023. The Board proposes that the stockholders ratify this selection, although such ratification is not required under Delaware law or our Restated Certificate of Incorporation, as amended, or our Restated By-Laws. EY has audited our financial statements since our fiscal year ended June 30, 2007. We expect that representatives of EY will be present at the Annual Meeting, will be able to make a statement if they so desire, and will be available to respond to appropriate questions.

In deciding to appoint EY, the AFC reviewed auditor independence issues and existing commercial relationships with EY and concluded that EY has no commercial relationship with Myriad that would impair its independence for the year ending December 31, 2023.

The following table presents fees for professional audit services provided by EY with respect to the year ended December 31, 2022 and the year ended December 31, 2021:

	Fiscal Year Ended	Fiscal Year Ended
Type of Fee	December 31, 2022	December 31, 2021
Audit Fees	1,922,605	2,190,068
Audit Related Fees	—	211,550
Tax Fees	—	—
All Other Fees	17,445	493,205
Totals	1,940,050	2,894,823

Audit Fees — Fees include audits of consolidated financial statements, quarterly reviews, reviews of registration statement filings, and consents related to SEC filings.

Audit-Related Fees — Fees include services for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not reported under “audit fees.”

Tax Fees — We did not engage EY to perform any tax related services.

All Other Fees — Fees include permitted advisory services and subscription to EY accounting research.

Policy on Audit and Finance Committee Preapproval of Audit and Permissible Non-Audit Services of Independent Public Accountant

Consistent with SEC policies regarding auditor independence, the AFC has responsibility for appointing, setting compensation and overseeing the work of the independent public accounting firm. In recognition of this responsibility, the AFC has established a policy to preapprove all audit and permissible non-audit services provided by our independent public accounting firm.

Prior to engagement of an independent registered public accounting firm for the next year’s audit, management will submit an aggregate of services expected to be rendered during that year for each of four categories of services to the AFC for approval.

1.Audit services include audit work performed in the preparation of financial statements, as well as work that generally only an independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.

2.Audit-Related services are for assurance and related services that are traditionally performed by an independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

3.Tax services include all services performed by an independent registered public accounting firm’s tax personnel except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning, and tax advice.

4.Other Fees are those associated with services not captured in the other categories.

Prior to engagement of the independent registered public accounting firm, engagement letters describing the scope of service and the anticipated fees are negotiated and approved by the AFC. During the year, circumstances may arise in which it may become necessary to engage our independent registered public accounting firm for additional services not contemplated in the original preapproval. In those instances, the AFC requires specific preapproval before engaging our independent registered public accounting firm. The AFC may delegate preapproval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the AFC at its next scheduled meeting.

The affirmative vote of a majority of the shares voted affirmatively or negatively at the Annual Meeting is required to ratify the selection of our independent registered public accounting firm.

If our stockholders ratify the selection of EY, the AFC may still, in its discretion, decide to select a different independent auditor at any time during the fiscal year ending December 31, 2023, if it concludes that such a change would be in the best interests of Myriad and our stockholders. If our stockholders fail to ratify the selection, the AFC will reconsider, but not necessarily rescind, the selection.

✓
The Board Recommends a Vote to Ratify the Selection of Ernst & Young LLP as Our Independent Registered Public Accounting Firm, and Proxies Solicited by the Board Will be Voted in Favor of Such Ratification Unless a Stockholder has Indicated Otherwise on the Proxy.

PROPOSAL 3:
Approval, on an Advisory Basis, of the Compensation of Our
Named Executive Officers, as Disclosed in This Proxy Statement

We are seeking your approval, on advisory basis, as required by Section 14A of the Securities Exchange Act of 1934, as amended, of the compensation of our NEOs, as disclosed in this proxy statement. More specifically, we ask that you support the compensation of our NEOs as disclosed in the Compensation Discussion and Analysis section, the compensation tables and any related material contained in this proxy statement with respect to our executive officers named in the Summary Compensation Table. Because your vote is advisory, it will not be binding on our CHCC or our Board. However, the CHCC and our Board will review the voting results and take them into consideration when making future decisions regarding the compensation of our NEOs.

Our compensation philosophy is designed to align each executive officer’s compensation with our short- and long-term performance and to provide the compensation and incentives needed to attract, motivate and retain key executive officers who are crucial to our long-term success. Consistent with this philosophy, a significant portion of the total compensation opportunity for each of our NEOs is directly related to performance factors that measure our progress against the goals of our strategic and operating plans, as well as our performance against that of our peer companies.

Stockholders are urged to read the Compensation Discussion and Analysis section of this proxy statement, which discusses how our compensation policies and procedures implement our compensation philosophy. The CHCC and the Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.

As discussed in the Compensation Discussion and Analysis section, we believe the compensation paid to our President and Chief Executive Officer and other NEOs is appropriate as supported by our performance in the year ending December 31, 2022. Despite headwinds in the form of rising inflation and increased interest rates, we continued to make progress on our strategic growth plan. Some of our most notable business achievements during fiscal year 2022 include:

•Excluding revenue from divested businesses, our revenues increased 6% from fiscal year 2021 to $678.1 million.
•Our revenue growth was driven by GeneSight revenue growth of 36% year-over-year as well as prenatal and tumor profiling revenue growth year-over-year of 9% and 6%, respectively.
•Reflecting the execution of our strategic growth plan, our hereditary cancer test revenues increased in the fourth quarter of fiscal year 2022 by 14% as compared to the fourth quarter of the 2021 fiscal year, driven by 16% volume growth over the same period.
•We launched Precise Oncology Solutions, a comprehensive offering that includes our new Precise Tumor Molecular Profile Test, developed in collaboration with Intermountain Precision Genomics and Illumina, our MyRisk Hereditary Cancer Test and our two companion diagnostic tests, MyChoice CDx and BRACAnalysis CDx.
•We expanded our MyRisk hereditary cancer test to include 13 additional actionable gene markers and four new indications: including indications for renal, lung, endocrine and gastric cancers.
•We launched GeneSight Psychotropic 4.1, an update to the GeneSight test featuring improved clinical considerations, drug categorization, additional medications, and revised phenotype language for certain genes.
•We acquired Gateway Genomics, LLC, a personal genomics company and developer of consumer genetic tests including the SneakPeek Early Gender DNA Test.

Based on this performance and the performance set forth above in the "Executive Compensation-Compensation Discussion and Analysis-2022 Fiscal Year Performance" section, we believe that the salaries and annual cash incentive bonuses paid to our President and Chief Executive Officer and our other NEOs are in line with our compensation philosophy and goals. With respect to the short-term incentive awards paid to our NEOs (other than Mr. Verratti) for the 2022 fiscal year, we paid between 71 percent and 83.5 percent, respectively, of the target awards, based on the level of accomplishment of the pre-determined incentive goals. Mr. Verratti, whose short-term incentive award was based on the performance of the Mental Health business, received 140 percent of his target award. We made no cash payments under our long-term incentive program, where target thresholds were not achieved.

In accordance with the rules of the SEC, the following resolution, commonly known as a “Say-on-Pay” vote, is being submitted for a stockholder vote at the Annual Meeting:

“RESOLVED, that the compensation paid to the named executive officers of Myriad Genetics, Inc., as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby APPROVED.”

The affirmative vote of a majority of the shares voted affirmatively or negatively at the Annual Meeting is required to approve, on an advisory basis, this resolution.

✓
The Board Recommends a Vote to Approve, on an Advisory Basis, the Compensation of Our Named Executive Officers, and Proxies Solicited by the Board Will be Voted in Favor of Such Approval Unless a Stockholder Has Indicated Otherwise on the Proxy.

PROPOSAL 4:
Advisory Vote on the Frequency of Holding an Advisory Vote on the Compensation of our Named Executive Officers

We are seeking your input with regard to the frequency of holding future stockholder advisory votes on the compensation of our NEOs. Since 2011, we have had an advisory vote on the compensation of our NEOs every year. We are required to seek an advisory vote on the frequency of holding an advisory vote every six years. Accordingly, we are again asking whether the advisory vote on the compensation of our NEOs should occur every year, every two years or every three years. Because your vote is advisory, it will not be binding on our CHCC or our Board. However, the CHCC and the Board will review the voting results and take them into consideration when making its decision regarding how frequently it should present the advisory vote on the compensation of our NEOs to our stockholders for the next six years.

The CHCC, the Board and management believe that it is appropriate and in our best interests for our shareholders to vote in favor of an annual advisory vote on the compensation of our NEOs. An advisory vote each year will permit our shareholders to provide annual feedback to us on our compensation policies, practices and compensation awards for our NEOs. This is consistent with our policy of giving shareholders the opportunity to voice concerns with management or our Board under our previously established policy on communications with our Board. An annual advisory vote will give the Board, the CHCC and management more timely feedback from stockholders to allow us to evaluate and adjust, when we consider appropriate, the compensation of our NEOs.

The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two, or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the Board’s recommendation. The choice that receives the highest number of votes will be deemed the frequency approved, on an advisory basis, by our stockholders. Neither abstentions nor broker non-votes will have any affect on the outcome of this proposal. However, because the vote on the frequency of holding future advisory votes on the compensation of our NEOs is not binding, the CHCC and the Board will review the voting results and take them into consideration when making a decision regarding the frequency of holding future advisory votes on the compensation of our NEOs.

✓
The Board Recommends a Vote to Approve, on an Advisory Basis, the Frequency of Holding an Advisory Vote on the Compensation of our Named Executive Officers Every Year, and Proxies Solicited by the Board Will be Voted in Favor of Holding an Advisory Vote Each Year Unless a Stockholder Has Indicated Otherwise on the Proxy.

PROPOSAL 5:
To Approve a Proposed Amendment to our 2017 Employee, Director and Consultant Equity Incentive Plan, as Amended, to Replenish the Share Pool for Equity Incentive Grants

General

As of April 6, 2023, we had [ ] remaining shares of common stock available for issuance under our 2017 Employee, Director and Consultant Equity Incentive Plan, as amended (the “2017 Plan”). Accordingly, we are seeking approval to increase the aggregate number of shares of common stock available for the grant of awards under the 2017 Plan by an additional 4,800,000 shares. An approval of an additional 4,800,000 shares will allow us to grant awards for up to 4,800,000 additional shares which we expect will provide us with enough shares to grant restricted stock units or other awards allowed under the 2017 Plan to our employees, executive officers, and directors pursuant to our compensation programs for approximately the next three years. Without approval of this amendment to increase the shares authorized under the 2017 Plan, we will not have enough authorized shares under the 2017 Plan to compensate our employees with equity, and we will need to substantially revise our compensation programs.

Our 2017 Plan was approved by our Board and stockholders in 2017, amended by our Board and stockholders in 2018, amended by our Board and stockholders in 2019, and further amended by our Board and stockholders in 2020. As of April 6, 2023, restricted stock units representing [ ] shares of common stock are outstanding under the 2017 plan. By its terms, the 2017 Plan may be amended by the Board, provided that any amendment that the Board determines requires stockholder approval is subject to receiving such approval.

On March 28, 2023, the Board voted to approve an amendment to the 2017 Plan to increase the aggregate number of shares of common stock available for the grant of awards under the 2017 Plan by an additional 4,800,000 shares. This amendment to increase the number of shares available for grant under the 2017 Plan is being submitted for approval at the Annual Meeting in order to ensure that we have an adequate number of shares available for issuance in order to grant equity incentive compensation awards to our employees, executive officers and directors pursuant to our compensation programs. Approval by our stockholders of this amendment to the 2017 Plan is also required by the listing rules of Nasdaq.

Our Board, the CHCC and management believe that the effective use of stock-based, long-term incentive compensation is vital to our ability to achieve strong performance in the future. The 2017 Plan maintains and enhances the key policies and practices adopted by our management and Board to align employee and stockholder interests. In addition, our future success depends, in large part, upon our ability to maintain a competitive position in attracting, retaining and motivating key personnel. We believe the authorization of an additional 4,800,000 shares for issuance under our 2017 Plan is essential to permit our management to continue to provide long-term, equity-based incentives to present and future key employees, consultants and directors. Additionally, we currently intend to continue to issue restricted stock unit awards to reduce the dilutive effect on stockholders from our equity incentive compensation program. Accordingly, our Board believes approval of the amendment to our 2017 Plan is in our best interests and those of our stockholders and recommends a vote ‘‘FOR’’ the approval of the amendment to the 2017 Plan.

The 2017 Plan includes the following provisions:

•Types of Awards — any stock right awarded under the 2017 Plan must be in the form of a restricted stock unit or a restricted stock grant;

•No Liberal Share Recycling — shares tendered in payment for an award or that are withheld to satisfy any tax withholding obligation related to any award will not again become available for issuance under the 2017 Plan;

•Cap on the number of shares to be issued per year — no participant may receive awards for more than 500,000 shares of common stock in any fiscal year, and non-employee directors may not receive awards that exceed $500,000 in aggregate grant date fair value in any calendar year (other than pursuant to an election to receive equity in lieu of cash for all or a portion of fees received for service on the Board or any committee thereof);

•Minimum Vesting Period — all stock rights awarded must have a minimum vesting period of at least one year;

•Limited Acceleration of Vesting — the vesting of any stock right awarded under the 2017 Plan cannot be accelerated from the original grant vesting schedule except in the case of death, disability or change in control or as otherwise provided in an employment or other agreement with the Company;

•No Dividends — we may not pay dividends or dividend equivalents before the vesting of the underlying award; and

•Clawback Policy — awards will be subject to recoupment in accordance with the Company’s clawback policy then in effect.

A complete copy of the 2017 Plan, as it is proposed to be amended, is attached as Appendix B. The following summary description of the 2017 Plan is qualified in its entirety by reference to Appendix B.

Material Features of the 2017 Plan

Eligibility. The 2017 Plan allows us, under the direction of our CHCC, to make grants of restricted stock units and restricted stock awards, to employees, consultants and directors who, in the opinion of the CHCC, are in a position to make a significant contribution to our long-term success. The purpose of these awards is to attract and retain key individuals, further align employee and stockholder interests and to closely link compensation with Company performance. The 2017 Plan provides an essential component of the total compensation package, reflecting the importance that we place on aligning the interests of key individuals with those of our stockholders. All employees, members of the Board and consultants of the Company and its affiliates are eligible to participate in the 2017 Plan. As of April 6, 2023, we had approximately [ ] individuals eligible to participate in the 2017 Plan.

Limitations on Grants. As of April 6, 2023, we had [ ] remaining shares of common stock available for issuance under the 2017 Plan. If this Proposal 5 is approved by our stockholders, the 2017 Plan will provide for the issuance of up to 4,800,000 additional shares. Under the 2017 Plan, each share of common stock issued as a restricted stock unit, counts against the number of total shares available for issuance under the 2017 Plan as one share. In addition, shares of common stock reserved for awards under the 2017 Plan that lapse or are canceled will be added back to the share reserve available for future awards on a one-to-one basis. However, shares of common stock tendered in payment for an award or shares of common stock withheld for taxes will not be available again for grant. The 2017 Plan provides that no participant may receive awards for more than 500,000 shares of common stock in any fiscal year. Additionally, for non-employee directors, the 2017 Plan provides that the aggregate grant date fair value of any stock rights granted in any calendar year cannot exceed $500,000 other than pursuant to an election to receive equity in lieu of cash for all or a portion of fees received for service on the Board or any committee thereof.

Restricted Stock Units and Restricted Stock. Restricted stock is common stock, and a restricted stock unit is a right to receive common stock, that is subject to restrictions, including a prohibition against transfer and a substantial risk of forfeiture, until the end of a “restricted period” during which the grantee must satisfy certain vesting conditions. If the grantee does not satisfy the vesting conditions by the end of the restricted period, the restricted stock is forfeited.

During the restricted period, the holder of restricted stock has the rights and privileges of a regular stockholder, except that the restrictions set forth in the applicable award agreement apply. For example, the holder of restricted stock may vote, but he or she may not sell the shares until the restrictions are lifted. During the restricted period, the holder of a restricted stock unit does not have the rights and privileges of a regular stockholder until all restrictions set forth in the applicable award agreement have lapsed and the RSU is converted into common stock. With respect to any dividends which the Company may pay, no dividend payment will be made with respect to any restricted stock or restricted stock unit until the end of the applicable restricted period when the underlying vesting conditions have been met.

Plan Administration. In accordance with the terms of the 2017 Plan, our Board has authorized our CHCC to administer the 2017 Plan. The CHCC may delegate part of its authority and powers under the 2017 Plan to one or more of our directors and/or officers, but only the CHCC can make awards to participants who are directors or executive officers of the Company. In accordance with the provisions of the 2017 Plan, our CHCC determines the terms of awards, including:

•Which employees, directors and consultants will be granted awards;

•The number of shares subject to each award;

•The vesting provisions of each award with a minimum one-year vesting;

•The termination or cancellation provisions applicable to awards in accordance with the 2017 Plan; and

•All other terms and conditions upon which each award may be granted in accordance with the 2017 Plan.

All equity grants must have a minimum of a one-year vesting period. Historically, our equity grants to employees have been granted under a three or four-year vesting schedule. The 2017 Plan specifically prohibits the acceleration of vesting except in the case of death, disability or change in control or as otherwise provided in an employment or other agreement with the Company.

Stock Dividends and Stock Splits. If our common stock is subdivided or combined into a greater or smaller number of shares or if we issue any shares of common stock as a stock dividend, the number of shares of our common stock deliverable upon issuance of an award will be appropriately increased or decreased proportionately, and adjustments will be made, including in the purchase price per share, if any, to reflect the subdivision, combination or stock dividend.

Corporate Transactions. Upon a merger or other reorganization event, our Board or an authorized committee, may, in its sole discretion, take any one or more of the following actions pursuant to the 2017 Plan, as to some or all outstanding awards:

•Provide that all outstanding awards will be assumed or substituted by the successor corporation, become realizable or deliverable, or restrictions applicable to an award will lapse, in whole or in part, prior to or upon the merger or reorganization event; and

•With respect to stock grants and in lieu of any of the foregoing policy, the Board or an authorized committee may provide that, upon consummation of the transaction, each outstanding stock grant will be terminated in exchange for payment of an amount equal to the consideration payable upon consummation of such transaction to a holder of the number of shares of common stock comprising such award (to the extent the stock grant is no longer subject to any forfeiture or repurchase rights then in effect or, at the discretion of the Board or an authorized committee, all forfeiture and repurchase rights being waived upon such transaction).

Amendments and Termination. The 2017 Plan may be amended by our stockholders. It may also be amended by our Board or the CHCC, provided that any amendment that is of a scope that requires stockholder approval as required by the rules of Nasdaq, or for any other reason, is subject to obtaining such stockholder approval. However, no such action may adversely affect any rights under an outstanding award without the holder’s consent.

Duration of 2017 Stock Plan. The 2017 Plan will expire on September 14, 2027.

Federal Income Tax Considerations

The material Federal income tax consequences of the issuance and vesting of restricted stock and restricted stock units under the 2017 Plan, based on the current provisions of the Internal Revenue Code of 1986, as amended, and regulations, are as follows. Changes to these laws could alter the tax consequences described below. This summary assumes that all awards granted under the 2017 Plan are exempt from or comply with, the rules under Section 409A of the Internal Revenue Code of 1986, as amended, related to nonqualified deferred compensation.

Stock Grants. With respect to stock grants involving the issuance of shares that are restricted as to transferability and subject to a substantial risk of forfeiture, the grantee must generally recognize ordinary income equal to the fair market value of the shares received at the first time the shares become transferable or are not subject to a substantial risk of forfeiture, whichever occurs earlier. A grantee may elect to be taxed at the time of receipt of shares rather than upon lapse of restrictions on transferability or substantial risk of forfeiture, but if the grantee subsequently forfeits the shares, the grantee would not be entitled to any tax deduction, including as a capital loss, for the value of the shares on which the grantee previously paid tax. The grantee must file such election with the Internal Revenue Service within 30 days of the receipt of the shares. We generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the grantee.

Stock Units. The grantee recognizes no income until the issuance of unrestricted shares. At that time, the grantee must generally recognize ordinary income equal to the fair market value of the shares received. We generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the grantee.

New Plan Benefits

Other than grants to our non-employee directors as described above under ‘‘Executive Compensation-Compensation Discussion and Analysis-Director Compensation-Equity Awards,’’ the amounts of future awards under the 2017 Plan are not determinable and will be granted at the sole discretion of the Board or authorized committee, including grants to our NEOs, our current executive officers, our current directors who are not executive officers, and employees who are not executive officers although we anticipate that most of our grants will be in the form of RSUs and we will use most of the additional 4,800,000 shares proposed to be authorized to make grants in fiscal year 2024 and beyond.

Existing Plan Benefits

The following is a list of restricted stock unit awards issued as of April [ ], 2023 to our named executive officers, directors and employees since the initial approval of the 2017 Plan.

Name and Position, or Group	Number of Shares Underlying Restricted Stock Units
Named Executive Officers
Paul J. Diaz, President and Chief Executive Officer	1,134,519
R. Bryan Riggsbee, Chief Financial Officer and Treasurer	556,298
Jerry S. Lanchbury, Ph.D., Former Chief Scientific Officer	215,199
Nicole Lambert, Chief Operating Officer	395,428
Mark S. Verratti, Chief Commercial Officer	333,438
Kevin R. Haas, Ph.D., Chief Technology Officer	172,240
All current executive officers as a group	3,139,901
All current directors who are not executive officers as a group	440,724
Nominees for Director:
Paul M. Bisaro	16,875
Rashmi Kumar	54,046

Lee N. Newcomer, M.D.	57,699
All employees who are not current executive officers, as a group	6,178,664

On April 6, 2023, the closing market price per share of our common stock was $[ ] as reported by Nasdaq.

Required Vote

The affirmative vote of a majority of the shares voted affirmatively or negatively for the proposal at the Annual Meeting is required to approve the amendment of the 2017 Plan.

✓
The Board of Directors Recommends Approval of the Amendment of the 2017 Employee, Director and Consultant Equity Incentive Plan, as Amended. Proxies Solicited by the Board Will be Voted in Favor of the Approval of the Amendment of the 2017 Plan Unless a Stockholder has Indicated Otherwise on the Proxy.

PROPOSAL 6:
Approve an Amendment to the Company's Restated Certificate of Incorporation, as amended, to Add a Federal Forum Selection Clause

Our Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), does not include a federal forum provision for claims under the Securities Act of 1933, as amended. As part of its review of our corporate governance standards and practices, the NESGC concluded that adopting a federal forum selection clause would help improve the fairness and uniform adjudication of actions arising under the Securities Act of 1933, as amended, and recommended to our Board that it adopt this provision. Our Board also reviewed this provision and determined that it is in the best interest of our company to seek to include a federal forum selection clause in our Certificate of Incorporation.

We are seeking stockholder approval to amend our Certificate of Incorporation to add a new Article TWELFTH to our Certificate of Incorporation that provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

Effect of the Amendment

Having the federal forum selection clause allows for (i) the consolidation of multi-jurisdiction litigation, (ii) avoidance of state court forum shopping, and (iii) provides efficiencies in managing the procedural aspects of securities litigation, all of which should also reduce the cost to us of resolving such matters. In addition, we believe that the federal district courts have considerable expertise in matters arising under the Securities Act of 1933, as amended, which provides greater predictability regarding the outcome of these disputes. Given these considerations, our Board has determined that it is in the best interests of our company that the Certificate of Incorporation be amended to include this federal forum selection clause.

Although we are seeking approval of this provision for the reasons cited above, if this provision is approved and implemented, the effects of this amendment may include, but are not limited to, that this provision could discourage claims or limit investors' ability to bring a claim in a judicial forum that they find favorable.

This federal forum selection clause, if it is approved by our stockholders and becomes effective, would be in addition to a provision in our Restated By-laws which provides that a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) is the exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of fiduciary duty; (iii) any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our Certificate of Incorporation or our Restated By-laws; or (iv) any action asserting a claim against us governed by the internal affairs doctrine.

Language of Proposed Amendment

If approved, the amendment would enable us to amend our Certificate of Incorporation to add a new Article TWELFTH which would read as follows:

“Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any claims under the Securities Act of 1933, as amended, or any successor thereto. Nothing herein contained shall be construed to preclude stockholders that assert claims under the Exchange Act of 1934, as amended, or any successor thereto, from bringing such claims in state or federal court, subject to applicable law. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article TWELFTH."

The affirmative vote of a majority of the outstanding shares of our common stock is required to approve the amendment to our Certificate of Incorporation to add a federal forum selection clause. Abstentions and broker non-votes will have the effect of votes against this proposal.

If our stockholders approve the proposed amendment to our Certificate of Incorporation, it will become effective upon filing with the Secretary of the State of the State of Delaware of a certificate setting forth the amendment, which we anticipate doing as soon as practicable following stockholder approval of the amendment. The Board retains the discretion to abandon, and not implement, the amendment at any time before the certificate setting forth the amendment becomes effective even if the amendment is approved by our stockholders.

✓
The Board Recommends a Vote to Approve an Amendment to the Company's Restated Certificate of Incorporation, as amended, to Add a Federal Forum Selection Clause and Proxies Solicited by the Board Will be Voted in Favor of Such Proposal Unless a Stockholder has Indicated Otherwise on the Proxy.

PROPOSAL 7:
Approve an Amendment to the Company's Restated Certificate of Incorporation, as amended, to Limit the Personal Liability of Certain Senior Officers of the Company

The State of Delaware, which is our state of incorporation, recently enacted legislation that enables Delaware corporations to limit the liability of certain of their officers for breaches of their fiduciary duty in certain limited circumstances under Section 102(b)(7) of the Delaware General Corporation Law. In light of this legislation and for the reasons set forth below, the Board adopted, and recommends that our stockholders approve, an amendment to our Certificate of Incorporation to limit the personal liability of certain senior officers of the Company in specific circumstances, as permitted by Delaware law.

The proposed amendment to our Certificate of Incorporation would only permit exculpation of certain officers in connection with direct claims brought by stockholders, including class actions, but would not eliminate officers' monetary liability for breach of fiduciary duty claims brought by the Company itself or for derivative claims brought by stockholders in the name of the Company. Accordingly, the Company and its stockholders would still have the ability to hold officers accountable for wrongdoing. In addition, as is currently the case for directors under our Certificate of Incorporation, the amendment does not allow for the exculpation of officers from liability for breaches of the duty of loyalty to the Company or its stockholders, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or any transaction in which the officer derived an improper personal benefit. Article NINTH in our Certificate of Incorporation currently allows for the exculpation of directors, but does not include language that allows for the exculpation of officers, which is now permitted under Delaware law.

We believe that it is in the Company's and its stockholders' interest that senior officers receive exculpatory protection from certain liabilities and expenses that is similar to what directors already receive. This protection is important to limit our officers' concern about personal risk and to empower them to exercise their business judgment in furtherance of stockholder interests. In the absence of such protection, qualified officers might be deterred from serving as officers or, while officers, from making business decisions that involve risk, due to potential exposure to personal monetary liability for business decisions that in hindsight are not successful.

We also believe that such protection is necessary in order to continue to attract and retain experienced and qualified executives, as similar officer exculpation provisions are likely to be adopted by our peers and others with whom we compete for executive talent. Additionally, we believe the limited officer exculpation afforded under Delaware law and the proposed amendment to our Certificate of Incorporation will benefit stockholders by reducing threatened litigation, attorneys' fees, and costs of litigation.

Given these considerations, including the narrow class and type of claims from which the senior officers would be exculpated from liability, the limited number of our senior officers to which the protections would apply, and the benefits the Board believes would accrue to the Company by extending exculpation protection to its senior officers in addition that already extended to its directors, the Board determined that it is in the best interests of our company that the Certificate of Incorporation be amended to limit the personal liability of certain senior officers of the Company.

Language of Proposed Amendment

If approved, the amendment would enable us to amend our Certificate of Incorporation to add a new Article THIRTEENTH which would read as follows:

"No officer shall be personally liable to the Corporation or its stockholders for any monetary damages for breaches of fiduciary duty as an officer, notwithstanding any provision of law imposing such liability; provided that this provision shall not eliminate or limit the liability of an officer, to the extent that such liability is imposed by applicable law, (i) for any breach of the officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any transaction from which the officer derived an improper personal benefit, or (iv) in any action by or in the right of the Corporation. This provision shall not eliminate or limit the liability of an officer for any act or omission if such elimination or limitation is prohibited by the General Corporation Law of the State of Delaware. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any officer for or with respect to any acts or omissions of such officer occurring prior to such amendment or repeal. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of officers, then the liability of an officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended."

If the stockholders do not approve Proposal 6 to amend our Certificate of Incorporation to include a federal forum selection clause or if the Board abandons that amendment, the amendment under this Proposal 7 will be to add a new Article TWELFTH to our Certificate of Incorporation and the references to THIRTEENTH above shall be substituted with TWELFTH.

The affirmative vote of a majority of the outstanding shares of our common stock is required to approve the amendment to our Certificate of Incorporation to limit the personal liability of certain senior officers of the Company. Abstentions and broker non-votes will have the effect of votes against this proposal.

If our stockholders approve the proposed amendment to our Certificate of Incorporation, it will become effective upon filing with the Secretary of the State of the State of Delaware of a certificate setting forth the amendment, which we anticipate doing as soon as practicable following stockholder approval of the amendment. The Board retains the discretion to abandon, and not implement, the amendment at any time before the certificate setting forth the amendment becomes effective even if the amendment is approved by our stockholders.

✓
The Board Recommends a Vote to Approve an Amendment to the Company's Restated Certificate of Incorporation, as amended, to Limit the Personal Liability of Certain Senior Officers of the Company as permitted by recent amendments to Delaware law and Proxies Solicited by the Board Will be Voted in Favor of Such Proposal Unless a Stockholder has Indicated Otherwise on the Proxy.

Corporate Code of Conduct

We have adopted a Corporate Code of Conduct that applies to all of our employees, including our President and Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, and every member of our Board. A copy of the Corporate Code of Conduct is publicly available in the Investors Relations—About Myriad/Corporate Governance section of our website at investor.myriad.com/corporate-governance. Disclosure regarding any amendments to, or waivers from, provisions of our Corporate Code of Conduct that apply to our directors and principal executive and financial officers will be included in a Current Report on Form 8-K within four business days following the date of the amendment or waiver, unless website posting or the issuance of a press release of such amendments or waivers is then permitted by the rules of Nasdaq.

Other Matters

The Board knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies will be voted in accordance with the judgment of the persons voting the proxies.

Stockholder Proposals and Nominations for Director

Any stockholder of the Company who desires to submit a proposal pursuant to Rule 14a-8 of the Exchange Act at the Company's 2024 Annual Meeting of Stockholders and to have the proposal included in the Company's 2024 proxy materials must submit such proposal to the Company at its principal executive office no later than December [ ], 2023, unless the date of the 2024 Annual Meeting of Stockholders is changed by more than 30 days from June 1, 2023, in which case the proposal must be received at the Company's principal executive office a reasonable time before the Company begins to print and mail its 2024 proxy materials. Any such stockholder proposal must meet the requirements set forth in Rule 14a-8.

Any stockholder of the Company who desires to submit a proposal for action, including to nominate a director, at the 2024 Annual Meeting of Stockholders, but does not wish to have such proposal included in the Company's proxy materials, must deliver such proposal to the Company no earlier than the close of business on March 3, 2024 and no later than the close of business on April 2, 2024, unless the date of the 2024 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after June 1, 2024, in which case such proposal or nomination to the Company must be delivered no earlier than the close of business on the 90th day prior to the 2024 Annual Meeting of Stockholders and no later than the close of business on the later of the 60th day prior to the 2024 Annual Meeting of Stockholders or the 10th day following the day on which public announcement of the date of the 2024 Annual Meeting of Stockholders is first made by the Company. Notwithstanding the foregoing, in the event that the number of directors is to be increased at the 2024 Annual Meeting of Stockholders, and we do not issue a public announcement naming the nominees or specifying the size of the increased board of directors by the 70th day prior to June 1, 2024 (or if the 2024 Annual Meeting of Stockholders is held more than 30 days before or 60 days after such date, at least 70 days prior to such meeting), a stockholder's notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if such notice is delivered to the Company not later than the close of business on the 10th day following the day on which such public announcement is made by the Company.

In addition to satisfying the requirements of our Restated By-Laws, to comply with the requirements set forth in Rule 14a-19 of the Exchange Act (the universal proxy rules), stockholders who intend to solicit proxies in support of director nominees other than the Board's nominees must also provide written notice to the Company that sets forth all the information required by Rule 14a-19(b) of the Exchange Act. Such notice must be postmarked or transmitted electronically to the Company at the Company's principal executive office no later than April 2, 2024.

Proposals not received in a timely manner will not be voted on at the 2024 Annual Meeting of Stockholders. If a proposal is received in a timely manner, the proxies that management solicits for the 2024 Annual Meeting of Stockholders may still exercise discretionary voting authority on the proposal under circumstances consistent with the proxy rules of the SEC. All stockholder proposals must also comply with our Restated By-Laws, a copy of which is available by contacting our Corporate Secretary, and the corporate governance policies applicable to recommendations for the nomination of directors, copies of which are available in the Investors Relations—About Myriad/Corporate Governance section of our website at investor.myriad.com/corporate-governance. All stockholder proposals should be marked for the attention of: Corporate Secretary, Myriad Genetics, Inc., 320 Wakara Way, Salt Lake City, Utah 84108.

WHETHER OR NOT YOU INTEND TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO VOTE YOUR SHARES AT YOUR EARLIEST CONVENIENCE.

Salt Lake City, Utah
April [ ], 2023

OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2022, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WHICH PROVIDES ADDITIONAL INFORMATION ABOUT US, IS AVAILABLE ON THE INTERNET AT WWW.MYRIAD.COM AND IS AVAILABLE (OTHER THAN THE EXHIBITS THERETO) IN PAPER FORM TO BENEFICIAL OWNERS OF OUR COMMON STOCK WITHOUT CHARGE UPON WRITTEN REQUEST TO: LEGAL DEPARTMENT, MYRIAD GENETICS, INC., 320 WAKARA WAY, SALT LAKE CITY, UTAH 84108 (801-584-3600). EXHIBITS WILL BE PROVIDED UPON WRITTEN REQUEST AND PAYMENT OF AN APPROPRIATE PROCESSING FEE.

APPENDIX A

GAAP to Non-GAAP Reconciliation
Condensed Consolidated Statements of Income — Operating Basis

(Unaudited data in millions, except per share amount)

	Year Ended December 31,
	2022	2021
GAAP Net Income (Loss)	$(112.0)	$(27.2)
Acquisition — amortization of intangible assets	40.9	50.1
Goodwill and long-lived asset impairment charges	16.8	1.8
Equity compensation	37.8	36.3
Transformation initiatives	17.9	24.8
Gain on sale	—	(151.6)
Divestiture-related costs	—	14.5
Acquisition-related costs	5.1	—
Legal charges pending settlement	(11.4)	62.0
Other adjustments	0.7	21.9
Tax impact of non-GAAP adjustments	(20.0)	(31.2)
Non-GAAP Net Income (Loss)	$(24.2)	$1.4
GAAP Diluted Loss Per Share	$(1.39)	$(0.35)
Adjustment to net income (loss)	$1.09	$0.37
Non-GAAP Diluted Earnings (Loss) Per Share	$(0.30)	$0.02

	Year Ended December 31,
	2022	2021
GAAP Operating Income (Loss)	$(140.6)	$(190.5)
Acquisition — amortization of intangible assets	40.9	50.1
Goodwill and long-lived asset impairment charges	16.8	1.8
Equity compensation	37.8	36.3
Transformation initiatives	17.9	24.8
Divestiture-related costs	—	1.9
Acquisition-related costs	5.1	—
Legal charges pending settlement	(11.4)	62.0
Other adjustments	0.7	22.7
Non-GAAP Operating Income (Loss)	$(32.8)	$9.1

	Year Ended December 31,
	2022	2021
GAAP Operating Expenses (1)	$617.0	$683.5
Acquisition - amortization of intangible assets	(40.7)	(50.1)
Goodwill and long-lived asset impairment charges	(16.8)	(1.8)
Equity compensation	(36.5)	(34.9)
Transformation initiatives	(17.8)	(24.8)
Divestiture-related costs	—	(1.8)
Acquisition-related costs	(5.0)	—
Legal charges, net of insurance reimbursement	11.4	(62.0)
Other adjustments	(0.7)	(21.4)
Adjusted Operating Expenses	$510.9	$486.7
(1) Consists of research and development expense, selling, general, and administrative expense, and goodwill and long-lived asset impairment charges from the Consolidated Statements of Operations.

	Year Ended December 31,
	2022	2021
GAAP Cash Flows from Operations	$(106.3)	$18.6
Capital expenditures	(45.3)	(18.0)
Free cash flow	$(151.6)	$0.6
Transformation initiative costs	17.9	24.4
Legal charges, net of insurance reimbursement	49.9	—
Acquisition-related costs	5.1	—
Other adjustments	—	10.2
Non-GAAP Free Cash Flow	$(78.7)	$35.2

Use of Non-GAAP Financial Measures

We supplement our consolidated financial statements presented on a GAAP basis by providing additional measures which may be considered ‘‘non-GAAP’’ financial measures under applicable SEC rules. We believe that the disclosure of these non-GAAP financial measures provides additional insight into the ongoing economics of our business and reflects how we manage our business internally, set operational goals and forms the basis of our management incentive programs. These non-GAAP financial measures are not in accordance with generally accepted accounting principles in the United States and should not be viewed in isolation or as a substitute for reported, or GAAP, net income (loss) and diluted earnings (loss) per share.

Our ‘‘Non-GAAP Net Income (Loss)’’ and ‘‘Non-GAAP diluted earnings (loss) per share’’ financial measures exclude the following items from GAAP net income (loss) and diluted earnings (loss) per share:

1. Acquisitions — amortization of intangible assets

Represents recurring amortization charges resulting from the acquisition of intangible assets.

2. Goodwill and long-lived asset impairment charges

Impairment charges on long-lived assets and goodwill.

3. Equity compensation

Non-cash equity-based compensation provided to Myriad Genetics employees and directors.

4. Transformation initiatives

Transitory costs such as consulting and professional fees related to transformation initiatives and additional rent as a result of the build-out of our new laboratories in Salt Lake City, Utah and in South San Francisco, California, while maintaining our current laboratories in those locations.

5. Gain on sale

Gain recognized in our divestitures Myriad RBM, Inc. and the Myriad myPath, LLC laboratory.

6. Divestiture-related costs

Non-recurring costs associated with our divestitures of the Myriad myPath, LLC laboratory, Myriad RBM, Inc. and the Myriad Autoimmune business.

7. Acquisition-related costs

Non-recurring costs associated with our acquisition of Gateway Genomics, LLC.

8. Legal charges, net of insurance reimbursement

One-time legal expenses, net of insurance reimbursement. For the year ended December 31, 2021, we accrued $48.0 million for the settlement of the qui tam lawsuit and $14.0 million for settlement of the Abelli lawsuit.

9. Other adjustments

Other one-time, non-recurring expenses including expenses related to changes in the fair value of contingent consideration related to acquisition from prior years, severance costs and retention agreements, leadership transition, non-recurring legal expenses and potential future consideration related to acquisitions from prior years.

10. Tax impact associated with non-GAAP adjustments

Tax expense/(benefit) due to non-GAAP adjustments, differences between stock compensation recorded for book purposes as compared to the allowable tax deductions, and CARES Act legislation.

APPENDIX B

MYRIAD GENETICS, INC.
2017 EMPLOYEE, DIRECTOR AND CONSULTANT
EQUITY INCENTIVE PLAN
AS AMENDED (as proposed to be amended on June 1, 2023)

1. DEFINITIONS.

Unless otherwise specified or unless the context otherwise requires, the following terms, as used in this Myriad Genetics, Inc. 2017 Employee, Director and Consultant Equity Incentive Plan, as amended, have the following meanings:

Administrator means the Board of Directors, unless it has delegated power to act on its behalf to the Committee, in which case the term Administrator means the Committee.

Affiliate means a corporation which, for purposes of Section 424 of the Code, is a parent or subsidiary of the Company, direct or indirect.

Agreement means an agreement between the Company and a Participant delivered pursuant to the Plan and pertaining to a Stock Right, in such form as the Administrator shall approve.

Board of Directors means the Board of Directors of the Company.

Cause means, with respect to a Participant (a) dishonesty with respect to the Company or any Affiliate, (b) insubordination, substantial malfeasance or non-feasance of duty, (c) unauthorized disclosure of confidential information, (d) breach by a Participant of any provision of any employment, consulting, advisory, nondisclosure, non-competition or similar agreement between the Participant and the Company or any Affiliate, and (e) conduct substantially prejudicial to the business of the Company or any Affiliate; provided, however, that any provision in an agreement between a Participant and the Company or an Affiliate, which contains a conflicting definition of Cause for termination and which is in effect at the time of such termination, shall supersede this definition with respect to that Participant. The determination of the Administrator as to the existence of Cause will be conclusive on the Participant and the Company.

Change of Control means the occurrence of any of the following events:

(i) Ownership. Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by the Company or its Affiliates or by any employee benefit plan of the Company) pursuant to a transaction or a series of related transactions which the Board of Directors does not approve; or

(ii) Merger/Sale of Assets. (A) A merger or consolidation of the Company whether or not approved by the Board of Directors, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or (B) the sale or disposition by the Company of all or substantially all of the Company’s assets in a transaction requiring stockholder approval; or

(iii) “Change of Control” shall be interpreted, if applicable, in a manner, and limited to the extent necessary, so that it will not cause adverse tax consequences under Section 409A.

Code means the United States Internal Revenue Code of 1986, as amended including any successor statute, regulation and guidance thereto.

Committee means the committee of the Board of Directors to which the Board of Directors has delegated power to act under or pursuant to the provisions of the Plan, the composition of which shall at all times satisfy the provisions of Section 162(m) of the Code.

Common Stock means shares of the Company’s common stock, $.01 par value per share.

Company means Myriad Genetics, Inc., a Delaware corporation.

Consultant means any natural person who is an advisor or consultant that provides bona fide services to the Company or its Affiliates, provided that such services are not in connection with the offer or sale of securities in a capital raising transaction, and do not directly or indirectly promote or maintain a market for the Company’s or its Affiliates’ securities.

Disability or Disabled means permanent and total disability as defined in Section 22(e)(3) of the Code.

Employee means any employee of the Company or of an Affiliate (including, without limitation, an employee who is also serving as an officer or director of the Company or of an Affiliate), designated by the Administrator to be eligible to be granted one or more Stock Rights under the Plan.

Exchange Act means the Securities Exchange Act of 1934, as amended.

Fair Market Value of a Share of Common Stock means:

(1) If the Common Stock is listed on a national securities exchange or traded in the over-the-counter market and sales prices are regularly reported for the Common Stock, the closing or, if not applicable, the last price of the Common Stock on the composite tape or other comparable reporting system for the trading day on the applicable date and if such applicable date is not a trading day, the last market trading day prior to such date;

(2) If the Common Stock is not traded on a national securities exchange but is traded on the over-the-counter market, if sales prices are not regularly reported for the Common Stock for the trading day referred to in clause (1), and if bid and asked prices for the Common Stock are regularly reported, the mean between the bid and the asked price for the Common Stock at the close of trading in the over-the-counter market for the trading day on which Common Stock was traded on the applicable date and if such applicable date is not a trading day, the last market trading day prior to such date; and

(3) If the Common Stock is neither listed on a national securities exchange nor traded in the over-the-counter market, such value as the Administrator, in good faith, shall determine.

Participant means an Employee, director or Consultant of the Company or an Affiliate to whom one or more Stock Rights are granted under the Plan. As used herein, “Participant” shall include “Participant’s Survivors” where the context requires.

Plan means this Myriad Genetics, Inc. 2017 Employee, Director and Consultant Equity Incentive Plan, as amended.

Restricted Stock Grant means a grant by the Company of Shares under the Plan that are subject to a lapsing forfeiture or repurchase right.

Restricted Stock Unit Award means a grant by the Company under the Plan of an unfunded, unsecured commitment by the Company to deliver a pre-determined number of Shares to a Participant at a future time in accordance with the terms and conditions of the award agreement and the Plan.

Securities Act means the Securities Act of 1933, as amended.

Shares means shares of the Common Stock as to which Stock Rights have been or may be granted under the Plan or any shares of capital stock into which the Shares are changed or for which they are exchanged within the provisions of Paragraph 3 of the Plan. The Shares issued under the Plan may be authorized and unissued shares or shares held by the Company in its treasury, or both.

Stock Right means a right to Shares or the value of Shares of the Company granted pursuant to the Plan — a Restricted Stock Grant or a Restricted Stock Unit Award.

Survivor means a deceased Participant’s legal representatives and/or any person or persons who acquired the Participant’s rights to a Stock Right by will or by the laws of descent and distribution.

2.    PURPOSES OF THE PLAN.

The Plan is intended to encourage ownership of Shares by Employees and directors of and certain Consultants to the Company and its Affiliates in order to attract and retain such people, to induce them to work for the benefit of the Company or of an Affiliate and to provide additional incentive for them to promote the success of the Company or of an Affiliate. The Plan provides for the granting of Restricted Stock Grants and Restricted Stock Unit Awards and shall not allow for the grant of stock options.

3.     SHARES SUBJECT TO THE PLAN.

(a) Commencing on June 1, 2023, the number of Shares which may be issued from time to time pursuant to this Plan shall not exceed [ ]1 Shares of Common Stock for new awards plus the number of additional shares underlying awards already outstanding under the Plan,2 or the equivalent of such number of Shares after the Administrator, in its sole discretion, has interpreted the effect of any stock split, stock dividend, combination, recapitalization or similar transaction in accordance with Paragraph 18 of this Plan.

(b) If any Restricted Stock Unit Award expires or is forfeited, cancelled, or otherwise terminated or results in any Shares not being issued or the Company shall reacquire (at not more than its original issuance price) any Shares issued pursuant to a Restricted Stock Grant, the unissued or reacquired Shares which were subject to such Stock Right shall again be available for issuance from time to time pursuant to this Plan. Notwithstanding the foregoing, if the Company or an Affiliate’s tax withholding obligation is satisfied by withholding Shares, the number of Shares deemed to have been issued under the Plan for purposes of the limitation set forth in Paragraph 3(a) above shall be the number of Shares that were subject to the Stock Right or portion thereof, and not the net number of Shares actually issued.

4.    ADMINISTRATION OF THE PLAN.

The Administrator of the Plan will be the Board of Directors, except to the extent the Board of Directors delegates its authority to the Committee, in which case the Committee shall be the Administrator. Subject to the provisions of the Plan, the Administrator is authorized to:

(a)    Interpret the provisions of the Plan and all Stock Rights and to make all rules and determinations which it deems necessary or advisable for the administration of the Plan;

(b) Determine which Employees, directors and Consultants shall be granted Stock Rights;

(c)    Determine the number of Shares for which a Stock Right or Stock Rights shall be granted, provided, however, that in no event shall:

(i) Stock Rights with respect to more than 500,000 Shares be granted to any Participant in any fiscal year; and

(ii) the aggregate grant date fair value of Shares to be granted to any non-employee director under the Plan in any calendar year may not exceed $500,000; provided however that the foregoing limitation shall not apply to Stock Rights made pursuant to an election to receive equity in lieu of cash for all or a portion of fees received for service on the Board of Directors or any Committee thereof.

(d)    Specify the terms and conditions upon which a Stock Right or Stock Rights may be granted; provided, however, that except in the case of death, disability or Change of Control or as otherwise provided in an employment or other agreement between the Participant and the Company, Stock Rights shall not vest, and any right of the Company to restrict or require Shares subject to a Stock Grant shall not lapse, less than one year from the date of grant and no dividends or dividend equivalents shall be paid on any Stock Right prior to the vesting of the underlying Shares;

(e)    Amend any term or condition of any outstanding Stock Right, provided that no such change shall impair the rights of a Participant under any grant previously made without such Participant’s consent; provided however, except as otherwise provided in an employment or other agreement between the Participant and the Company, the Administrator is not authorized to accelerate the vesting schedule of an outstanding Stock Right except in the case of death, disability or Change of Control; and

1 Consists of 4,800,000 additional shares, plus the number of shares remaining available for grant under the existing Plan as of the annual meeting of stockholders on June 1, 2023, including shares that are expected to be forfeited and returned to the existing Plan by such time. The bracketed number shall not exceed [ ] shares.
2 The number of shares underlying outstanding awards is [ ] as of April 6, 2023.

(f) Adopt any sub-plans applicable to residents of any specified jurisdiction as it deems necessary or appropriate in order to comply with or take advantage of any tax or other laws applicable to the Company, any Affiliate or to Participants or to otherwise facilitate the administration of the Plan, which sub-plans may include additional restrictions or conditions applicable to Stock Rights or Shares issuable pursuant to a Stock Right;

provided, however, that all such interpretations, rules, determinations, terms and conditions shall be made and prescribed in the context of potential tax consequences under Section 409A of the Code. Subject to the foregoing, the interpretation and construction by the Administrator of any provisions of the Plan or of any Stock Right granted under it shall be final, unless otherwise determined by the Board of Directors, if the Administrator is the Committee. In addition, if the Administrator is the Committee, the Board of Directors may take any action under the Plan that would otherwise be the responsibility of the Committee.

To the extent permitted under applicable law, the Board of Directors or the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any portion of its responsibilities and powers to any other person selected by it. The Board of Directors or the Committee may revoke any such allocation or delegation at any time. Notwithstanding the foregoing, only the Board of Directors or the Committee shall be authorized to grant a Stock Right to any director of the Company or to any “officer” of the Company (as defined by Rule 16a-1 under the Exchange Act).

5.    ELIGIBILITY FOR PARTICIPATION.

The Administrator will, in its sole discretion, name the Participants in the Plan; provided, however, that each Participant must be an Employee, director or Consultant of the Company or of an Affiliate at the time a Stock Right is granted. Notwithstanding the foregoing, the Administrator may authorize the grant of a Stock Right to a person not then an Employee, director or Consultant of the Company or of an Affiliate; provided, however, that the actual grant of such Stock Right shall be conditioned upon such person becoming eligible to become a Participant at or prior to the time of the execution of the Agreement evidencing such Stock Right. The granting of any Stock Right to any individual shall neither entitle that individual to, nor disqualify him or her from, participation in any other grant of Stock Rights or any grant under any other benefit plan established by the Company or any Affiliate for Employees, directors or Consultants.

6. TERMS AND CONDITIONS OF RESTRICTED STOCK GRANTS.

Each Restricted Stock Grant to a Participant shall state the principal terms in an Agreement duly executed by the Company and, to the extent required by law or requested by the Company, by the Participant. The Agreement shall be in a form approved by the Administrator and shall contain terms and conditions which the Administrator determines to be appropriate and in the best interest of the Company, subject to the following minimum standards:

(a) Each Agreement shall state the purchase price per share, if any, of the Shares covered by each Restricted Stock Grant, which purchase price shall be determined by the Administrator but shall not be less than the minimum consideration required by the Delaware General Corporation Law, if any, on the date of grant of the Restricted Stock Grant;

(b) Each Agreement shall state the number of Shares to which the Restricted Stock Grant pertains;

(c) Each Agreement shall include the terms of any right of the Company to restrict or reacquire the Shares subject to the Restricted Stock Grant, including the time and events upon which such rights shall accrue and the purchase price therefor, if any within the parameters set forth in the Plan; and

(d) Dividends (other than stock dividends to be issued pursuant to Section 18 of the Plan) may accrue but shall not be paid prior to the time, and only to the extent that, the restrictions or rights to reacquire the Shares subject to the Restricted Stock Grant lapse.

7. TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT AWARDS.

Each Restricted Stock Unit Award to a Participant shall state the principal terms in an Agreement duly executed by the Company and, to the extent required by law or requested by the Company, by the Participant. The Agreement shall be in a form approved by the Administrator and shall contain terms and conditions which the Administrator determines to be appropriate and in the best interest of the Company. Each Agreement shall include the terms of any right of the Company including the right to terminate the Restricted Stock Unit Award without the issuance of Shares, the terms of any vesting conditions within the parameters set forth in the Plan, or events upon which Shares shall be issued provided that dividends (other than stock dividends to be issued pursuant to Section 18 of the Plan) or dividend equivalents may accrue but shall not be paid prior to and only to the extent that, the Shares subject to the Restricted Stock Unit Award vest.

The Company intends that the Plan and any Restricted Stock Unit Awards granted hereunder be exempt from the application of Section 409A of the Code or meet the requirements of paragraphs (2), (3) and (4) of subsection (a) of Section 409A of the Code, to the extent applicable, and be operated in accordance with Section 409A so that any compensation deferred under any Restricted Stock Unit Award (and applicable investment earnings) shall not be included in income under Section 409A of the Code. Any ambiguities in the Plan shall be construed to effect the intent as described in this Paragraph 7.

8.    PAYMENT IN CONNECTION WITH THE ISSUANCE OF RESTRICTED STOCK GRANTS AND ISSUE OF SHARES FOR STOCK RIGHTS.

Any Restricted Stock Grant requiring payment of a purchase price for the Shares as to which such Restricted Stock Grant is being granted shall be made (a) in United States dollars in cash or by check, or (b) at the discretion of the Administrator, through delivery of shares of Common Stock held for at least six months (if required to avoid negative accounting treatment) and having a Fair Market Value equal as of the date of payment to the purchase price of the Restricted Stock Grant, or (c) at the discretion of the Administrator, by any combination of (a) and (b) above; or (d) at the discretion of the Administrator, by payment of such other lawful consideration as the Administrator may determine.

The Company shall when required by the applicable Agreement, reasonably promptly deliver the Shares as to which such Stock Right was made to the Participant (or to the Participant’s Survivors, as the case may be), subject to any escrow provision set forth in the applicable Agreement. In determining what constitutes “reasonably promptly,” it is expressly understood that the issuance and delivery of the Shares may be delayed by the Company in order to comply with any law or regulation (including, without limitation, state securities or “blue sky” laws) which requires the Company to take any action with respect to the Shares prior to their issuance.

9. RIGHTS AS A SHAREHOLDER.

No Participant to whom a Stock Right has been granted shall have rights as a shareholder with respect to any Shares covered by such Stock Right, except after issuance of Shares as set forth in any Agreement and tender of the aggregate purchase price, if any, for the Shares being purchased, and registration of the Shares in the Company’s share register in the name of the Participant.

10. ASSIGNABILITY AND TRANSFERABILITY OF STOCK RIGHTS.

By its terms, a Stock Right granted to a Participant shall not be transferable by the Participant other than (i) by will or by the laws of descent and distribution, or (ii) as approved by the Administrator in its discretion and set forth in the applicable Agreement provided that no Stock Right may be transferred by a Participant for value. The designation of a beneficiary of a Stock Right by a Participant, with the prior approval of the Administrator and in such form as the Administrator shall prescribe, shall not be deemed a transfer prohibited by this Paragraph. Except as provided above during the Participant’s lifetime, a Stock Right shall only be exercisable by or issued to such Participant (or his or her legal representative) and shall not be assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted transfer, assignment, pledge, hypothecation or other disposition of any Stock Right or of any rights granted thereunder contrary to the provisions of this Plan, or the levy of any attachment or similar process upon a Stock Right, shall be null and void.

11. EFFECT OF TERMINATION OF SERVICE ON UNACCEPTED RESTRICTED STOCK GRANTS AND RESTRICTED STOCK UNIT AWARDS.

In the event of a termination of service (whether as an Employee, director or Consultant) with the Company or an Affiliate for any reason before the Participant has accepted a Restricted Stock Grant or a Restricted Stock Unit Award and paid the purchase price, if required, such grant shall terminate.

For purposes of this Paragraph 11 and Paragraph 12 below, a Participant to whom a Stock Right has been issued under the Plan who is absent from work with the Company or with an Affiliate because of temporary disability (any disability other than a Disability as defined in Paragraph 1 hereof), or who is on leave of absence for any purpose, shall not, during the period of any such absence, be deemed, by virtue of such absence alone, to have terminated such Participant’s employment, director status or consultancy with the Company or with an Affiliate, except as the Administrator may otherwise expressly provide.

In addition, for purposes of this Paragraph 11 and Paragraph 12 below, any change of employment or other service within or among the Company and any Affiliates shall not be treated as a termination of employment, director status or consultancy so long as the Participant continues to be an Employee, director or Consultant of the Company or any Affiliate.

12. EFFECT ON RESTRICTED STOCK GRANTS AND RESTRICTED STOCK UNIT AWARDS OF TERMINATION OF SERVICE OTHER THAN FOR CAUSE OR DEATH OR DISABILITY.

Except as otherwise provided in a Participant’s Agreement, in the event of a termination of service for any reason (whether as an Employee, director or Consultant), other than termination for Cause, Disability, or death for which events there are special rules in Paragraphs 13, 14, and 15, below, before all forfeiture provisions or Company rights of repurchase shall have lapsed, then the Company shall have the right to cancel or repurchase that number of Shares subject to a Restricted Stock Grant as to which the Company’s forfeiture or repurchase rights have not lapsed or cancel a Restricted Stock Unit Award without the issuance of any additional Shares thereunder.

13. EFFECT ON RESTRICTED STOCK GRANTS AND RESTRICTED STOCK UNIT AWARDS OF TERMINATION OF SERVICE FOR CAUSE.

Except as otherwise provided in a Participant’s Agreement, the following rules apply if the Participant’s service (whether as an Employee, director or Consultant) with the Company or an Affiliate is terminated for Cause:

(a) All Shares subject to any Restricted Stock Grant that remain subject to forfeiture provisions or as to which the Company shall have a repurchase right and Restricted Stock Unit Awards for which Shares have not been issued shall be immediately forfeited to the Company as of the time the Participant is notified his or her service is terminated for Cause.

(b) Cause is not limited to events which have occurred prior to a Participant’s termination of service, nor is it necessary that the Administrator’s finding of Cause occur prior to termination. If the Administrator determines, subsequent to a Participant’s termination of service, that either prior or subsequent to the Participant’s termination the Participant engaged in conduct which would constitute Cause, then all Shares subject to any Restricted Stock Grant that remained subject to forfeiture provisions or as to which the Company had a repurchase right and Restricted Stock Unit Awards for which Shares have not been issued on the date of termination shall be immediately forfeited to the Company.

14. EFFECT ON RESTRICTED STOCK GRANTS AND RESTRICTED STOCK UNIT AWARDS OF TERMINATION OF SERVICE FOR DISABILITY.

Except as otherwise provided in a Participant’s Agreement, the following rules apply if a Participant ceases to be an Employee, director or Consultant of the Company or of an Affiliate by reason of Disability: to the extent the forfeiture provisions or the Company’s rights of repurchase have not lapsed on the date of the Participant’s termination due to Disability, they shall be exercisable; provided, however, that in the event such forfeiture provisions or rights of repurchase lapse periodically, such provisions or rights shall lapse to the extent of a pro rata portion of the Shares subject to such Stock Right through the date of the Participant’s termination due to Disability as would have lapsed had the Participant not been terminated due to Disability. The proration shall be based upon the number of days accrued prior to the date of the Participant’s termination due to Disability.

The Administrator shall make the determination both as to whether Disability has occurred and the date of its occurrence (unless a procedure for such determination is set forth in another agreement between the Company and such Participant, in which case such procedure shall be used for such determination). If requested, the Participant shall be examined by a physician selected or approved by the Administrator, the cost of which examination shall be paid for by the Company.

15. EFFECT ON RESTRICTED STOCK GRANTS AND RESTRICTED STOCK UNIT AWARDS OF DEATH WHILE AN EMPLOYEE, DIRECTOR OR CONSULTANT.

Except as otherwise provided in a Participant’s Agreement, the following rules apply in the event of the death of a Participant while the Participant is an Employee, director or Consultant of the Company or of an Affiliate: to the extent the forfeiture provisions or the Company’s rights of repurchase have not lapsed on the date of death, they shall lapse in full on the Participant’s date of death.

16. PURCHASE FOR INVESTMENT.

Unless the offering and sale of the Shares shall have been effectively registered under the Securities Act, the Company shall be under no obligation to issue the Shares under the Plan unless and until the following conditions have been fulfilled:

(a) The person who receives a Stock Right shall warrant to the Company, prior to the receipt of such Shares, that such person is acquiring such Shares for his or her own account, for investment, and not with a view to, or for sale in connection with, the distribution of any such Shares, in which event the person acquiring such Shares shall be bound by the provisions of the following legend (or a legend in substantially similar form) which shall be endorsed upon the certificate evidencing the Shares issued pursuant to such Stock Right:

“The shares represented by this certificate have been taken for investment and they may not be sold or otherwise transferred by any person, including a pledgee, unless (1) either (a) a Registration Statement with respect to such shares shall be effective under the Securities Act of 1933, as amended, or (b) the Company shall have received an opinion of counsel satisfactory to it that an exemption from registration under such Act is then available, and (2) there shall have been compliance with all applicable state securities laws.”

(b) At the discretion of the Administrator, the Company shall have received an opinion of its counsel that the Shares may be issued in compliance with the Securities Act without registration thereunder.

17. DISSOLUTION OR LIQUIDATION OF THE COMPANY.

If the rights of a Participant or a Participant’s Survivors have not otherwise terminated and expired, the Participant or the Participant’s Survivors will have the right immediately prior to such dissolution or liquidation to accept any Stock Right to the extent that the Stock Right is exercisable or subject to acceptance as of the date immediately prior to such dissolution or liquidation. Upon the dissolution or liquidation of the Company, all Restricted Stock Grants and Restricted Stock Unit Awards which have not been accepted, to the extent required under the applicable Agreement, will terminate and become null and void and any outstanding Restricted Stock Unit Awards shall immediately terminate unless otherwise determined by the Administrator or specifically provided in the applicable Agreement.

18. ADJUSTMENTS.

Upon the occurrence of any of the following events, a Participant’s rights with respect to any Stock Right granted to him or her hereunder shall be adjusted as hereinafter provided, unless otherwise specifically provided in a Participant’s Agreement.

(a) Stock Dividends and Stock Splits. If (i) the shares of Common Stock shall be subdivided or combined into a greater or smaller number of shares or if the Company shall issue any shares of Common Stock as a stock dividend on its outstanding Common Stock, or (ii) additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Common Stock, each Stock Right and the number of shares of Common Stock deliverable thereunder shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made including, in the purchase price per share, to reflect such events. The number of Shares subject to the limitations in Paragraph 3(a) and 4(c) shall also be proportionately adjusted upon the occurrence of such events.

(b) Corporate Transactions. If the Company is to be consolidated with or acquired by another entity in a merger, consolidation, or sale of all or substantially all of the Company’s assets other than a transaction to merely change the state of incorporation (a “Corporate Transaction”), the Administrator or the board of directors of any entity assuming the obligations of the Company hereunder (the “Successor Board”), shall:

(i) as to outstanding Restricted Stock Unit Awards, either (a) make appropriate provision for the continuation of such Restricted Stock Unit Awards by substituting on an equitable basis for the Shares then subject to such Restricted Stock Unit Awards either the consideration payable with respect to the outstanding shares of Common Stock in connection with the Corporate Transaction or securities of any successor or acquiring entity; or (b) terminate such Restricted Stock Unit Awards in exchange for payment of an amount equal to the consideration payable upon consummation of such Corporate Transaction to a holder of the number of shares of Common Stock which would have been issued pursuant to such Restricted Stock Unit Award. For purposes of determining the payments to be made in the case of a Corporate Transaction the consideration for which, in whole or in part, is other than cash, the consideration other than cash shall be valued at the fair value thereof as determined in good faith by the Board of Directors.

(ii) as to outstanding Restricted Stock Grants either, (a) make appropriate provision for the continuation of such Restricted Stock Grants on the same terms and conditions by substituting on an equitable basis for the Shares then subject to such Restricted Stock Grants either the consideration payable with respect to the outstanding Shares of Common Stock in connection with the Corporate Transaction or securities of any successor or acquiring entity; or (b) terminate such Restricted Stock Grants in exchange for payment of an amount equal to the consideration payable upon consummation of such Corporate Transaction to a holder of the number of shares of Common Stock comprising such Restricted Stock Grant; and

In taking any of the actions permitted under this Paragraph 18(b), the Administrator shall not be obligated by the Plan to treat all Stock Rights, all Stock Rights held by a Participant, or all Stock Rights of the same type, identically. The Administrator or the Successor Board shall determine the specific adjustments to be made under this Paragraph 18, including, but not limited to the effect of any, Corporate Transaction or Change of Control and, subject to Paragraph 4, its determination shall be conclusive.

(c) Recapitalization or Reorganization. In the event of a recapitalization or reorganization of the Company other than a Corporate Transaction pursuant to which securities of the Company or of another corporation are issued with respect to the outstanding shares of Common Stock, a Participant shall be entitled to receive after the recapitalization or reorganization for the price paid, if any, the number of replacement securities which would have been received if such Shares had been issued prior to such recapitalization or reorganization.

19. ISSUANCES OF SECURITIES.

Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to Stock Rights. Except as expressly provided herein, no adjustments shall be made for dividends paid in cash or in property (including without limitation, securities) of the Company prior to any issuance of Shares pursuant to a Stock Right.

20. FRACTIONAL SHARES.

No fractional shares shall be issued under the Plan and the Participant shall receive from the Company cash in lieu of such fractional shares equal to the Fair Market Value thereof.

21. WITHHOLDING.

In the event that any federal, state, or local income taxes, employment taxes, Federal Insurance Contributions Act withholdings or other amounts are required by applicable law or governmental regulation to be withheld from the Participant’s salary, wages or other remuneration in connection with the issuance of a Stock Right or Shares under the Plan or for any other reason required by law, the Company may withhold from the Participant’s compensation, if any, or may require that the Participant advance in cash to the Company, or to any Affiliate of the Company which employs or employed the Participant, the statutory minimum amount of such withholdings unless a different withholding arrangement, including the use of shares of the Company’s Common Stock or a promissory note, is authorized by the Administrator (and permitted by law). For purposes hereof, the fair market value of the shares withheld for purposes of payroll withholding shall be determined in the manner set forth under the definition of Fair Market Value provided in Paragraph 1 above, as of the most recent practicable date. If the Fair Market Value of the shares withheld is less than the amount of payroll withholdings required, the Participant may be required to advance the difference in cash to the Company or the Affiliate employer.

22. TERMINATION OF THE PLAN.

The Plan will terminate on September 14, 2027, the date which is ten years from the earlier of the date of its adoption by the Board of Directors and the date of its approval by the shareholders of the Company. The Plan may be terminated at an earlier date by vote of the shareholders or the Board of Directors of the Company; provided, however, that any such earlier termination shall not affect any Agreements executed prior to the effective date of such termination. Termination of the Plan shall not affect any Stock Rights theretofore granted.

23. AMENDMENT OF THE PLAN AND AGREEMENTS.

The Plan may be amended by the shareholders of the Company. The Plan may also be amended by the Administrator; provided that any amendment approved by the Administrator which the Administrator determines is of a scope that requires shareholder approval shall be subject to obtaining such shareholder approval. Any modification or amendment of the Plan shall not, without the consent of a Participant, adversely affect his or her rights under a Stock Right previously granted to him or her. With the consent of the Participant affected, the Administrator may amend outstanding Agreements in a manner which may be adverse to the Participant but which is not inconsistent with the Plan. In the discretion of the Administrator, outstanding Agreements may be amended by the Administrator in a manner which is not adverse to the Participant.

24. EMPLOYMENT OR OTHER RELATIONSHIP.

Nothing in this Plan or any Agreement shall be deemed to prevent the Company or an Affiliate from terminating the employment, consultancy or director status of a Participant, nor to prevent a Participant from terminating his or her own employment, consultancy or director status or to give any Participant a right to be retained in employment or other service by the Company or any Affiliate for any period of time.

25. SECTION 409A.

If a Participant is a “specified employee” as defined in Section 409A of the Code (and as applied according to procedures of the Company and its Affiliates) as of his separation from service, to the extent any payment under this Plan or pursuant to the grant of a Restricted Stock Unit Award constitutes deferred compensation (after taking into account any applicable exemptions from Section 409A of the Code), and to the extent required by Section 409A of the Code, no payments due under this Plan or pursuant to a Restricted Stock Unit Award may be made until the earlier of: (i) the first day of the seventh month following the Participant’s separation from service, or (ii) the Participant’s date of death; provided, however, that any payments delayed during this six-month period shall be paid in the aggregate in a lump sum, without interest, on the first day of the seventh month following the Participant’s separation from service.

The Administrator shall administer the Plan with a view toward ensuring that Stock Rights under the Plan that are subject to Section 409A of the Code comply with the requirements thereof, but neither the Administrator nor any member of the Board, nor the Company nor any of its Affiliates, nor any other person acting hereunder on behalf of the Company, the Administrator or the Board shall be liable to a Participant or any Survivor by reason of the acceleration of any income, or the imposition of any additional tax or penalty, with respect to a Stock Right, whether by reason of a failure to satisfy the requirements of Section 409A of the Code or otherwise.

26. INDEMNITY.

Neither the Board nor the Administrator, nor any members of either, nor any employees of the Company or any parent, subsidiary, or other Affiliate, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with their responsibilities with respect to this Plan, and the Company hereby agrees to indemnify the members of the Board, the members of the Committee, and the employees of the Company and its parent or subsidiaries in respect of any claim, loss, damage, or expense (including reasonable counsel fees) arising from any such act, omission, interpretation, construction or determination to the full extent permitted by law.

27. CLAWBACK.

Notwithstanding anything to the contrary contained in this Plan, the Company may recover from a Participant any compensation received from any Stock Right (whether or not settled) or cause a Participant to forfeit any Stock Right (whether or not vested) in the event that the Company’s Clawback Policy then in effect is triggered.

28. GOVERNING LAW.

This Plan shall be construed and enforced in accordance with the law of the State of Delaware.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V06477-P90985

ANNUAL MEETING OF STOCKHOLDERS JUNE 1, 2023

THIS PROXY IS BEING SOLICITED BY MYRIAD GENETICS, INC.'S BOARD OF DIRECTORS

The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice Regarding the Availability of Proxy Materials in connection with the 2023 Annual Meeting of Stockholders to be held at 11:30 a.m., EDT, on Thursday, June 1, 2023, and to be held virtually at the following URL: www.virtualshareholdermeeting.com/MYGN2023. The undersigned hereby appoints Paul J. Diaz and R. Bryan Riggsbee, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, and authorizes each of them to represent the undersigned and to vote all shares of the Common Stock of MYRIAD GENETICS, INC. registered in the name provided herein which the undersigned is/are entitled to vote at the 2023 Annual Meeting of Stockholders, and at any adjournments or postponements thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act on the proposals set forth in said Proxy as specified by the undersigned.

SEE REVERSE SIDE FOR ALL PROPOSALS. **The proxies will vote in accordance with the Board of Directors' recommendations where a choice is not specified and in their discretion on any other matters as may properly come before the meeting or any adjournments or postponements thereof.**

Continued and to be signed on reverse side

MYRIAD GENETICS, INC
ATTN: CORPORATE SECRETARY
320 WAKARA WAY
SALT LAKE CITY, UT 84108

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 31, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/MYGN2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 31, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V06476-P90985 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MYRIAD GENETICS, INC.

The Board of Directors recommends you vote FOR the following proposals:

Nominees:

		For	Against	Abstain
1a.	Paul M. Bisaro	☐	☐	☐
1b.	Rashmi Kumar	☐	☐	☐
1c.	Lee N. Newcomer, M.D.	☐	☐	☐

The Board of Directors recommends you vote 1 year on the following proposal:

		1 Year	2 Years	3 Years	Abstain
4.	To approve on an advisory basis, the frequency of holding an advisory vote on the compensation of our named executive officers every year.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments or postponements thereof. This Proxy, when executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

NOTE: Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date